Exhibit 10.17

EXECUTION VERSION

BHUMI PRAKASH PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, ZEMIRA RENEWABLE ENERGY

LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, RENEW WIND

ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY

(MAHARASHTRA) PRIVATE LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED,

TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE

LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE

PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

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ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER		73

Section 9.01	Without Consent of Holders of NCDs	73
Section 9.02	With Consent of Holders of NCDs	74
Section 9.03	Supplemental Debenture Trust Deed	75
Section 9.04	Revocation and Effect of Consents	75
Section 9.05	Debenture Trustee to Sign Amendments, etc.	76

ARTICLE 10		76

Section 10.01	Security	76
Section 10.02	Release of Collateral	77

ARTICLE 11 GUARANTEES		79

Section 11.01	Guarantee.	79
Section 11.02	Limitation on Liability	82
Section 11.03	Successors and Assigns	83
Section 11.04	No Waiver	83
Section 11.05	Subrogation	83
Section 11.06	Modification	83
Section 11.07	Releases	83

ARTICLE 12 SATISFACTION AND DISCHARGE		84

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	84

ARTICLE 13 MISCELLANEOUS		84

Section 13.01	Notices	84
Section 13.02	Certificate and Opinion as to Conditions Precedent	85
Section 13.03	Statements Required in Certificate or Opinion	86
Section 13.04	Rules by Debenture Trustee	86
Section 13.05	No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders	86
Section 13.06	Governing Law	86
Section 13.07	Adverse Interpretation of Other Agreements	86
Section 13.08	Successors	86
Section 13.09	Severability	87
Section 13.10	Counterpart Originals	87
Section 13.11	Table of Contents, Headings, etc.	87
Section 13.12	Submission to Jurisdiction	87

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW		104

SCHEDULE 1		101

JUMBO CERTIFICATE		101

SCHEDULE 2		103

FORM OF REDEMPTION NOTICE		103

SCHEDULE 3		104

CONDITIONS PRECEDENT	104

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SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

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DEBENTURE TRUST DEED dated as of 29 October, 2020 between Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi -110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1) the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2) Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4) any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5) a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6) any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7) any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8) any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9) any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the sale or other disposition of cash or Temporary Cash Equivalents;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) transfers resulting from any casualty or condemnation of property;

(14) dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15) the unwinding of any Hedging Obligation; and

(16) the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2) any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

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of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2) the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1) any expenses in relation to Hedging Obligations;

(2) Combined Interest Expense and finance costs;

(3) income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4) depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5) any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6) any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1) the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2) the cumulative effect of a change in accounting principles will be excluded; and

(3) any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 – Y1 )] + [30 × (M2 – M1 )] + (D2 – D1 )
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

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(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6) all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7) to the extent not otherwise included in this definition, Hedging Obligations; and

(8) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3) the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1) pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2) interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3) pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 1,19,89,26,502 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 1,19,89,26,502 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 1,19,89,26,502 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 1,19,89,26,502 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1) any shareholder of the Parent Guarantor as of the Original Issue Date;

(2) any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3) any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4) any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5) any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of the Guarantors;

(2) any Investment in Temporary Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6) Investments represented by Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8) repurchases of NCDs and Other NCDs;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10) (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11) Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12) Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1) the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2) the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1) United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2) direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3) demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6) securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7) any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8) any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9) demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01 Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c) “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d) “or” is not exclusive;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j) References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01 Form and Dating.

(1) The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2) Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3) Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02 Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1) Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2) Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a) to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b) to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c) subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3) Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a) the Initial Contribution;

(b) the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c) all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4) Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5) Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03 Issue amount

The aggregate Nominal Value of the NCDs is INR 1,19,89,26,502.

Section 2.04 Issue mechanics

(1) The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2) The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3) The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4) The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5) The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05 Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06 Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07 Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a) updated list of names and addresses of all Holders;

(b) details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c) the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d) a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08 Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1) No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2) The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3) The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5) The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09 Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12 Additional Amounts.

(a) Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5) any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13 Status and Ranking

The NCDs shall:

(a) be general obligations of the Issuer;

(b) rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c) rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d) be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e) be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f) be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of the NCDs to be redeemed;

(d) the redemption price; and

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(e) the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02 Selection of NCDs to be Redeemed or Purchased.

(a) If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1) if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d) the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04 [Reserved.]

Section 3.05 Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06 Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1) at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1) at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1) the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2) at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07 No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08 Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09 Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i) if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii) if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii) if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv) if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10 Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11 Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01 Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03 Provision of Financial Statements and Reports.

(a) Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b) The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1) within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c) The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d) The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e) All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04 Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05 Restricted Payments.

(a) The Issuer and each of the Guarantors will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3) make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4) make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b) The foregoing provision will not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2) the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3) dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5) repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6) Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10) the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2) Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3) Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4) Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A) the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B) Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C) such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6) Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7) Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11) Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12) guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13) Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c) The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Asset Sales.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1) the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c) Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08 Transactions with Shareholders and Affiliates.

(a) The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2) the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any member of the Restricted Group;

(3) any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4) any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6) transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7) any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9) any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10) transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09 Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10 Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A) to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B) within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c) (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d) For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12 No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13 Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14 Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1) the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15 Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16 IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17 RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18 Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19 Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20 Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21 Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22 Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23 Undertakings by the Issuer as required under Companies Act, 2013.

(a) The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b) The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c) The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e) The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f) The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

(a) The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b) The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02 Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1) default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2) default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3) default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4) any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5) with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6) the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7) an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8) the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9) any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10) any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11) the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12) the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13) in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14) the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06 Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1) the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2) such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3) the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07 Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09 Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12 Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13 Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a) Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c) No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e) The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f) The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02 Rights of Debenture Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d) The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e) The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i) The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k) In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l) The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n) Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o) The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q) The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03 Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04 Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06 Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a) two consecutive defaults in payment of interest to the Holders; or

(b) default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

(b) The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d) All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08 Replacement of the Debenture Trustee.

(a) The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b) The Holders of at least 75% in principal amount of the outstanding NCDs may remove the

Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c) The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e) If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f) Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g) Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09 Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10 Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11 Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

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Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section

8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a) the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06 Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c) to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e) to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f) to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g) to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j) to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02 With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a) reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b) reduce the principal of or change the fixed maturity of the NCDs;

(c) change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d) reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h) waive a redemption payment with respect to the NCDs;

(i) release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j) release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k) amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(1) The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a) a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b) a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c) a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d) a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2) the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3) the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a) such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b) the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02 Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a) with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e) in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f) in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g) in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h) in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i) upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j) in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k) the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l) the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m) as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(1) Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3) Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4) Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5) Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7) Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8) Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9) The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a) any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b) initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d) any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e) the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f) any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h) any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j) any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k) any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l) any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10) Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11) Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12) Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13) Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

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(14)	Financial Debt

Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a) its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b) notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15) Each Guarantee provided by a Guarantor shall:

(a) be a general obligation of such Guarantor;

(b) rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d) be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e) be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16) The Guarantee provided by the Parent Guarantor shall:

(a) be a general obligation of the Parent Guarantor;

(b) be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d) be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e) be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02 Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a) The Guarantees of the Guarantors will automatically be released:

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2) upon repayment in full of the NCDs.

(b) The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2) upon repayment in full of the NCDs;

(3) upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

83

(4) upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c) `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt

84

requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Bhumi Prakash Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

85

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06 Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07 Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08 Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09 Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

Bhumi Prakash Private Limited as Issuer

By:
Name:
Title:

88

Axis Trustee Services Limited as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited as Guarantor

By:
Name:
Title:

90

ReNew Wind Energy (AP) Private Limited as Guarantor

By:
Name:
Title:

91

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind Energy (MP Three) Private Limited as Guarantor

By:
Name:
Title:

93

ReNew Wind Energy (Rajasthan Four) Private Limited as Guarantor

By:
Name:
Title:

94

ReNew Wind Energy (Maharashtra) Private Limited as Guarantor

By:
Name:
Title:

95

Shruti Power Projects Private Limited as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	:	Bhumi Prakash Private Limited

Registered Office	:	[●]

AUTHORISED SHARE CAPITAL	:	Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	:	Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	:	[insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	:	[●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]
Director
DIN: [●]

102

SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	Bhumi Prakash Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [            ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:

Bhumi Prakash Private Limited

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SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

104

(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

105

(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1) Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2) Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3) Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4) Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

108

the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

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18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

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29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

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ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 percent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.

ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

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2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

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4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.

Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

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1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy (AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

139

EXECUTION VERSION

BIDWAL RENEWABLE PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

ZEMIRA RENEWABLE ENERGY LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, RENEW WIND ENERGY (AP) PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

i

ii

SCHEDULE 1	101

JUMBO CERTIFICATE	101

SCHEDULE 2	103

FORM OF REDEMPTION NOTICE	103

iii

SCHEDULE 3	104

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

iv

DEBENTURE TRUST DEED dated as of 29 October, 2020 between Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that

“Asset Sale” shall not include:

(1) the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2) Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4) any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5) a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6) any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7) any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8) any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9) any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

6

(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the sale or other disposition of cash or Temporary Cash Equivalents;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) transfers resulting from any casualty or condemnation of property;

(14) dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15) the unwinding of any Hedging Obligation; and

(16) the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

7

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2) any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

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of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2) the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1) any expenses in relation to Hedging Obligations;

(2) Combined Interest Expense and finance costs;

(3) income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4) depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5) any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6) any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1) the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2) the cumulative effect of a change in accounting principles will be excluded; and

(3) any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction	=	[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation

Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

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(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6) all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7) to the extent not otherwise included in this definition, Hedging Obligations; and

(8) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3) the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1) pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2) interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3) pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 2,97,20,57,280 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 2,97,20,57,280 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 2,97,20,57,280 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 2,97,20,57,280 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1) any shareholder of the Parent Guarantor as of the Original Issue Date;

(2) any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3) any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4) any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5) any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of the Guarantors;

(2) any Investment in Temporary Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6) Investments represented by Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8) repurchases of NCDs and Other NCDs;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10) (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11) Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12) Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1) the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2) the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1) United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2) direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3) demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6) securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7) any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8) any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9) demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01 Other Definitions

Defined in
Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c) “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d) “or” is not exclusive;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j) References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01 Form and Dating.

(1) The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2) Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3) Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02 Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1) Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2) Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a) to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b) to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c) subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3) Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a) the Initial Contribution;

(b) the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c) all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4) Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5) Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03 Issue amount

The aggregate Nominal Value of the NCDs is INR 2,97,20,57,280.

Section 2.04 Issue mechanics

(1) The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2) The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3) The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4) The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5) The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05 Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06 Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07 Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a) updated list of names and addresses of all Holders;

(b) details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c) the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d) a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08 Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1) No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2) The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3) The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5) The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09 Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12 Additional Amounts.

(a) Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5) any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13 Status and Ranking

The NCDs shall:

(a) be general obligations of the Issuer;

(b) rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c) rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d) be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e) be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f) be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of the NCDs to be redeemed;

(d) the redemption price; and

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(e) the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02 Selection of NCDs to be Redeemed or Purchased.

(a) If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1) if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d) the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04 [Reserved.]

Section 3.05 Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06 Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1) at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1) at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1) the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2) at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07 No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08 Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09 Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i) if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii) if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii) if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv) if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor

Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10 Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11 Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01 Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03 Provision of Financial Statements and Reports.

(a) Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b) The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1) within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c) The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d) The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e) All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04 Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05 Restricted Payments.

(a) The Issuer and each of the Guarantors will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3) make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4) make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi- annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b) The foregoing provision will not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2) the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3) dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5) repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6) Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10) the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2) Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3) Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4) Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A) the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B) Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C) such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6) Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7) Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11) Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12) guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13) Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c) The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Asset Sales.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1) the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c) Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08 Transactions with Shareholders and Affiliates.

(a) The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2) the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any member of the Restricted Group;

(3) any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4) any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6) transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7) any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9) any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10) transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09 Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10 Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A) to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B) within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c) (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d) For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12 No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13 Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14 Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1) the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15 Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16 IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17 RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18 Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19 Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20 Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21 Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22 Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23 Undertakings by the Issuer as required under Companies Act, 2013.

(a) The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b) The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c) The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e) The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f) The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

(a) The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b) The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02 Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1) default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2) default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3) default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4) any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5) with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6) the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7) an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8) the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9) any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10) any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11) the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12) the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13) in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14) the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06 Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1) the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2) such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3) the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07 Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09 Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12 Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13 Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a) Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c) No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e) The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f) The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02 Rights of Debenture Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d) The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e) The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i) The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k) In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l) The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n) Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o) The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q) The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03 Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04 Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06 Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a)	two consecutive defaults in payment of interest to the Holders; or

(b)	default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

(b) The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d) All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08 Replacement of the Debenture Trustee.

(a) The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b) The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c) The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e) If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f) Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g) Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09 Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10 Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11 Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a) the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06    Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07     Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c) to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e) to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f) to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g) to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j) to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02     With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a) reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b) reduce the principal of or change the fixed maturity of the NCDs;

(c) change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d) reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h) waive a redemption payment with respect to the NCDs;

(i) release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j) release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k) amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(1) The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a) a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b) a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c) a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d) a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2) the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3) the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a) such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b) the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02 Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a) with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e) in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f) in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g) in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h) in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i) upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j) in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k) the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l) the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m) as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(1) Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3) Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4) Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5) Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7) Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8) Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9) The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a) any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b) initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d) any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e) the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f) any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h) any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j) any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k) any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l) any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

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(14)	Financial Debt

Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a) its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b) notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a) be a general obligation of such Guarantor;

(b) rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d) be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e) be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a) be a general obligation of the Parent Guarantor;

(b) be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d) be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e) be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02 Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a) The Guarantees of the Guarantors will automatically be released:

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2) upon repayment in full of the NCDs.

(b) The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2) upon repayment in full of the NCDs;

(3) upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4) upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c) `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt

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requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Bidwal Renewable Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

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(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06 Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07 Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08 Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09 Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

Bidwal Renewable Private Limited
as Issuer

By:
Name:
Title:

88

Axis Trustee Services Limited
as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

90

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

91

Shruti Power Projects Private Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind
Energy (AP) Private Limited
as Guarantor

By:
Name:
Title:

93

ReNew Wind Energy (Rajasthan Four) Private Limited
as Guarantor

By:
Name:
Title:

94

ReNew Wind
Energy (Maharashtra) Private Limited
as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited
as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited
as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited
as Guarantor

By:
Name:
Title:

98

ReNew Wind Energy (MP Three) Private Limited
as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited
as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	: Bidwal Renewable Private Limited
Registered Office	: [●]

AUTHORISED SHARE	: Rs. [●]
CAPITAL

ISSUED SUBSCRIBED	: Rs. [●]
AND PAID-UP

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	: [insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	: [●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

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SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	Bidwal Renewable Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                 ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:
Bidwal Renewable Private Limited

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SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

104

(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

105

(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

106

SCHEDULE 4

CONDITIONS SUBSEQUENT

(1) Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2) Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3) Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4) Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

108

the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

109

18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

110

29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

112

ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.

ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are heldby ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

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2.	Provision of a step-in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

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4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.
1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.

Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

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1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy (AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

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EXECUTION VERSION

PUGALUR RENEWABLE PRIVATE PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, ZEMIRA RENEWABLE ENERGY LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, BIDWAL RENEWABLE

PRIVATE LIMITED AND RENEW WIND ENERGY PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

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ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER		73

Section 9.01	Without Consent of Holders of NCDs	73
Section 9.02	With Consent of Holders of NCDs	74
Section 9.03	Supplemental Debenture Trust Deed	75
Section 9.04	Revocation and Effect of Consents	75
Section 9.05	Debenture Trustee to Sign Amendments, etc.	76

ARTICLE 10		76

Section 10.01	Security	76
Section 10.02	Release of Collateral	77

ARTICLE 11 GUARANTEES		79

Section 11.01	Guarantee	79
Section 11.02	Limitation on Liability	82
Section 11.03	Successors and Assigns	83
Section 11.04	No Waiver	83
Section 11.05	Subrogation	83
Section 11.06	Modification	83
Section 11.07	Releases	83

ARTICLE 12 SATISFACTION AND DISCHARGE		84

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	84

ARTICLE 13 MISCELLANEOUS		84

Section 13.01	Notices	84
Section 13.02	Certificate and Opinion as to Conditions Precedent	85
Section 13.03	Statements Required in Certificate or Opinion	86
Section 13.04	Rules by Debenture Trustee	86
Section 13.05	No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders	86
Section 13.06	Governing Law	86
Section 13.07	Adverse Interpretation of Other Agreements	86
Section 13.08	Successors	86
Section 13.09	Severability	87
Section 13.10	Counterpart Originals	87
Section 13.11	Table of Contents, Headings, etc.	87
Section 13.12	Submission to Jurisdiction	87

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW		104

SCHEDULE 1		101

JUMBO CERTIFICATE		101

SCHEDULE 2		103

FORM OF REDEMPTION NOTICE		103

SCHEDULE 3		104

CONDITIONS PRECEDENT		104

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SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

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DEBENTURE TRUST DEED dated as of 29 October, 2020 between Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai –400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi -110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1) the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2) Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4) any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5) a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6) any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7) any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8) any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9) any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the sale or other disposition of cash or Temporary Cash Equivalents;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) transfers resulting from any casualty or condemnation of property;

(14) dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15) the unwinding of any Hedging Obligation; and

(16) the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2) any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

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of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2) the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1) any expenses in relation to Hedging Obligations;

(2) Combined Interest Expense and finance costs;

(3) income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4) depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5) any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6) any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1) the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2) the cumulative effect of a change in accounting principles will be excluded; and

(3) any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction	=	[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

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(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6) all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7) to the extent not otherwise included in this definition, Hedging Obligations; and

(8) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3) the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1) pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2) interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3) pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 5,94,82,54,600 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 5,94,82,54,600 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 5,94,82,54,600 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 5,94,82,54,600 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1) any shareholder of the Parent Guarantor as of the Original Issue Date;

(2) any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3) any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4) any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5) any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of the Guarantors;

(2) any Investment in Temporary Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6) Investments represented by Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8) repurchases of NCDs and Other NCDs;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10) (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11) Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12) Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1) the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2) the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1) United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2) direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3) demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6) securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7) any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8) any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9) demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01 Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c) “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d) “or” is not exclusive;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j) References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01 Form and Dating.

(1) The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2) Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3) Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02 Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1) Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2) Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a) to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b) to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c) subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3) Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a) the Initial Contribution;

(b) the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c) all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4) Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5) Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03 Issue amount

The aggregate Nominal Value of the NCDs is INR 5,94,82,54,600.

Section 2.04 Issue mechanics

(1) The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2) The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3) The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4) The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5) The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05 Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06 Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07 Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a) updated list of names and addresses of all Holders;

(b) details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c) the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d) a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08 Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1) No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2) The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3) The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5) The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09 Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12 Additional Amounts.

(a) Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5) any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13 Status and Ranking

The NCDs shall:

(a) be general obligations of the Issuer;

(b) rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c) rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d) be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e) be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f) be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of the NCDs to be redeemed;

(d) the redemption price; and

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(e) the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02 Selection of NCDs to be Redeemed or Purchased.

(a) If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1) if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d) the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04 [Reserved.]

Section 3.05 Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06 Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1) at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1) at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1) the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2) at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07 No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08 Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09 Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i) if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii) if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii) if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv) if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10 Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11 Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01 Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03 Provision of Financial Statements and Reports.

(a) Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b) The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1) within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c) The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d) The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e) All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04 Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05 Restricted Payments.

(a) The Issuer and each of the Guarantors will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3) make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4) make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b) The foregoing provision will not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2) the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3) dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5) repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6) Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10) the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2) Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3) Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4) Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A) the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B) Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C) such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6) Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7) Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11) Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12) guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13) Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c) The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Asset Sales.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1) the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c) Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08 Transactions with Shareholders and Affiliates.

(a) The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2) the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any member of the Restricted Group;

(3) any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4) any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6) transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7) any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9) any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10) transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09 Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10 Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A) to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B) within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c) (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d) For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12 No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13 Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14 Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1) the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15 Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16 IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17 RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18 Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19 Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20 Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21 Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22 Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23 Undertakings by the Issuer as required under Companies Act, 2013.

(a) The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b) The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c) The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e) The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f) The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

(a) The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b) The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02 Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1) default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2) default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3) default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4) any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5) with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6) the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7) an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8) the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9) any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10) any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11) the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12) the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13) in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14) the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06 Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1) the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2) such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3) the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07 Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09 Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12 Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13 Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a) Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c) No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e) The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f) The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02 Rights of Debenture Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d) The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e) The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i) The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k) In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l) The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n) Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o) The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q) The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03 Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04 Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06 Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a)	two consecutive defaults in payment of interest to the Holders; or

(b)	default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

(b) The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d) All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08 Replacement of the Debenture Trustee.

(a) The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b) The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c) The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e) If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f) Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g) Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09 Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10 Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11 Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a) the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06 Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c) to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e) to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f) to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g) to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j) to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02 With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a) reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b) reduce the principal of or change the fixed maturity of the NCDs;

(c) change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d) reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h) waive a redemption payment with respect to the NCDs;

(i) release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j) release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k) amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(1) The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a) a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b) a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c) a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d) a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2) the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3) the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a) such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b) the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02 Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a) with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e) in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f) in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g) in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h) in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i) upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j) in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k) the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l) the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m) as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(1) Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3) Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4) Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5) Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7) Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8) Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9) The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a) any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b) initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d) any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e) the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f) any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h) any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j) any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k) any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l) any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

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(14)	Financial Debt

Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a) its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b) notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a) be a general obligation of such Guarantor;

(b) rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d) be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e) be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a) be a general obligation of the Parent Guarantor;

(b) be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d) be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e) be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02 Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a) The Guarantees of the Guarantors will automatically be released:

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2) upon repayment in full of the NCDs.

(b) The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2) upon repayment in full of the NCDs;

(3) upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4) upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c) `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt

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requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Pugalur Renewable Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

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(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06 Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07 Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08 Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09 Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

Pugalur Renewable Private Limited as Issuer

By:
Name:
Title:

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Axis Trustee Services Limited as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited as Guarantor

By:
Name:
Title:

90

ReNew Wind Energy (AP) Private Limited as Guarantor

By:
Name:
Title:

91

Zemira Renewable Energy Limited as Guarantor

By:
Name:
Title:

92

ReNew Wind Energy (MP Three) Private Limited as Guarantor

By:
Name:
Title:

93

Shruti Power Projects Private Limited as Guarantor

By:
Name:
Title:

94

ReNew Wind Energy (Rajasthan Four) Private Limited as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited as Guarantor

By:
Name:
Title:

99

ReNew Wind Energy (Maharashtra) Private Limited as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	: Pugalur Renewable Private Limited
Registered Office	: [●]

AUTHORISED SHARE CAPITAL	: Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	: Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	: [insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	: [●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

102

SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	Pugalur Renewable Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [            ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:
Pugalur Renewable Private Limited

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SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

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(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

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(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1) Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2) Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3) Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4) Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

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the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

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18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

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29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

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ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.

ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are heldby ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

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2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

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4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.

Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

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1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy

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(AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

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EXECUTION VERSION

RENEW WIND ENERGY (AP) PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

ZEMIRA RENEWABLE ENERGY LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

i

ii

SCHEDULE 1	101

JUMBO CERTIFICATE	101

SCHEDULE 2	103

FORM OF REDEMPTION NOTICE	103

iii

SCHEDULE 3	104

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

iv

DEBENTURE TRUST DEED dated as of 29 October, 2020 between ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), Zemira Renewable EnergyLimited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi -110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that

“Asset Sale” shall not include:

(1) the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2) Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4) any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5) a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6) any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7) any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8) any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9) any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the sale or other disposition of cash or Temporary Cash Equivalents;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) transfers resulting from any casualty or condemnation of property;

(14) dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15) the unwinding of any Hedging Obligation; and

(16) the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function, including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2) any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

8

of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2) the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1) any expenses in relation to Hedging Obligations;

(2) Combined Interest Expense and finance costs;

(3) income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4) depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5) any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6) any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1) the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2) the cumulative effect of a change in accounting principles will be excluded; and

(3) any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and

“Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

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(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6) all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7) to the extent not otherwise included in this definition, Hedging Obligations; and

(8) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3) the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1) pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2) interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3) pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 1,74,69,07,759unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 1,74,69,07,759in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 1,74,69,07,759 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 1,74,69,07,759 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1) any shareholder of the Parent Guarantor as of the Original Issue Date;

(2) any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3) any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4) any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5) any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of the Guarantors;

(2) any Investment in Temporary Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6) Investments represented by Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8) repurchases of NCDs and Other NCDs;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10) (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11) Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12) Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1) the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2) the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1) United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2) direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3) demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6) securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7) any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8) any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9) demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01 Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c) “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d) “or” is not exclusive;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j) References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01 Form and Dating.

(1) The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2) Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3) Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02 Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1) Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2) Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a) to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b) to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c) subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3) Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a) the Initial Contribution;

(b) the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c) all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4) Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5) Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03 Issue amount

The aggregate Nominal Value of the NCDs is INR 1,74,69,07,759.

Section 2.04 Issue mechanics

(1) The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2) The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3) The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4) The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5) The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05 Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06 Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07 Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a) updated list of names and addresses of all Holders;

(b) details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c) the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d) a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08 Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1) No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2) The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3) The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5) The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09 Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12 Additional Amounts.

(a) Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

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(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5) any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13 Status and Ranking

The NCDs shall:

(a) be general obligations of the Issuer;

(b) rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c) rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d) be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e) be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f) be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of the NCDs to be redeemed;

(d) the redemption price; and

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(e)	the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02 Selection of NCDs to be Redeemed or Purchased.

(a) If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1) if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d) the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04 [Reserved.]

Section 3.05 Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06 Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1) at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1) at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1) the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2) at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07 No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08 Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09 Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i) if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii) if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii) if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv) if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10 Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11 Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01 Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03 Provision of Financial Statements and Reports.

(a) Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b) The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1) within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c) The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d) The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e) All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04 Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05 Restricted Payments.

(a)	The Issuer and each of the Guarantors will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3) make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4) make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b)	The foregoing provision will not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2) the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3) dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5) repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6) Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10) the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2) Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3) Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4) Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A) the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B) Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C) such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6) Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7) Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11) Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12) guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13) Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c) The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Asset Sales.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1) the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c) Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08 Transactions with Shareholders and Affiliates.

(a) The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2) the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any member of the Restricted Group;

(3) any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4) any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6) transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7) any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9) any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10) transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09 Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10 Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A) to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B) within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with,

Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c) (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d) For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12 No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13 Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14 Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1) the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15 Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16 IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17 RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18 Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19 Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20 Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21 Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22 Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23 Undertakings by the Issuer as required under Companies Act, 2013.

(a) The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b) The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c) The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e) The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f) The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

(a) The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b) The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02 Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1) default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2) default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3) default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4) any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5) with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6) the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7) an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8) the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9) any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10) any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11) the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12) the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13) in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14) the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06 Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1) the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2) such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3) the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07 Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09 Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12 Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13 Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a) Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c) No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e) The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f) The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02 Rights of Debenture Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d) The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e) The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i) The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k) In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l) The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n) Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o) The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q) The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03 Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04 Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06 Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a)	two consecutive defaults in payment of interest to the Holders; or

(b)	default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

(b) The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d) All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08 Replacement of the Debenture Trustee.

(a) The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b) The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c) The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e) If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f) Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g) Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09 Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10 Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11 Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a) the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06 Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c) to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e) to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f) to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g) to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j) to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02 With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a) reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b) reduce the principal of or change the fixed maturity of the NCDs;

(c) change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d) reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h) waive a redemption payment with respect to the NCDs;

(i) release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j) release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k) amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(1) The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a) a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b) a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c) a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d) a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2) the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3) the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a) such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b) the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02 Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a) with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e) in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f) in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g) in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h) in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i) upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j) in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k) the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l) the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m)	as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(1) Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3) Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4) Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5) Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7) Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8) Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9) The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a) any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b) initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d) any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e) the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f) any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h) any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j) any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k) any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l) any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

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(14)	Financial Debt

Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a) its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b) notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a) be a general obligation of such Guarantor;

(b) rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d) be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e) be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a) be a general obligation of the Parent Guarantor;

(b) be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d) be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e) be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02 Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a) The Guarantees of the Guarantors will automatically be released:

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2) upon repayment in full of the NCDs.

(b) The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2) upon repayment in full of the NCDs;

(3) upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4) upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c) `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

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ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

ReNew Wind Energy (AP) Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

85

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06 Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07 Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08 Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09 Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

ReNew Wind Energy (AP) Private Limited
as Issuer

By:
Name:
Title:

88

Axis Trustee Services Limited
as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

90

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

91

Shruti Power Projects Private Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind
Energy (MP Three) Private Limited
as Guarantor

By:
Name:
Title:

93

ReNew Wind Energy (Rajasthan Four) Private
Limited
as Guarantor

By:
Name:
Title:

94

ReNew Wind Energy (Maharashtra) Private Limited as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited
as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited
as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	:	ReNew Wind Energy (AP)
PrivateLimited

Registered Office	:	[●]

AUTHORISED SHARE CAPITAL	:	Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	:	Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:
Name(s) of the Holder(s)	:	[insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	:	[●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

102

SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	ReNew Wind Energy (AP) Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [•] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                    ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:
ReNew Wind Energy (AP) Private Limited

103

SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	.

(f)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(g)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

104

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

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(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1) Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2) Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3) Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4) Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

108

the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

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18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

110

29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

112

ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the
Original Issue Date; and

(ii) 4 months from the date of
completion of final mutation
of the entire land in the name
of Tarun Kiran, receipt of
approval for conversion of
land use and the receipt of
mortgage creation approval
by Tarun Kiran in respect of
the entire land to secure the
relevant NCDs.

Tarun Kiran will take
commercially
reasonable steps to
create such mortgage
within the later of

(i) 5 months from the
Original Issue Date;
and

(ii) 4 months from the
date of completion of
final mutation of the
entire land in the
name of Tarun Kiran,
receipt of approval for
conversion of land
use and the receipt of
mortgage creation
approval by Tarun
Kiran in respect of the
entire land to secure
the relevant
Guarantees.

2.	Charge over all movable
(tangible and intangible)
assets and current assets of
Tarun Kiran, Including
(without limitation) its cash
flows, receivables, book
debts, revenues, goodwill,
intellectual property rights
and uncalled capital, both
present and future (other than
in respect of certain accounts
described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the
Original Issue Date except in
relation to the solar power
generation facility (including
all units and auxiliaries such
as water supply, treatment or
storage facilities, bay(s) for
transmission system in the
switchyard and all the other
assets, buildings/structures,
equipments, plants and
machinery, facilities and
related assets), in respect of
which Tarun Kiran will take
commercially reasonable
steps to create such Lien
within 5 months of the
			Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by Tarun Kiran and all
other bank accounts of Tarun
Kiran whether in existence at
the time of execution of the
applicable security document
or acquired/ opened
thereafter (other than certain
accounts described below),
together with all cash flows,
receivables and other assets
and securities which
represent all amounts in such
accounts and all the moneys,
securities, instruments,
investments and other
properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title,
interest, benefits, claims and
demands whatsoever of
Tarun Kiran under its project
documents (including,
without limitation the power
purchase agreements, EPC
contracts, operation and
maintenance contracts,
insurance contracts (other
than third party liability
insurances), letters of credit,
bonds, guarantees (including
bank guarantees and
corporate guarantees) and
clearances) in respect of the
Alland Project, both present
and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the
Original Issue Date; and

(ii) 4 months from the date of
completion of final mutation
of the entire land in the name
of ReNew MP Three, receipt
of approval for conversion of
land use and the receipt of
mortgage creation approval
by ReNew MP Three in
respect of the entire land to
secure the relevant NCDs.

ReNew MP Three
will take
commercially
reasonable steps to
create such mortgage
within the later of

(i) 5 months from the
Original Issue Date;
and

(ii) 4 months from the
date of completion of
final mutation of the
entire land in the
name of ReNew MP
Three, receipt of
approval for
conversion of land
use and the receipt of
mortgage creation
approval by ReNew
MP Three in respect
of the entire land to
secure the relevant
Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by ReNew MP Three
and all other bank accounts
of ReNew MP Three whether
in existence at the time of
execution of the applicable
security document or
acquired/ opened thereafter
(other than certain accounts
described below), together
with all cash flows,
receivables and other assets
and Securities which
represent all amounts in such
accounts and all the moneys,
securities, instruments,
investments and other
properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
	future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

116

4.	Charge over the rights, title,
interest, benefits, claims and
demands whatsoever of
ReNew MP Three under its
project documents (including,
without limitation the power
purchase agreements, EPC
contracts, operation and
maintenance contracts,
insurance contracts (other
than third party liability
insurances), letters of credit,
bonds, guarantees (including
bank guarantees and
corporate guarantees) and
clearances) in respect of the
Honnali Project, both present
	and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the
Original Issue Date; and

(ii) 4 months from the date of
completion of final mutation
of the entire land in the name
of ReNew Rajasthan Four,
receipt of approval for
conversion of land use and
the receipt of mortgage
creation approval by ReNew
Rajasthan Four in respect of
the entire land to secure the
relevant NCDs.

ReNew Rajasthan
Four will take
commercially
reasonable steps to
create such mortgage
within the later of

(i) 5 months from the
Original Issue Date;
and

(ii) 4 months from the
date of completion of
final mutation of the
entire land in the
name of ReNew
Rajasthan Four,
receipt of approval for
conversion of land
use and the receipt of
mortgage creation
approval by ReNew
Rajasthan Four in
respect of the entire
land to secure the
relevant Guarantees.

117

2.	Charge over all movable
(tangible and intangible)
assets and current assets of
ReNew Rajasthan Four,
including (without limitation)
its cash flows, receivables,
book debts, revenues,
goodwill, intellectual
property rights and uncalled
capital, both present and
future (other than in respect
of certain accounts described
below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the
Original Issue Date except in
relation to the solar power
generation facility (including
all units and auxiliaries such
as water supply, treatment or
storage facilities, bay(s) for
transmission system in the
switchyard and all the other
assets, buildings/structures,
equipments, plants and
machinery, facilities and
related assets), in respect of
which ReNew Rajasthan
Four will take commercially
reasonable steps to create
such Lien within 5 months of
		the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by ReNew Rajasthan
Four and all other bank
accounts of ReNew
Rajasthan Four whether in
existence at the time of
execution of the applicable
security document or
acquired/ opened thereafter
(other than certain accounts
described below), together
with all cash flows,
receivables and other assets
and Securities which
represent all amounts in such
accounts and all the moneys,
securities, instruments,
investments and other
properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

118

4.	Charge over the rights, title,
interest, benefits, claims and
demands whatsoever of
ReNew Rajasthan Four under
its project documents
(including, without limitation
the power purchase
agreements, EPC contracts,
operation and maintenance
contracts, insurance contracts
(other than third party
liability insurances), letters of
credit, bonds, guarantees
(including bank guarantees
and corporate guarantees)
and clearances) in respect of
the Turuvekere Project, both
	present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

119

ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the
Original Issue Date; and

(ii) 4 months from the date of
completion of final mutation
of the entire land in the name
of ReNew Maharashtra,
receipt of approval for
conversion of land use and
the receipt of mortgage
creation approval by ReNew
Maharashtra in respect of the
entire land to secure the
relevant NCDs.

ReNew Maharashtra
will take
commercially
reasonable steps to
create such mortgage
within the later of

(i) 5 months from the
Original Issue Date;
and

(ii) 4 months from the
date of completion of
final mutation of the
entire land in the
name of ReNew
Maharashtra, receipt
of approval for
conversion of land
use and the receipt of
mortgage creation
approval by ReNew
Maharashtra in
respect of the entire
land to secure the
relevant Guarantees.

2.	Charge over all movable
(tangible and intangible)
assets and current assets of
ReNew Maharashtra,
including without limitation)
its cash flows, receivables,
book debts, revenues,
goodwill, intellectual
property rights and uncalled
capital, both present and
future (other than in respect
of certain accounts described
below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the
Original Issue Date except in
relation to the solar power
generation facility (including
all units and auxiliaries such
as water supply, treatment or
storage facilities, bay(s) for
transmission system in the
switchyard and all the other
assets, buildings/structures,
equipments, plants and
machinery, facilities and
related assets), in respect of
which ReNew Maharashtra
will take commercially
reasonable steps to create
such Lien within 5 months of
			the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

120

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

121

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

122

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

123

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

124

2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

125

4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

126

6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

127

2.	Charge over all movable
(tangible and intangible)
assets and current assets of
Shruti Power, including
(without limitation) its cash
flows, receivables, book
debts, revenues, goodwill,
intellectual property rights
and uncalled capital, both
present and future (other
than in respect of certain
accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by Shruti Power and all
other bank accounts of Shruti
Power, whether in existence
at the time of execution of
the applicable security
document or acquired/
opened thereafter (other than
certain accounts described
below), together with all
cash flows, receivables and
other assets and securities
which represent all amounts
in such accounts and all the
moneys, securities,
instruments, investments and
other properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

128

4.	Charge over the rights, title,
interest, benefits, claims and
demands whatsoever of
Shruti Power under its
project documents (including,
without limitation the power
purchase agreements, EPC
contracts, operation and
maintenance contracts,
insurance contracts (other
than third party liability
insurances), letters of credit,
bonds, guarantees (including
bank guarantees and
corporate guarantees) and
clearances) in respect of the
Vinjalpur Project, both
	present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

129

2.	Charge over all movable
(tangible and intangible)
assets and current assets of
Zemira Renewable, including
(without limitation) its cash
flows, receivables, book
debts, revenues, goodwill,
intellectual property rights
and uncalled capital, both
present and future (other than
in respect of certain accounts
described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by Zemira Renewable
and all other bank accounts
of Zemira Renewable,
whether in existence at the
time of execution of the
applicable security document
or acquired/ opened
thereafter (other than certain
accounts described below),
together with all cash flows,
receivables and other assets
and securities which
represent all amounts in such
accounts and all the moneys,
securities, instruments,
investments and other
properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

130

4.	Charge over the rights, title,
interest, benefits, claims and
demands whatsoever of
Zemira Renewable under its
project documents (including,
without limitation the power
purchase agreements, EPC
contracts, operation and
maintenance contracts,
insurance contracts (other
than third party liability
insurances), letters of credit,
bonds, guarantees (including
bank guarantees and
corporate guarantees) and
clearances) in respect of the
Borampalli Project, both
	present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

131

2.	Charge over all movable
(tangible and intangible)
assets and current assets of
Pugalur Renewable,
including (without limitation)
its cash flows, receivables,
book debts, revenues,
goodwill, intellectual
property rights and uncalled
capital, both present and
future (other than in respect
of certain accounts described
below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by Pugalur Renewable
and all other bank accounts
of Pugalur Renewable,
whether in existence at the
time of execution of the
applicable security document
or acquired/ opened
thereafter (other than certain
accounts described below),
together with all cash flows,
receivables and other assets
and securities which
represent all amounts in such
accounts and all the moneys,
securities, instruments,
investments and other
properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

132

4.	Charge over the rights, title,
interest, benefits, claims and
demands whatsoever of
Pugalur Renewable under its
project documents (including,
without limitation the power
purchase agreements, EPC
contracts operation and
maintenance contracts,
insurance contracts (other
than third party liability
insurances), letters of credit,
bonds, guarantees (including
bank guarantees and
corporate guarantees) and
clearances) in respect of the
Nirlooti Project, both present
	and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the
Original Issue Date; and

(ii) 4 months from the date of
completion of final mutation
of the entire land in the name
of Bidwal Renewable, receipt
of approval for conversion of
land use and the receipt of
mortgage creation approval
by Bidwal Renewable in
respect of the entire land to
secure the relevant NCDs.

Bidwal Renewable
will take
commercially
reasonable steps to
create such mortgage
within the later of

(i) 9 months from the
Original Issue Date;
and

(ii) 4 months from the
date of completion of
final mutation of the
entire land in the
name of Bidwal
Renewable, receipt of
approval for
conversion of land
use and the receipt of
mortgage creation
approval by Bidwal
Renewable in respect
of the entire land to
secure the relevant
Guarantees.

133

2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by Bidwal Renewable
and all other bank accounts
of Bidwal Renewable,
whether in existence at the
time of execution of the
applicable security document
or acquired/ opened
thereafter (other than certain
accounts described below),
together with all cash flows,
receivables and other assets
and Securities which
represent all amounts in such
accounts and all the moneys,
securities, instruments,
investments and other
properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
	future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

134

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

135

1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the
Original Issue Date; and

(ii) 4 months from the date of
receipt of mortgage creation
approval by ReNew AP in
respect of the entire land to
secure the relevant NCDs.

ReNew AP will take
commercially
reasonable steps to
create such mortgage
within the later of

(i) 5 months from the
Original Issue Date;
and

(ii) 4 months from the
date of receipt of
mortgage creation
approval by ReNew
AP in respect of the
entire land to secure
the relevant
Guarantees.

2.	Charge over all movable
(tangible and intangible)
assets and current assets of
ReNew AP, including
(without limitation) its cash
flows, receivables, book
debts, revenues, goodwill,
intellectual property rights
and uncalled capital, both
present and future (other than
in respect of certain accounts
	described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts
opened in accordance with
the Trust and Retention
Account Agreement entered
into by ReNew AP and all
other bank accounts of
ReNew AP, whether in
existence at the time of
execution of the applicable
security document or
acquired/ opened thereafter
(other than certain accounts
described below), together
with all cash flows,
receivables and other assets
and securities which
represent all amounts in such
accounts and all the moneys,
securities, instruments,
investments and other
properties deposited in,
credited to or required to be
deposited in or credited to or
lying to the credit of such
accounts, both present and
	future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

136

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy

137

(AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and (e) the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

138

“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

139

EXECUTION VERSION

RENEW WIND ENERGY (AP 3) PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, ZEMIRA RENEWABLE ENERGY LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

i

ii

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER		73

Section 9.01	Without Consent of Holders of NCDs	73
Section 9.02	With Consent of Holders of NCDs	74
Section 9.03	Supplemental Debenture Trust Deed	75
Section 9.04	Revocation and Effect of Consents	75
Section 9.05	Debenture Trustee to Sign Amendments, etc.	76

ARTICLE 10		76

Section 10.01	Security	76
Section 10.02	Release of Collateral	77

ARTICLE 11 GUARANTEES		79

Section 11.01	Guarantee	79
Section 11.02	Limitation on Liability	82
Section 11.03	Successors and Assigns	83
Section 11.04	No Waiver	83
Section 11.05	Subrogation	83
Section 11.06	Modification	83
Section 11.07	Releases	83

ARTICLE 12 SATISFACTION AND DISCHARGE		84

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	84

ARTICLE 13 MISCELLANEOUS		84

Section 13.01	Notices	84
Section 13.02	Certificate and Opinion as to Conditions Precedent	85
Section 13.03	Statements Required in Certificate or Opinion	86
Section 13.04	Rules by Debenture Trustee	86
Section 13.05	No Personal Liability of Incorporators, Promoters, Directors, Officers Employees and Stockholders	86
Section 13.06	Governing Law	86
Section 13.07	Adverse Interpretation of Other Agreements	86
Section 13.08	Successors	86
Section 13.09	Severability	87
Section 13.10	Counterpart Originals	87
Section 13.11	Table of Contents, Headings, etc.	87
Section 13.12	Submission to Jurisdiction	87

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW		104

SCHEDULE 1		101

JUMBO CERTIFICATE		101

SCHEDULE 2		103

FORM OF REDEMPTION NOTICE		103

iii

SCHEDULE 3	104

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

iv

DEBENTURE TRUST DEED dated as of 29 October, 2020 between , ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

5

“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1) the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2) Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4) any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5) a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6) any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7) any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8) any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9) any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the sale or other disposition of cash or Temporary Cash Equivalents;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) transfers resulting from any casualty or condemnation of property;

(14) dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15) the unwinding of any Hedging Obligation; and

(16) the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2) any “person” or “group” (as such terms are used in sections 13(d) and 14(d),respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

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of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2) the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1) any expenses in relation to Hedging Obligations;

(2) Combined Interest Expense and finance costs;

(3) income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4) depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5) any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6) any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1) the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2) the cumulative effect of a change in accounting principles will be excluded; and

(3) any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

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(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6) all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7)	to the extent not otherwise included in this definition, Hedging Obligations; and

(8) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3) the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1) pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2) interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3) pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 1,67,42,61,300 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 1,67,42,61,300 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 1,67,42,61,300 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 1,67,42,61,300 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event

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has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1) any shareholder of the Parent Guarantor as of the Original Issue Date;

(2) any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3) any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4) any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5) any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of the Guarantors;

(2) any Investment in Temporary Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6) Investments represented by Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8) repurchases of NCDs and Other NCDs;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10) (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11) Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12) Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1) the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2) the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1) United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2) direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3) demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6) securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7) any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8) any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9) demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01 Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c) “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d) “or” is not exclusive;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j) References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01 Form and Dating.

(1) The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2) Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3) Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02 Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1) Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2) Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a) to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b) to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c) subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3) Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a) the Initial Contribution;

(b) the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c) all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4) Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5) Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03 Issue amount

The aggregate Nominal Value of the NCDs is INR 1,67,42,61,300.

Section 2.04 Issue mechanics

(1) The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2) The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3) The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4) The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5) The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05 Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06 Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07 Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a) updated list of names and addresses of all Holders;

(b) details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c) the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d) a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08 Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1) No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2) The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3) The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5) The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09 Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12 Additional Amounts.

(a) Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5) any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the NCDs

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is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13 Status and Ranking

The NCDs shall:

(a) be general obligations of the Issuer;

(b) rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c) rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d) be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e) be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f) be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of the NCDs to be redeemed;

(d) the redemption price; and

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(e) the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02 Selection of NCDs to be Redeemed or Purchased.

(a) If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1) if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d) the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04 [Reserved.]

Section 3.05 Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06 Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1) at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1) at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1) the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2) at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07 No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08 Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is

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announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09 Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i) if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii) if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii) if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv) if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10 Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11 Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01 Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03 Provision of Financial Statements and Reports.

(a) Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b) The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1) within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c) The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d) The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e) All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04 Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05 Restricted Payments.

(a) The Issuer and each of the Guarantors will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3) make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4) make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B)	such Restricted Payment is (x) undertaken on or after the reviewed

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combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b) The foregoing provision will not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2) the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3) dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5) repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6) Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10) the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2) Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3) Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4) Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A) the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B) Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C) such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6) Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7) Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11) Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12) guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13) Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c) The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Asset Sales.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1) the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the

“Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and

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regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c) Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08 Transactions with Shareholders and Affiliates.

(a) The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2) the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any member of the Restricted Group;

(3) any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4) any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6) transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7) any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9) any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10) transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09 Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10 Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A) to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B) within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c) (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d) For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12 No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13 Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14 Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1) the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15 Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16 IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17 RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18 Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19 Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20 Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21 Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22 Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23 Undertakings by the Issuer as required under Companies Act, 2013.

(a) The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b) The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c) The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e) The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f) The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

(a) The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b) The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02 Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1) default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2) default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3) default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4) any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5) with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6) the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7) an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8) the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9) any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10) any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11) the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12) the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13) in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14) the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06 Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1) the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2) such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3) the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07 Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09 Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12 Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13 Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a) Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c) No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e) The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f) The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02 Rights of Debenture Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d) The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e) The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i) The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k) In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l) The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n) Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o) The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q) The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03 Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04 Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06 Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a) two consecutive defaults in payment of interest to the Holders; or

(b) default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other

Persons not regularly within its employ.

(b) The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d) All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08 Replacement of the Debenture Trustee.

(a) The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b) The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c) The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e) If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f) Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g) Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09 Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10 Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11 Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution

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set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a) the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06 Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c) to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e) to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f) to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g) to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j) to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02 With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a) reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b) reduce the principal of or change the fixed maturity of the NCDs;

(c) change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d) reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h) waive a redemption payment with respect to the NCDs;

(i) release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j) release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k) amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(1) The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a) a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b) a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c) a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d) a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2) the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form

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of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which the Issuer is developing a project, a facilitation or step-in/substitution letter will instead be provided); and

(3) the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future;

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a) such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b) the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02 Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a) with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e) in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f) in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g) in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h) in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i) upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j) in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k) the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l) the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m) as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(1) Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3) Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4) Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5) Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or

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by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7) Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8) Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9) The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a) any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b) initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d) any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e) the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f) any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

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(h) any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j) any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k) any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l) any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

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(14)	Financial Debt Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a) its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b) notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a) be a general obligation of such Guarantor;

(b) rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d) be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e) be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a) be a general obligation of the Parent Guarantor;

(b) be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d) be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e) be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02 Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a) The Guarantees of the Guarantors will automatically be released:

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2) upon repayment in full of the NCDs.

(b) The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2) upon repayment in full of the NCDs;

(3) upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4) upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c) `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt

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requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

ReNew Wind Energy (AP 3) Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

85

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06 Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07 Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08 Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09 Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

ReNew Wind Energy (AP 3) Private Limited
as Issuer

By:
Name:
Title:

88

Axis Trustee Services Limited
as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

90

ReNew Wind Energy (AP)
Private Limited
as Guarantor

By:
Name:
Title:

91

Shruti Power Projects Private Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind
Energy (MP Three) Private Limited
as Guarantor

By:
Name:
Title:

93

ReNew Wind Energy (Rajasthan Four) Private
Limited
as Guarantor

By:
Name:
Title:

94

ReNew Wind
Energy (Maharashtra) Private Limited
as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited
as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited
as Guarantor

By:
Name:
Title:

97

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited
as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private
Limited
as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	: ReNew Wind Energy (AP3) Private Limited

Registered Office	: [●]

AUTHORISED SHARE CAPITAL	: Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	: Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	: [insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	: [●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

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SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	ReNew Wind Energy (AP3) Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                    ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:

ReNew Wind Energy (AP3) Private Limited

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SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

104

(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

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(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1) Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2) Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3) Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4) Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

108

the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

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18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

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29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

112

ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 5 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.

ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are heldby ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

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2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

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4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.

Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

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1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy

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(AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

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EXECUTION VERSION

RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, ZEMIRA RENEWABLE ENERGY LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

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ii

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW.	104

SCHEDULE 1	101

JUMBO CERTIFICATE	101

SCHEDULE 2	103

FORM OF REDEMPTION NOTICE	103

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SCHEDULE 3	104

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

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DEBENTURE TRUST DEED dated as of 29 October, 2020 between ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1)    the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2)     Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3)    sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4)    any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5)    a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6)    any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7)    any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8)    any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9)    any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11)     the sale or other disposition of cash or Temporary Cash Equivalents;

(12)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)     transfers resulting from any casualty or condemnation of property;

(14)    dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15)     the unwinding of any Hedging Obligation; and

(16)    the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1)     with respect to a corporation, the board of directors of the corporation;

(2)     with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1)     in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2)    any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3)     the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

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of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2)    the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)    the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1)    any expenses in relation to Hedging Obligations;

(2)    Combined Interest Expense and finance costs;

(3)    income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4)    depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5)    any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6)     any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1)    the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2)     the cumulative effect of a change in accounting principles will be excluded; and

(3)    any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 - Y1 )] + [30 x (M2 - M1 )] + (D2 - D1 )

360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)    matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)    is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)    is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)     all indebtedness of such Person for borrowed money;

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(2)     all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)    all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5)    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6)    all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7)     to the extent not otherwise included in this definition, Hedging Obligations; and

(8)    all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)    the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2)    money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3)    the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1)    pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2)    interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3)    pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 1,18,77,46,526 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 1,18,77,46,526 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 1,18,77,46,526 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 1,18,77,46,526 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1)     brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2)    provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3)    payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)    appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1)     any shareholder of the Parent Guarantor as of the Original Issue Date;

(2)     any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3)     any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4)    any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5)     any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1)     any Investment in the Issuer or any of the Guarantors;

(2)     any Investment in Temporary Cash Equivalents;

(3)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4)    any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6)     Investments represented by Hedging Obligations;

(7)    loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8)     repurchases of NCDs and Other NCDs;

(9)    pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10)    (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11)    Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12)     Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1)    the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2)    the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1)    United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2)    direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3)    demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5)    commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6)    securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7)    any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8)    any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9)    demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01    Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01    Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02    Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c)    “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d)    “or” is not exclusive;

(e)    words in the singular include the plural, and in the plural include the singular;

(f)    “will” shall be interpreted to express a command;

(g)    provisions apply to successive events and transactions;

(h)    all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j)    References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01    Form and Dating.

(1)    The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2)    Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3)    Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02    Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1)    Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2)    Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a)    to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b)    to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c)    subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3)    Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a)     the Initial Contribution;

(b)    the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c)    all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4)    Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5)    Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03    Issue amount

The aggregate Nominal Value of the NCDs is INR 1,18,77,46,526.

Section 2.04    Issue mechanics

(1)    The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2)    The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3)    The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4)    The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5)    The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6)    The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05    Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06    Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07    Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a)    updated list of names and addresses of all Holders;

(b)    details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c)    the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d)    a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08    Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1)    No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2)    The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3)    The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4)    All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5)    The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09    Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10    Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11    Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12    Additional Amounts.

(a)    Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)    any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4)    any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5)    any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6)    to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13    Status and Ranking

The NCDs shall:

(a)     be general obligations of the Issuer;

(b)    rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c)    rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d)    be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e)    be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f)     be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)	the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b)	the redemption date;

(c)	the principal amount of the NCDs to be redeemed;

(d)	the redemption price; and

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(e)     the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02    Selection of NCDs to be Redeemed or Purchased.

(a)    If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1)    if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2)    if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b)    On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03    Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a)     the redemption date;

(b)      the redemption price;

(c)    that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d)    the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04    [Reserved.]

Section 3.05    Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06    Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1)    at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1)    at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1)    the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2)    at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07    No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08    Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2)    where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1)    an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)    an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)     If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2)    where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1)    an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)    an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2)    no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3)    where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1)     an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2)     an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09    Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i)     if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii)    if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii)    if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv)    if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10    Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11    Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01    Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02    Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03    Provision of Financial Statements and Reports.

(a)    Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1)    within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2)    within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b)    The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1)    within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2)    within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c)    The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d)    The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e)    All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04    Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05    Restricted Payments.

(a)    The Issuer and each of the Guarantors will not, directly or indirectly:

(1)    declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2)    purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3)    make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4)    make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b)    The foregoing provision will not be violated by reason of:

(1)    the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2)    the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3)    dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4)    payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5)    repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6)    Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10)    the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c)    The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1)    Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2)    Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3)    Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4)    Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5)    Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A)    the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B)    Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C)    such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6)    Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7)    Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8)    Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11)    Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12)    guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13)    Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b)    For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c)    The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d)    Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07    Asset Sales.

(a)    If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1)    the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b)     If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)    the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)     any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)     any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c)     Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)    the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08    Transactions with Shareholders and Affiliates.

(a)    The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1)    the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2)     the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b)     The foregoing limitation does not limit, and will not apply to:

(1)    directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2)     transactions between or among any member of the Restricted Group;

(3)    any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4)    any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5)    transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6)    transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7)    any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9)    any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10)    transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11)    any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12)    loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09    Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10    Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11    Offer to Repurchase Upon Change of Control.

(a)     If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A)    to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B)    within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b)     If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c)     (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii)The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)    accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2)    pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d)     For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12    No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13    Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14    Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1)    the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2)    the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3)    the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15    Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16    IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17    RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18    Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19    Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20    Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21    Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22    Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23    Undertakings by the Issuer as required under Companies Act, 2013.

(a)    The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b)    The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c)    The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d)     The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e)    The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f)    The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g)     The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01    Merger, Consolidation, and Sale of Assets.

(a)    The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b)    The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02    Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1)    default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2)    default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3)    default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4)    any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5)    with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6)    the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7)    an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8)    the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9)    any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10)    any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11)    the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12)    the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13)    in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14)    the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02    Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04    Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1)    all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05    Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06    Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1)    the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2)    such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3)    the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07    Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09    Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third:    to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12    Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13    Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01    General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a)    Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b)    Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c)    No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d)    The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e)    The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f)    The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02    Rights of Debenture Trustee.

Subject to Section 7.01:

(a)    In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b)    Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)    The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d)    The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e)    The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f)    The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g)    In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h)    The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i)    The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j)    The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k)    In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l)    The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m)    If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n)    Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o)    The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p)    Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q)    The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r)    No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03    Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04    Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05    Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06    Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a)	two consecutive defaults in payment of interest to the Holders; or

(b)	default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07    Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

(b)    The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c)    To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d)    All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08    Replacement of the Debenture Trustee.

(a)    The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b)    The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c)    The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d)    A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e)    If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f)    Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g)    Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09    Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10    Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11    Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02    Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b)    the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d)    the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03    Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a)    the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d)    the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e)    the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06    Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07    Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a)    to cure any ambiguity, defect, omission or inconsistency;

(b)    to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c)    to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e)    to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f)    to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g)    to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h)    to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i)    to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j)    to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02    With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a)    reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b)    reduce the principal of or change the fixed maturity of the NCDs;

(c)    change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d)    reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e)    waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f)    reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g)    make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h)    waive a redemption payment with respect to the NCDs;

(i)    release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j)    release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k)    amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l)    make any change in the preceding amendment and waiver provisions.

Section 9.03    Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05    Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01    Security.

(1)    The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a)    a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b)    a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c)    a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d)    a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2)    the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3)    the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a)    such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b)    the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02    Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a)    with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e)    in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f)    in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g)    in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h)    in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i)    upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j)    in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k)    the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l)    the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m)    as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01    Guarantee.

(1)    Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2)    Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3)    Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4)    Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5)    Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6)     In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7)    Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8)    Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9)    The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a)    any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b)    initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c)    any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d)    any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e)    the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f)    any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h)    any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i)    any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j)    any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k)    any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l)    any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

(14)	Financial Debt

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Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a)    its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b)    notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a)     be a general obligation of such Guarantor;

(b)    rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c)    rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d)    be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e)    be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a)     be a general obligation of the Parent Guarantor;

(b)    be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c)    rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d)    be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e)    be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02 Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a)     The Guarantees of the Guarantors will automatically be released:

(1)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2)     upon repayment in full of the NCDs.

(b)    The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2)     upon repayment in full of the NCDs;

(3)    upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4)     upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c)     `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01    Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02    Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01    Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt

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requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

ReNew Wind Energy (Maharashtra) Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a)     an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

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(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a)     a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04    Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06    Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07    Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08    Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09    Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10    Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12    Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

ReNew Wind Energy (Maharashtra) Private Limited
as Issuer

By:
Name:
Title:

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Axis Trustee Services Limited
as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

90

ReNew Wind Energy (AP)
Private Limited
as Guarantor

By:
Name:
Title:

91

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind
Energy (MP Three) Private Limited
as Guarantor

By:
Name:
Title:

93

Shruti Power Projects Private Limited
as Guarantor

By:
Name:
Title:

94

ReNew Wind
Energy (Rajasthan Four) Private Limited
as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited
as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited
as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited
as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited
as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited
as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	:	ReNew Wind Energy (Maharashtra)
Private Limited

Registered Office	:	[●]

AUTHORISED SHARE CAPITAL	:	Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	:	Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	:	[insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	:	[●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

102

SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	ReNew Wind Energy (Maharashtra) Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                    ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:

ReNew Wind Energy (Maharashtra) Private Limited

103

SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

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(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

105

(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

106

SCHEDULE 4

CONDITIONS SUBSEQUENT

(1)    Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2)    Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3)    Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4)    Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

108

the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

109

18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

110

29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

112

ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

114

5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

115

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.

ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

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2.	Provision of a step-in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts Described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties Deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.

Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

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1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy

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(AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

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EXECUTION VERSION

RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

ZEMIRA RENEWABLE ENERGY LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, RENEW WIND ENERGY (AP) PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

i

ii

SCHEDULE 1	101

JUMBO CERTIFICATE	101

SCHEDULE 2	103

FORM OF REDEMPTION NOTICE	103

iii

SCHEDULE 3	104

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

iv

DEBENTURE TRUST DEED dated as of 29 October, 2020 between ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001 (the “Parent Guarantor”), Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi -110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi -110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1) the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2) Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4) any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5) a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6) any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7) any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8) any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9) any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the sale or other disposition of cash or Temporary Cash Equivalents;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) transfers resulting from any casualty or condemnation of property;

(14) dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15) the unwinding of any Hedging Obligation; and

(16) the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2) any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

8

of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2) the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1) any expenses in relation to Hedging Obligations;

(2) Combined Interest Expense and finance costs;

(3) income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4) depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5) any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6) any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1) the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2) the cumulative effect of a change in accounting principles will be excluded; and

(3) any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 — Y1)] + [30 × (M2 — M1)] + (D2 — D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

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(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6) all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7) to the extent not otherwise included in this definition, Hedging Obligations; and

(8) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3) the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1) pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2) interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3) pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 1,19,71,64,592 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 1,19,71,64,592 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 1,19,71,64,592 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 1,19,71,64,592 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1) any shareholder of the Parent Guarantor as of the Original Issue Date;

(2) any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3) any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4) any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5) any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of the Guarantors;

(2) any Investment in Temporary Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6) Investments represented by Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8) repurchases of NCDs and Other NCDs;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10) (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11) Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12) Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1) the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2) the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1) United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2) direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3) demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6) securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7) any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8) any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9) demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01 Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c) “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d) “or” is not exclusive;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j) References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01 Form and Dating.

(1) The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2) Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3) Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02 Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1) Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2) Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a) to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b) to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c) subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3) Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a) the Initial Contribution;

(b) the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c) all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4) Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5)	Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03 Issue amount

The aggregate Nominal Value of the NCDs is INR 1,19,71,64,592.

Section 2.04 Issue mechanics

(1) The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2) The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3) The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4) The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5) The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05 Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06 Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07 Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a) updated list of names and addresses of all Holders;

(b) details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c) the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d) a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08 Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1) No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2) The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3) The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5) The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09 Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12 Additional Amounts.

(a) Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5) any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13 Status and Ranking

The NCDs shall:

(a) be general obligations of the Issuer;

(b) rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c) rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d) be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e) be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f) be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture

Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of the NCDs to be redeemed;

(d) the redemption price; and

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(e) the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02    Selection of NCDs to be Redeemed or Purchased.

(a) If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1) if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d) the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section    3.04 [Reserved.]

Section    3.05 Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06    Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1) at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1) at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1) the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2) at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07    No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08    Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09    Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i) if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii) if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii) if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv) if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10    Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11    Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01    Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02    Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03    Provision of Financial Statements and Reports.

(a) Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b) The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1) within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c) The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d) The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e) All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04    Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05    Restricted Payments.

(a) The Issuer and each of the Guarantors will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3) make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4) make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi- annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b) The foregoing provision will not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2) the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3) dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5) repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6) Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10) the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2) Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3) Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4) Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A) the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B) Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C) such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6) Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7) Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11) Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12) guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13) Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c) The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Asset Sales.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1) the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c) Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08 Transactions with Shareholders and Affiliates.

(a) The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2) the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any member of the Restricted Group;

(3) any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4) any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6) transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7) any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9) any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10) transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09 Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10 Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A) to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B) within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c) (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d) For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12 No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13 Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14 Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1) the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15 Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16 IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17 RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18 Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19 Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20 Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21 Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22 Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23 Undertakings by the Issuer as required under Companies Act, 2013.

(a) The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b) The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c) The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e) The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f) The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

(a) The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b) The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02 Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1) default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2) default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3) default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4) any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5) with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6) the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7) an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8) the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9) any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10) any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11) the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12) the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13) in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14) the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06 Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1) the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2) such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3) the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07 Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09 Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12 Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13 Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a) Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c) No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e) The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f) The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02 Rights of Debenture Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d) The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e) The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i) The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k) In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l) The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n) Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o) The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q) The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03 Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04 Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06 Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a) two consecutive defaults in payment of interest to the Holders; or

(b) default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other

Persons not regularly within its employ.

(b) The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d) All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08    Replacement of the Debenture Trustee.

(a)    The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b)    The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c) The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e) If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f) Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g) Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09 Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10 Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11 Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

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Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a) the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06 Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c) to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e) to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f) to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g) to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j) to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02 With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a) reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b) reduce the principal of or change the fixed maturity of the NCDs;

(c) change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d) reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h) waive a redemption payment with respect to the NCDs;

(i) release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j) release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k) amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(1) The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a) a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b) a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c) a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d) a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2) the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3) the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a) such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b) the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02 Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a) with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e) in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f) in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g) in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h) in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i) upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j) in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k) the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l) the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m) as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(1) Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3) Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4) Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5) Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7) Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8) Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9) The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a) any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b) initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d) any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e) the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f) any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h) any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j) any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k) any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l) any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

(14)	Financial Debt

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Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a) its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b) notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a) be a general obligation of such Guarantor;

(b) rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d) be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e) be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a) be a general obligation of the Parent Guarantor;

(b) be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d) be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e) be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02    Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a) The Guarantees of the Guarantors will automatically be released:

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2) upon repayment in full of the NCDs.

(b) The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2) upon repayment in full of the NCDs;

(3) upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4) upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c) `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt

84

requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

ReNew Wind Energy (MP Three) Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

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(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06 Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07 Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08 Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09 Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

ReNew Wind Energy (MP Three) Private Limited as Issuer

By:
Name:
Title:

88

Axis Trustee Services Limited
as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

90

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

91

Shruti Power Projects Private Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind
Energy (AP) Private Limited
as Guarantor

By:
Name:
Title:

93

ReNew Wind Energy (Rajasthan Four) Private
Limited
as Guarantor

By:
Name:
Title:

94

ReNew Wind
Energy (Maharashtra) Private Limited
as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited
as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited
as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited
as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited
as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited
as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	:	ReNew Wind Energy (MP Three) Private Limited

Registered Office	:	[●]

AUTHORISED SHARE CAPITAL	:	Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	:	Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	:	[insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	:	[●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [•] 2020.

[Name]

Director

DIN: [●]

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SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	ReNew Wind Energy (MP Three) Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                    ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:
ReNew Wind Energy (MP Three) Private Limited

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SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

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(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

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(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1) Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2) Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3) Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4) Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

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the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

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18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

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29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

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ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.

ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

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2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

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4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

132

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.

Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of

(i) 9 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

133

2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

134

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

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1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

136

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy

137

(AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

138

“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

139

EXECUTION VERSION

RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, ZEMIRA RENEWABLE ENERGY LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

i

ii

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER		73

Section 9.01	Without Consent of Holders of NCDs	73
Section 9.02	With Consent of Holders of NCDs	74
Section 9.03	Supplemental Debenture Trust Deed	75
Section 9.04	Revocation and Effect of Consents	75
Section 9.05	Debenture Trustee to Sign Amendments, etc.	76

ARTICLE 10		76

Section 10.01	Security	76
Section 10.02	Release of Collateral	77

ARTICLE 11 GUARANTEES		79

Section 11.01	Guarantee	79
Section 11.02	Limitation on Liability	82
Section 11.03	Successors and Assigns	83
Section 11.04	No Waiver	83
Section 11.05	Subrogation	83
Section 11.06	Modification	83
Section 11.07	Releases	83

ARTICLE 12 SATISFACTION AND DISCHARGE		84

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	84

ARTICLE 13 MISCELLANEOUS		84

Section 13.01	Notices	84
Section 13.02	Certificate and Opinion as to Conditions Precedent	85
Section 13.03	Statements Required in Certificate or Opinion	86
Section 13.04	Rules by Debenture Trustee	86
Section 13.05	No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders	86
Section 13.06	Governing Law	86
Section 13.07	Adverse Interpretation of Other Agreements	86
Section 13.08	Successors	86
Section 13.09	Severability	87
Section 13.10	Counterpart Originals	87
Section 13.11	Table of Contents, Headings, etc.	87
Section 13.12	Submission to Jurisdiction	87

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW		104

SCHEDULE 1		101

JUMBO CERTIFICATE		101

SCHEDULE 2		103

FORM OF REDEMPTION NOTICE		103

SCHEDULE 3		104

CONDITIONS PRECEDENT		104

iii

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

iv

DEBENTURE TRUST DEED dated as of 29 October, 2020 between ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers- II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

5

“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1)    the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2)    Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3)    sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4)    any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5)    a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6)    any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7)    any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8)    any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9)    any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11)    the sale or other disposition of cash or Temporary Cash Equivalents;

(12)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)    transfers resulting from any casualty or condemnation of property;

(14)    dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15)    the unwinding of any Hedging Obligation; and

(16)    the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2)    any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3)    the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

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of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2)    the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)    the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1)    any expenses in relation to Hedging Obligations;

(2)    Combined Interest Expense and finance costs;

(3)    income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4)    depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5)    any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6)    any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1)    the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2)    the cumulative effect of a change in accounting principles will be excluded; and

(3)    any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 - Y1)] + [30 × (M2 - M1)] + (D2 - D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)    matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)    is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)    is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)    all indebtedness of such Person for borrowed money;

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(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)    all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5)    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6)    all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7)    to the extent not otherwise included in this definition, Hedging Obligations; and

(8)    all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)    the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2)    money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3)    the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1)    pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2)    interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3)    pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 1,18,94,00,000 unrated, unlisted, secured, redeemable nonconvertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 1,18,94,00,000 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 1,18,94,00,000 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 1,18,94,00,000 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1)    brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2)    provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3)    payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)    appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event

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has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is nonconvertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1)    any shareholder of the Parent Guarantor as of the Original Issue Date;

(2)    any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3)    any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4)    any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5)    any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1)    any Investment in the Issuer or any of the Guarantors;

(2)    any Investment in Temporary Cash Equivalents;

(3)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4)    any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6)    Investments represented by Hedging Obligations;

(7)    loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8)    repurchases of NCDs and Other NCDs;

(9)    pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10)    (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11)    Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12)    Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, jointstock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1)    the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2)    the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1)    United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2)    direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3)    demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5)    commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6)    securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7)    any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8)    any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9)    demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01    Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01    Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02    Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c)    “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d)    “or” is not exclusive;

(e)    words in the singular include the plural, and in the plural include the singular;

(f)    “will” shall be interpreted to express a command;

(g)    provisions apply to successive events and transactions;

(h)    all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j)    References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01    Form and Dating.

(1)    The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2)    Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3)    Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02    Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1)    Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2)    Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a)    to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b)    to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c)    subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3)    Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a)    the Initial Contribution;

(b)    the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c)    all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4)    Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5)    Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03    Issue amount

The aggregate Nominal Value of the NCDs is INR 1,18,94,00,000.

Section 2.04    Issue mechanics

(1)    The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2)    The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3)    The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4)    The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5)    The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The	key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05    Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “ —Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06    Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07    Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a)    updated list of names and addresses of all Holders;

(b)    details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c)    the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d)    a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08    Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1)    No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2)    The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3)    The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4)    All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5)    The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09    Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10    Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11    Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12    Additional Amounts.

(a)    Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b)    Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1)    any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)    any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4)    any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5)    any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6)    to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13    Status and Ranking

The NCDs shall:

(a)    be general obligations of the Issuer;

(b)    rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c)    rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d)    be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e)    be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f)    be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)    the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b)    the redemption date;

(c)    the principal amount of the NCDs to be redeemed;

(d)    the redemption price; and

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(e)    the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02    Selection of NCDs to be Redeemed or Purchased.

(a)    If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1)    if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b)    On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03    Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a)    the redemption date;

(b)    the redemption price;

(c)    that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d)    the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04    [Reserved.]

Section 3.05    Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06    Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1)    at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)    If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1)    at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)    If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1)    the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2)    at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07    No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08    Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2)    where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1)    an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)    an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2)    where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1)    an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)    an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2)    no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3)     where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1)    an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2)    an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09    Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i)    if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii)    if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii)    if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv)    if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10    Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11    Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01    Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02    Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03    Provision of Financial Statements and Reports.

(a)    Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1)    within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2)    within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b)    The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1)    within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2)    within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c)    The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d)    The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e)    All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04    Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05    Restricted Payments.

(a)    The Issuer and each of the Guarantors will not, directly or indirectly:

(1)    declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2)    purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3)    make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4)    make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B)	such Restricted Payment is (x) undertaken on or after the reviewed

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combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b)    The foregoing provision will not be violated by reason of:

(1)    the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2)    the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3)    dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4)    payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5)    repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6)    Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10)    the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c)    The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1)    Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2)    Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3)    Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4)    Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5)    Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A)    the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B)    Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C)    such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6)    Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7)    Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8)    Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11)    Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12)    guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13)    Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b)    For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c)    The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d)    Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07    Asset Sales.

(a)    If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1)    the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b)    If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)    the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c)    Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)    the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08    Transactions with Shareholders and Affiliates.

(a)    The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1)    the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2)    the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b)    The foregoing limitation does not limit, and will not apply to:

(1)    directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2)    transactions between or among any member of the Restricted Group;

(3)    any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4)    any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5)    transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6)    transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7)    any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9)    any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10)    transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11)    any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12)    loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09    Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10    Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11    Offer to Repurchase Upon Change of Control.

(a)    If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A)    to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B)    within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b)    If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c)    (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii)    The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii)    On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)    accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2)    pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d)    For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12    No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13    Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14    Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1)    the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2)    the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3)    the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15    Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16    IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17    RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18    Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19    Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20    Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21    Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22    Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23    Undertakings by the Issuer as required under Companies Act, 2013.

(a)    The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b)    The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c)    The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The	Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e)    The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f)    The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The	Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01    Merger, Consolidation, and Sale of Assets.

(a)    The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b)    The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02    Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1)    default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2)    default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3)    default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4)    any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5)    with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6)    the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7)    an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8)    the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9)    any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10)    any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11)    the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12)    the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13)    in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14)    the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02    Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04    Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1)     all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2)     the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05    Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06    Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1)     the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2)     such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3)     the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07    Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09    Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First:     to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second:     to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third:     to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12    Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13    Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01    General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a)    Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b)    Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c)    No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d)    The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e)    The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f)    The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02    Rights of Debenture Trustee.

Subject to Section 7.01:

(a)    In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b)    Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)    The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d)    The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e)    The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f)    The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g)    In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h)    The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i)    The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j)    The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k)    In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l)    The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m)    If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n)    Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o)    The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p)    Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q)    The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r)    No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03    Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04    Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05    Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06    Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a) two	consecutive defaults in payment of interest to the Holders; or

(b) default	in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07    Compensation and Indemnity.

(a)    The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

(b)    The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c)    To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d)    All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08    Replacement of the Debenture Trustee.

(a)    The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b)    The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c)    The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d)    A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e)    If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f)    Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g)    Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09    Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10    Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11    Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02    Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b)    the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d)    the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03    Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a)    the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d)    the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e)    the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06    Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07    Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a)    to cure any ambiguity, defect, omission or inconsistency;

(b)    to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c)    to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e)    to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f)    to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g)    to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h)    to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i)    to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j)    to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02    With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a)    reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b)    reduce the principal of or change the fixed maturity of the NCDs;

(c)    change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d)    reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e)    waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f)    reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g)    make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h)    waive a redemption payment with respect to the NCDs;

(i)    release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j)    release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k)    amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l)    make any change in the preceding amendment and waiver provisions.

Section 9.03    Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05    Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01    Security.

(1)    The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a)    a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b)    a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c)    a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d)    a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2)    the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3)    the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step- in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a)     such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b)     the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02    Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a)    with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e)    in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f)    in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g)    in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h)    in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i)    upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j)    in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k)    the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l)    the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m)    as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01    Guarantee.

(1)    Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2)    Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3)    Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4)    Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5)    Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6)    In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7)    Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8)    Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9)    The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a)    any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b)    initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c)    any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d)    any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e)    the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f)    any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h)    any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i)    any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j)    any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k)    any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l)    any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

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(14)	Financial Debt

Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a)    its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b)    notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a)    be a general obligation of such Guarantor;

(b)    rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c)    rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d)    be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e)    be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a)    be a general obligation of the Parent Guarantor;

(b)    be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c)    rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d)    be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e)    be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02    Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03    Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04    No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05    Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06    Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07    Releases.

(a)     The Guarantees of the Guarantors will automatically be released:

(1)     upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2)     upon repayment in full of the NCDs.

(b)     The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1)     upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2)     upon repayment in full of the NCDs;

(3)     upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4)     upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c)    ‘No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01    Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02    Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01    Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested),

84

facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

ReNew Wind Energy (Rajasthan Four) Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a)    an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

85

(b)     an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a)     a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)     a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)     a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04     Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05     No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06     Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07     Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08     Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

86

Section 13.09     Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10     Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12     Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

ReNew Wind Energy (Rajasthan Four) Private Limited as Issuer

By:
Name:
Title:

88

Axis Trustee Services Limited as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited as Guarantor

By:
Name:
Title:

90

ReNew Wind Energy (AP) Private Limited as Guarantor

By:
Name:
Title:

91

Zemira Renewable Energy Limited as Guarantor

By:
Name:
Title:

92

ReNew Wind Energy (MP Three) Private Limited as Guarantor

By:
Name:
Title:

93

Shruti Power Projects Private Limited as Guarantor

By:
Name:
Title:

94

ReNew Wind Energy (Maharashtra) Private Limited as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	: ReNew Wind Energy (Rajasthan Four) Private Limited

Registered Office	: [●]

AUTHORISED SHARE CAPITAL	: Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	: Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	: [insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	: [●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

102

SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	ReNew Wind Energy (Rajasthan Four) Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                    ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:

ReNew Wind Energy (Rajasthan Four) Private Limited

103

SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

104

(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

105

(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1)    Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2)    Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3)    Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4)    Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

108

the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

109

18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

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29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

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A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

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Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

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ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.

5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 5 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan	ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of (i) 5 months from the Original Issue Date; and

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			Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.	(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) — Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the

date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)    4 months from

the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables,	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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	book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).		facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the

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consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

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receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.

4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.

6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable

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rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to

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	of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.			create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    9 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i)    9 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt

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of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in,	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 9 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable,	Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of (i) 9 months from the Original Issue Date; and

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			receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.	(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

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1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy (AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

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EXECUTION VERSION

SHRUTI POWER PROJECTS PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, ZEMIRA RENEWABLE ENERGY LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

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ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER		73

Section 9.01	Without Consent of Holders of NCDs	73
Section 9.02	With Consent of Holders of NCDs	74
Section 9.03	Supplemental Debenture Trust Deed	75
Section 9.04	Revocation and Effect of Consents	75
Section 9.05	Debenture Trustee to Sign Amendments, etc.	76

ARTICLE 10		76

Section 10.01	Security	76
Section 10.02	Release of Collateral	77

ARTICLE 11 GUARANTEES		79

Section 11.01	Guarantee	79
Section 11.02	Limitation on Liability	82
Section 11.03	Successors and Assigns	83
Section 11.04	No Waiver	83
Section 11.05	Subrogation	83
Section 11.06	Modification	83
Section 11.07	Releases	83

ARTICLE 12 SATISFACTION AND DISCHARGE		84

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	84

ARTICLE 13 MISCELLANEOUS		85

Section 13.01	Notices	85
Section 13.02	Certificate and Opinion as to Conditions Precedent	85
Section 13.03	Statements Required in Certificate or Opinion	86
Section 13.04	Rules by Debenture Trustee	86
Section 13.05	No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders	86
Section 13.06	Governing Law	86
Section 13.07	Adverse Interpretation of Other Agreements	86
Section 13.08	Successors	86
Section 13.09	Severability	87
Section 13.10	Counterpart Originals	87
Section 13.11	Table of Contents, Headings, etc.	87
Section 13.12	Submission to Jurisdiction	87

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW		104

SCHEDULE 1		101

JUMBO CERTIFICATE		101

SCHEDULE 2		103

FORM OF REDEMPTION NOTICE		103

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SCHEDULE 3	104

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

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DEBENTURE TRUST DEED dated as of 29 October, 2020 between Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1)    the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2)    Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3)    sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4)    any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5)    a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6)    any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7)    any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8)    any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9)    any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11)    the sale or other disposition of cash or Temporary Cash Equivalents;

(12)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)    transfers resulting from any casualty or condemnation of property;

(14)    dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15)    the unwinding of any Hedging Obligation; and

(16)    the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2)    any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3)    the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning

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of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2)    the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)    the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1)    any expenses in relation to Hedging Obligations;

(2)    Combined Interest Expense and finance costs;

(3)    income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4)    depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5)    any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6)    any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1)    the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2)    the cumulative effect of a change in accounting principles will be excluded; and

(3)    any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 - Y1)] + [30 × (M2 - M1)] + (D2 - D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)    matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)    is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)    is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)    all indebtedness of such Person for borrowed money;

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(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)    all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5)    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6)    all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7)    to the extent not otherwise included in this definition, Hedging Obligations; and

(8)    all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)    the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2)    money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3)    the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1)    pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2)    interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3)    pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 44,04,40,000 unrated, unlisted, secured, redeemable non- convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 44,04,40,000 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 44,04,40,000 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 44,04,40,000 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1)    brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2)    provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3)    payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)    appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non- convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1)    any shareholder of the Parent Guarantor as of the Original Issue Date;

(2)    any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3)    any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4)    any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5)    any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1)    any Investment in the Issuer or any of the Guarantors;

(2)    any Investment in Temporary Cash Equivalents;

(3)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4)    any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6)    Investments represented by Hedging Obligations;

(7)    loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8)    repurchases of NCDs and Other NCDs;

(9)    pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10)    (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11)    Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12)    Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1)    the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2)    the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1)    United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2)    direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3)    demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5)    commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6)    securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7)    any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8)    any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9)    demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01     Other Definitions

Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01     Other Definitions

Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02     Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c)    “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d)    “or” is not exclusive;

(e)    words in the singular include the plural, and in the plural include the singular;

(f)    “will” shall be interpreted to express a command;

(g)    provisions apply to successive events and transactions;

(h)    all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j)    References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01     Form and Dating.

(1)    The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2)    Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3)    Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02     Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1)    Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2)    Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a)    to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b)    to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c)    subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3)    Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a)    the Initial Contribution;

(b)    the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c)    all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4)    Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5)    Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03    Issue amount

The aggregate Nominal Value of the NCDs is INR 44,04,40,000.

Section 2.04    Issue mechanics

(1)    The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2)    The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3)    The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4)    The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5)    The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6)    The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05    Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06    Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07    Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a)    updated list of names and addresses of all Holders;

(b)    details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c)    the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d)    a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08    Transfer of NCDs.

(a)    Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)    Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)    General Provisions Relating to Transfers and Exchanges.

(1)    No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2)     The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3)    The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4)     All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5)    The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09    Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10    Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11     Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12     Additional Amounts.

(a)    Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b)    Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1)     any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable

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pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)    any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4)    any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5)    any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6)    to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13    Status and Ranking

The NCDs shall:

(a)    be general obligations of the Issuer;

(b)    rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c)    rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d)    be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e)    be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f)    be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)    the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b)    the redemption date;

(c)    the principal amount of the NCDs to be redeemed;

(d)    the redemption price; and

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(e)    the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02    Selection of NCDs to be Redeemed or Purchased.

(a)    If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1)    if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2)    if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b)    On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03    Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a)    the redemption date;

(b)    the redemption price;

(c)    that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d)    the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04    [Reserved.]

Section 3.05    Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06     Optional Redemptions.

(a)     If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1)    at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)     If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1)    at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

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(c)    If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1)    the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2)    at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3)    such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07    No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08    Redemption for Taxation Reasons.

(a)     If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due

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under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2)     where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1)     an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)    an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)     If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1)    any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)     any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is,

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or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)     no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2)     where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1)     an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)    an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)     If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1)     any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)     any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2)    no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3)     where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1)    an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09    Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i)    if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii)    if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii)    if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv)    if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10    Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11    Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01    Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

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Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02     Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03     Provision of Financial Statements and Reports.

(a)    Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1)    within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2)    within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b)    The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1)     within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2)    within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c)    The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d)    The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e)    All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04    Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05    Restricted Payments.

(a)    The Issuer and each of the Guarantors will not, directly or indirectly:

(1)    declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2)    purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3)    make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4)    make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b)    The foregoing provision will not be violated by reason of:

(1)    the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2)     the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3)    dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4)    payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5)    repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6)    Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10)    the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11)    the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c)    The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1)     Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2)     Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3)    Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4)    Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5)    Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A)    the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B)    Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C)    such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6)    Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7)    Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8)    Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11)    Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12)    guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13)    Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b)    For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c)    The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d)    Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07     Asset Sales.

(a)    If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1)    the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b)    If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)    the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c)    Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)    the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)    at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)    any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08    Transactions with Shareholders and Affiliates.

(a)    The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1)    the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2)    the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b)    The foregoing limitation does not limit, and will not apply to:

(1)    directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2)    transactions between or among any member of the Restricted Group;

(3)    any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4)    any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at

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least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5)    transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6)    transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7)    any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9)    any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10)    transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11)    any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12)    loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09    Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10    Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11    Offer to Repurchase Upon Change of Control.

(a)    If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A)    to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B)    within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b)    If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c)    (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)    accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2)    pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d)    For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12    No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13    Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14     Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1)    the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2)    the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3)    the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15     Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16     IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17     RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18    Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19    Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20     Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21    Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22    Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23    Undertakings by the Issuer as required under Companies Act, 2013.

(a)    The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b)    The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c)    The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d)    The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e)    The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f)    The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g)    The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01    Merger, Consolidation, and Sale of Assets.

(a)    The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b)    The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02    Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1)    default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2)    default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3)    default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4)    any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5)    with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6)    the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7)    an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8)    the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9)    any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10)    any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11)    the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12)    the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13)    in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non- Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14)    the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02    Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04    Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1)    all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05    Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06    Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1)    the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2)    such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3)    the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07    Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09    Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First:    to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second:    to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third:    to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12    Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13    Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01    General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a)    Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b)    Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c)    No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d)    The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e)    The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f)    The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02    Rights of Debenture Trustee.

Subject to Section 7.01:

(a)    In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b)    Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)    The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d)    The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e)    The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f)    The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g)    In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h)    The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i)    The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j)    The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k)    In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l)    The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m)    If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n)    Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o)    The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p)    Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q)    The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r)    No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03    Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04    Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05    Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06    Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a)	two consecutive defaults in payment of interest to the Holders; or

(b)	default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07    Compensation and Indemnity.

(a)    The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of

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collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

(b)    The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c)    To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d)    All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08    Replacement of the Debenture Trustee.

(a)    The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b)    The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c)    The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d)    A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e)    If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f)    Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g)    Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09     Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10     Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11     Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02     Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b)    the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d)    the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03     Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a)    the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d)    the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e)    the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05     Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06     Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07     Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a)    to cure any ambiguity, defect, omission or inconsistency;

(b)    to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c)    to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e)    to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f)    to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g)    to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h)    to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i)    to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j)    to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02    With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a)    reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b)    reduce the principal of or change the fixed maturity of the NCDs;

(c)    change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d)    reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e)    waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f)    reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g)    make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h)    waive a redemption payment with respect to the NCDs;

(i)    release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j)    release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k)    amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l)    make any change in the preceding amendment and waiver provisions.

Section 9.03    Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder

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of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05    Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01    Security.

(1)    The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a)    a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b)    a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c)    a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d)    a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2)    the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

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(3)    the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step- in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a)    such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b)    the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02    Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a)    with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d)    in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(e)    in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f)    in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g)    in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h)    in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i)    upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j)    in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k)    the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l)    the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m)    as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01    Guarantee.

(1)    Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2)    Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3)    Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4)    Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5)    Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6)    In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7)    Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8)    Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9)    The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a)    any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b)    initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c)    any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d)    any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e)    the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f)    any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

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Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h)    any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i)    any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j)    any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k)    any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l)    any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

(14)	Financial Debt

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Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a)    its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b)    notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a)    be a general obligation of such Guarantor;

(b)    rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c)    rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d)    be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e)    be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a)    be a general obligation of the Parent Guarantor;

(b)    be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c)    rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d)    be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e)    be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02    Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03    Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04    No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05    Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06    Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07    Releases.

(a)    The Guarantees of the Guarantors will automatically be released:

(1)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2)    upon repayment in full of the NCDs.

(b)    The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2)    upon repayment in full of the NCDs;

(3)    upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4)    upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c)    No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01    Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02    Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

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ARTICLE 13

MISCELLANEOUS

Section 13.01    Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Shruti Power Projects Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a)    an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

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(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04    Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05    No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06    Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07    Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08    Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09    Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10    Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12    Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

Shruti Power Projects Private Limited
as Issuer

By:
Name:
Title:

88

Axis Trustee Services Limited as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

90

ReNew Wind Energy (AP) Private Limited as Guarantor

By:
Name:
Title:

91

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind Energy (MP Three) Private Limited as Guarantor

By:
Name:
Title:

93

ReNew Wind Energy (Rajasthan Four) Private Limited as Guarantor

By:
Name:
Title:

94

ReNew Wind Energy (Maharashtra) Private Limited as Guarantor

By:
Name:
Title:

95

Bhumi Prakash Private Limited as Guarantor

By:
Name:
Title:

96

Tarun Kiran Bhoomi Private Limited as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company Registered Office	: Shruti Power Projects Private Limited : [●]

AUTHORISED SHARE CAPITAL	: Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	: Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:

Aggregate Amount	:

Name(s) of the Holder(s)	: [insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	: [●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

101

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

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SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	Shruti Power Projects Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                    ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:
Shruti Power Projects Private Limited

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SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

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(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

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(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5    Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)    this Deed; and

(ii)    the Debenture Trustee Agreement.

6    Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1)    Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2)    Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3)    Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4)    Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

108

the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

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18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

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29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

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ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

114

purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.

5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 5 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan	ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of (i) 5 months from the Original Issue Date; and

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			Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.	(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables,	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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	book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).		facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the

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consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as	ReNew AP 3 will take commercially reasonable stepsto create such charge within 9 months of the Original Issue Date.

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receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.

4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.

6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the

receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable

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rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

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deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable stepsto create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever	Deed of hypothecation along with a power of attorney or such other security document as	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to

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	of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	may be agreed with the Debenture Trustee		create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    9 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i)    9 months from the Original Issue Date; and

(ii)    4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt

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of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in,	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 9 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable,	Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of (i) 9 months from the Original Issue Date; and

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			receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.	(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

135

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)    5 months from the Original Issue Date; and

(ii)    4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of (i) 5 months from the Original Issue Date; and

(ii)    4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy (AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

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EXECUTION VERSION

TARUN KIRAN BHOOMI PRIVATE LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, ZEMIRA RENEWABLE ENERGY LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, RENEW WIND ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY (MAHARASHTRA) PRIVATE LIMITED, SHRUTI POWER PROJECTS PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED, BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

i

ii

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER		73

Section 9.01	Without Consent of Holders of NCDs	73
Section 9.02	With Consent of Holders of NCDs	74
Section 9.03	Supplemental Debenture Trust Deed	75
Section 9.04	Revocation and Effect of Consents	75
Section 9.05	Debenture Trustee to Sign Amendments, etc.	76

ARTICLE 10		76

Section 10.01	Security	76
Section 10.02	Release of Collateral	77

ARTICLE 11 GUARANTEES		79

Section 11.01	Guarantee	79
Section 11.02	Limitation on Liability	82
Section 11.03	Successors and Assigns	83
Section 11.04	No Waiver	83
Section 11.05	Subrogation	83
Section 11.06	Modification	83
Section 11.07	Releases	83

ARTICLE 12 SATISFACTION AND DISCHARGE		84

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	84

ARTICLE 13 MISCELLANEOUS		84

Section 13.01	Notices	84
Section 13.02	Certificate and Opinion as to Conditions Precedent	85
Section 13.03	Statements Required in Certificate or Opinion	86
Section 13.04	Rules by Debenture Trustee	86
Section 13.05	No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.	86
Section 13.06	Governing Law	86
Section 13.07	Adverse Interpretation of Other Agreements.	86
Section 13.08	Successors.	86
Section 13.09	Severability.	87
Section 13.10	Counterpart Originals.	87
Section 13.11	Table of Contents, Headings, etc.	87
Section 13.12	Submission to Jurisdiction	87

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW.		104

SCHEDULE 1		101

JUMBO CERTIFICATE		101

SCHEDULE 2		103

FORM OF REDEMPTION NOTICE		103

SCHEDULE 3		104

iii

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

iv

DEBENTURE TRUST DEED dated as of 29 October, 2020 between Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001, Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi—110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that “Asset Sale” shall not include:

(1) the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2) Restricted Payments permitted to be made under Section 4.05 or any Permitted

Investment;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4) any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5) a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6) any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7) any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8) any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9) any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

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(10) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11) the sale or other disposition of cash or Temporary Cash Equivalents;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) transfers resulting from any casualty or condemnation of property;

(14) dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15) the unwinding of any Hedging Obligation; and

(16) the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

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“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2) any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

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(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2) the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1) any expenses in relation to Hedging Obligations;

(2) Combined Interest Expense and finance costs;

(3) income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4) depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5) any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

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(6) any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1) the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2) the cumulative effect of a change in accounting principles will be excluded; and

(3) any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

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“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 – Y1)] + [30 x (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

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(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

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(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6) all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7) to the extent not otherwise included in this definition, Hedging Obligations; and

(8) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be

“Indebtedness” so long as such money is held to secure the payment of such interest; and

(3) the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

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“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1) pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2) interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3) pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

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Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 1,19,61,58,167 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 1,19,61,58,167 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 1,19,61,58,167 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 1,19,61,58,167 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

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(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

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“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1) any shareholder of the Parent Guarantor as of the Original Issue Date;

(2) any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3) any trust established for the benefit of any of the Persons referred to in clause (1) or (2)

above;

(4) any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5) any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of the Guarantors;

(2) any Investment in Temporary Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6) Investments represented by Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8) repurchases of NCDs and Other NCDs;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10) (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11) Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12) Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1) the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2) the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

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“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1) United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2) direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3) demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

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(6) securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7) any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8) any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9) demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions

Defined in
Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

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Section 1.01 Other Definitions

Defined in
Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c) “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d) “or” is not exclusive;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

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(i) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j) References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01 Form and Dating.

(1) The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2) Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3) Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02 Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1) Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2) Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a) to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b) to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c) subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

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PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3) Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a) the Initial Contribution;

(b) the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c) all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4) Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5) Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

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Section 2.03 Issue amount

The aggregate Nominal Value of the NCDs is INR 1,19,61,58,167.

Section 2.04 Issue mechanics

(1) The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2) The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3) The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4) The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5) The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6) The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05 Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06 Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07 Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

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The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a) updated list of names and addresses of all Holders;

(b) details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c) the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d) a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08 Transfer of NCDs.

(a)	Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)	Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)	General Provisions Relating to Transfers and Exchanges.

(1) No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2) The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3) The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

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(5) The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09 Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12 Additional Amounts.

(a) Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

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The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b) Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

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(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5) any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

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At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13 Status and Ranking

The NCDs shall:

(a) be general obligations of the Issuer;

(b) rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c) rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d) be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e) be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f) be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of the NCDs to be redeemed;

(d) the redemption price; and

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(e) the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02 Selection of NCDs to be Redeemed or Purchased.

(a) If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1) if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2) if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d) the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04 [Reserved.]

Section 3.05 Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

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Section 3.06 Optional Redemptions.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1) at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b) If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1) at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

(c) If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

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Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1) the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2) at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3) such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07 No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08 Redemption for Taxation Reasons.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c) If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1) any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction),

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which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1) the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2) no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3) where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09 Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in

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relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i) if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii) if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii) if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv) if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

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The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10 Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11 Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

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ARTICLE 4

COVENANTS

Section 4.01 Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

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Section 4.03 Provision of Financial Statements and Reports.

(a) Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b) The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1) within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2) within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c) The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

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(d) The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e) All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04 Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05 Restricted Payments.

(a) The Issuer and each of the Guarantors will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3) make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4) make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

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(B)

such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b) The foregoing provision will not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2) the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares

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of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3) dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5) repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6) Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10) the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11) the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

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(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2) Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3) Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4) Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A) the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B) Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

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Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C) such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6) Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7) Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11) Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

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(12) guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13) Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c) The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Asset Sales.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1) the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

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For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

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The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

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amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c) Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2) any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

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Section 4.08 Transactions with Shareholders and Affiliates.

(a) The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2) the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any member of the Restricted Group;

(3) any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

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(4) any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6) transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7) any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9) any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10) transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

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Section 4.09 Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10 Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A) to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B) within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b) If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part,

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the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c) (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

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Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d) For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12 No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13 Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

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Section 4.14 Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1) the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15 Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16 IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17 RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

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Section 4.18 Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19 Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20 Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21 Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22 Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23 Undertakings by the Issuer as required under Companies Act, 2013.

(a) The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b) The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c) The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d) The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e) The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f) The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g) The Issuer shall submit such information as required by the Debenture Trustee.

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ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

(a) The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b) The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02 Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1) default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2) default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3) default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4) any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5) with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

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(6) the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7) an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8) the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9) any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10) any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11) the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12) the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13) in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14) the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

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Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

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Section 6.06 Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1) the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2) such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3) the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07 Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09 Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by

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a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First: to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second: to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12 Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

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The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13 Voting by Holders.

Each Rs.1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a) Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c) No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

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The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e) The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f) The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02 Rights of Debenture Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

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(d) The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e) The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i) The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including

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any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k) In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l) The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n) Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o) The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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(q) The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03 Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04 Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06 Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a) two consecutive defaults in payment of interest to the Holders; or

(b) default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ.

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(b) The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d) All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08 Replacement of the Debenture Trustee.

(a) The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b) The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c) The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e) If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

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Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f) Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g) Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09 Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10 Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11 Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

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ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default

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under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a) the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e) the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06 Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c) to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e) to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f) to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g) to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

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(h) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j) to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02 With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a) reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

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(b) reduce the principal of or change the fixed maturity of the NCDs;

(c) change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d) reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h) waive a redemption payment with respect to the NCDs;

(i) release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j) release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k) amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

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Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(1) The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a) a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b) a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c) a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d) a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

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(2) the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

(3) the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future (it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a) such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b) the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02 Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a) with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

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(d) in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(e) in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f) in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g) in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h) in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i) upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j) in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k) the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l) the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

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(m) as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(1) Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3) Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4) Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5) Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any

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thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7) Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8) Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9) The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a) any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b) initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d) any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e) the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f) any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

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(g) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h) any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j) any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k) any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l) any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10) Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11) Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12) Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13) Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

(14) Financial Debt

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Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a) its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b) notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15) Each Guarantee provided by a Guarantor shall:

(a) be a general obligation of such Guarantor;

(b) rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d) be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e) be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16) The Guarantee provided by the Parent Guarantor shall:

(a) be a general obligation of the Parent Guarantor;

(b) be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c) rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d) be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e) be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02 Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

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Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Releases.

(a) The Guarantees of the Guarantors will automatically be released:

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2) upon repayment in full of the NCDs.

(b) The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2) upon repayment in full of the NCDs;

(3) upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

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(4) upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c) `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

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If to the Issuer:

Tarun Kiran Bhoomi Private Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

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(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06 Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07 Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08 Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

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Section 13.09 Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

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Dated as of 29 October, 2020

Tarun Kiran Bhoomi Private Limited
as Issuer

By:
Name:
Title:

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Axis Trustee Services Limited
as Debenture Trustee

By:
Name:
Title:

89

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

90

ReNew Wind Energy (AP) Private Limited
as Guarantor

By:
Name:
Title:

91

Zemira Renewable Energy Limited
as Guarantor

By:
Name:
Title:

92

ReNew Wind Energy (MP Three) Private Limited
as Guarantor

By:
Name:
Title:

93

ReNew Wind Energy (Rajasthan Four) Private Limited
as Guarantor

By:
Name:
Title:

94

ReNew Wind Energy (Maharashtra) Private Limited
as Guarantor

By:
Name:
Title:

95

Shruti Power Projects Private Limited
as Guarantor

By:
Name:
Title:

96

Bhumi Prakash Private Limited
as Guarantor

By:
Name:
Title:

97

ReNew Wind Energy (AP 3) Private Limited as Guarantor

By:
Name:
Title:

98

Bidwal Renewable Private Limited
as Guarantor

By:
Name:
Title:

99

Pugalur Renewable Private Limited
as Guarantor

By:
Name:
Title:

100

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	:	Tarun Kiran Bhoomi Private Limited
Registered Office	:	[•]

AUTHORISED SHARE	:	Rs. [•]
CAPITAL

ISSUED SUBSCRIBED	:	Rs. [•]
AND PAID-UP

Issue of [•]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [•] (Rupees [•] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [•]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [•] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [•] and the Company at its general meeting held on [•].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [•] (Rupees [•] only) each. Amount paid up per Debenture Rs. [•] (Rupees [•] only).

ISIN	:
Aggregate Amount	:
Name(s) of the Holder(s)	:	[insert name of the depository (NSDL/CDSL) as
applicable]
No. of Debenture(s)	:	[•]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust

101

Deed.

Given under the Common Seal of the Company this [•] 2020.

[Name]

Director

DIN: [•]

102

SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	Tarun Kiran Bhoomi Private Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [•] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [ ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted Redemption Election]

Permitted Redemption Election

By:
Tarun Kiran Bhoomi Private Limited

103

SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(f)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a) A certified true copy of the constitutional documents of each Guarantor.

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(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

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(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

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SCHEDULE 4

CONDITIONS SUBSEQUENT

(1) Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2) Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3) Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4) Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

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SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of

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the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

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18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

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29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

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ANNEXURE A

PRICING NOTICE

[ATTACHED]

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ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i) 5 months from the Original Issue Date; and

(ii) 4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.

5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of
(i) 5 months from the Original Issue Date; and
(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.	ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of
(i) 5 months from the Original Issue Date; and
(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 5 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan	ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of (i) 5 months from the Original Issue Date; and

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			Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.	(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of
(i) 5 months from the Original Issue Date; and
			(ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.	ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of (i) 5 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of
(i) 5 months from the Original Issue Date; and
(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.	Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of
(i) 5 months from the Original Issue Date; and
(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables,	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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	book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).		facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and	Deed of hypothecation along with a power of attorney or such other	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to

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	demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	security document as may be agreed with the Debenture Trustee		create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

• Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

• Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

• Lahori Project: Within 5 months from the Original Issue Date.

• Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

• Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

• Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the

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consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as	ReNew AP 3 will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.

4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

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purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.

6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of
(i) 5 months from the Original Issue Date; and
(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.	Shruti Power will take commercially reasonable steps to create such mortgage within the later of
(i) 5 months from the Original Issue Date; and
(ii) 4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable

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rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of
(i) 9 months from the Original Issue Date; and
(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.	Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of
(i) 9 months from the Original Issue Date; and
(ii) 4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

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2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge overall accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in,	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 9 months from the Original Issue Date; and (ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable,	Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of (i) 9 months from the Original Issue Date; and

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			receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.	(ii) 4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

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Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all

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Guarantors.
1.	Mortgage over immovable properties of ReNew AP in connection with the:	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within the later of (i) 5 months from the Original Issue Date; and (ii) 4 months from the	ReNew AP will take commercially reasonable steps to create such mortgage within the later of

	• Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.		date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.	(i) 5 months from the Original Issue Date; and (ii) 4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

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flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

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A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy (AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

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“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.

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EXECUTION VERSION

ZEMIRA RENEWABLE ENERGY LIMITED

as Issuer

AXIS TRUSTEE SERVICES LIMITED

as Debenture Trustee

RENEW POWER PRIVATE LIMITED

as Parent Guarantor

RENEW WIND ENERGY (AP) PRIVATE LIMITED, SHRUTI POWER PROJECTS PRIVATE

LIMITED, RENEW WIND ENERGY (MP THREE) PRIVATE LIMITED, RENEW WIND

ENERGY (RAJASTHAN FOUR) PRIVATE LIMITED, RENEW WIND ENERGY

(MAHARASHTRA) PRIVATE LIMITED, BHUMI PRAKASH PRIVATE LIMITED, TARUN

KIRAN BHOOMI PRIVATE LIMITED, RENEW WIND ENERGY (AP 3) PRIVATE LIMITED,

BIDWAL RENEWABLE PRIVATE LIMITED AND PUGALUR RENEWABLE PRIVATE

LIMITED

as Guarantors

DEBENTURE TRUST DEED

Dated as of 29 October, 2020

i

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER		73

Section 9.01	Without Consent of Holders of NCDs	73
Section 9.02	With Consent of Holders of NCDs	74
Section 9.03	Supplemental Debenture Trust Deed	75
Section 9.04	Revocation and Effect of Consents	75
Section 9.05	Debenture Trustee to Sign Amendments, etc.	76

ARTICLE 10		76

Section 10.01	Security	76
Section 10.02	Release of Collateral	77

ARTICLE 11 GUARANTEES		79

Section 11.01	Guarantee	79
Section 11.02	Limitation on Liability	82
Section 11.03	Successors and Assigns	83
Section 11.04	No Waiver	83
Section 11.05	Subrogation	83
Section 11.06	Modification	83
Section 11.07	Releases	83

ARTICLE 12 SATISFACTION AND DISCHARGE		84

Section 12.01	Satisfaction and Discharge	84
Section 12.02	Application of Trust Money	84

ARTICLE 13 MISCELLANEOUS		84

Section 13.01	Notices	84
Section 13.02	Certificate and Opinion as to Conditions Precedent	85
Section 13.03	Statements Required in Certificate or Opinion	86
Section 13.04	Rules by Debenture Trustee	86
Section 13.05	No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders	86
Section 13.06	Governing Law	86
Section 13.07	Adverse Interpretation of Other Agreements	86
Section 13.08	Successors	86
Section 13.09	Severability	87
Section 13.10	Counterpart Originals	87
Section 13.11	Table of Contents, Headings, etc.	87
Section 13.12	Submission to Jurisdiction	87

(VI) THE ISSUER IS NOT REGISTERED NOR IS IT REQUIRED TO BE REGISTERED AS A “CORE INVESTMENT COMPANY” UNDER ANY APPLICABLE LAW		104

SCHEDULE 1		101

JUMBO CERTIFICATE		101

SCHEDULE 2		103

FORM OF REDEMPTION NOTICE		103

SCHEDULE 3	104

CONDITIONS PRECEDENT	104

SCHEDULE 4	107

CONDITIONS SUBSEQUENT	107

SCHEDULE 5	108

PROVISIONS FOR THE MEETINGS OF THE HOLDERS	108

ANNEXURE a	112

ANNEXURE B	113

DEBENTURE TRUST DEED dated as of 29 October, 2020 between Zemira Renewable Energy Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Issuer”), Axis Trustee Services Limited a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 and and operating through its desk office at 2nd Floor, Plot No. 25, Pusa Road, Karol Bagh, New Delhi-110005, as the debenture trustee (the “Debenture Trustee”), ReNew Power Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (the “Parent Guarantor”), ReNew Wind Energy (AP) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Shruti Power Projects Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (MP Three) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Rajasthan Four) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, ReNew Wind Energy (Maharashtra) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bhumi Prakash Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Tarun Kiran Bhoomi Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi – 110001, ReNew Wind Energy (AP 3) Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001, Bidwal Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 and Pugalur Renewable Private Limited, a company incorporated under the Companies Act, 2013 (18 of 2013) and having its registered office at 138, Ansal Chambers-II, Bhikaji Cama Place, New Delhi - 110001 (as the “Guarantors”).

The Issuer and the Debenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the NCDs (as defined herein) issued under this Debenture Trust Deed.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01     Definitions.

“Accrual Date” means April 29 and October 29 in each year (and will not adjust for any day that is not a Business Day).

“Accrual Period” means the period from and including an Accrual Date to but excluding the immediately following Accrual Date provided that the initial Accrual Period will start on and include the Original Issue Date and end on the Accrual Date falling on 29 April, 2021, and the final Accrual Period will end on but exclude the Maturity Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to an NCD at any redemption date, the greater of (1) 1.00% of the principal amount of the NCD and (2) the excess of (a) the present value at such redemption date of the principal amount of the NCD at 2 November, 2023 plus all required remaining scheduled interest payments due on the NCD through 26 April, 2024 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the NCD on such redemption date.

“Asset Acquisition” means an acquisition by the Issuer or any of the Guarantors of the property and assets of any Person (other than the Issuer or the Guarantors) that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer (other than to the Guarantors) of all or substantially all of the assets that constitute a division or line of business of the Issuer.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Issuer or any of the Guarantors to any Person; provided that

“Asset Sale” shall not include:

(1)     the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business (including, for the avoidance of doubt, the sale of power);

(2)     Restricted Payments permitted to be made under Section 4.05 or any Permitted Investment;

(3)     sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof);

(4)     any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5)     a transaction covered by Section 4.07 (other than a Qualified Asset Sale) or Section 5.01 (other than a Qualified Asset Sale);

(6)     any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien;

(7)     any sale, transfer or other disposition of any assets by the Issuer or any of the Guarantors to the Issuer or any of the Guarantors;

(8)     any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9)     any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

(10)     any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11)     the sale or other disposition of cash or Temporary Cash Equivalents;

(12)     dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)     transfers resulting from any casualty or condemnation of property;

(14)     dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15)     the unwinding of any Hedging Obligation; and

(16)     the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1)     with respect to a corporation, the board of directors of the corporation;

(2)     with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)     with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)     with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof or person duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of New York, Hong Kong, London, Mauritius, Mumbai, Delhi and Singapore.

“Capital Stock” means:

(1)     in the case of a corporation, corporate stock;

(2)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)     in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer, the Guarantors or the Parent Guarantor.

“Change of Control” means any Change of Control Coupon Step-Up Event or any Change of Control Non-Coupon Step-Up Event.

“Change of Control Offer” has the meaning assigned to that term in Section 4.11(c).

“Change of Control Coupon Step-Up Event” means the occurrence of any of the following events:

(1)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Coupon Step-Up Event under this definition);

(2)     any “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and

(3)     the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor.

“Change of Control Non-Coupon Step-Up Event” means the occurrence of any of the following events:

(1)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group, taken as a whole, to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Restricted Group required by applicable law, rule, regulation or order (other than to one or more Permitted Holders) will constitute a Change of Control Non-Coupon Step-Up Event under this definition);

(2)     the Issuer or any of the Guarantors consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer or any of the Guarantors, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such Guarantor (as applicable) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer or such Guarantor (as applicable) outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)     the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, other than (a) where one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor (as applicable) or (b) where, immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or each of the Guarantors; or

(4)     the adoption of a plan relating to the liquidation or dissolution of the Issuer or any of the Guarantors.

“Collateral” means the assets over which a Lien is created pursuant to the Collateral Documents.

“Collateral Documents” means the documents creating or evidencing a Lien over the applicable Collateral in accordance with Section 10.01 for the benefit the Debenture Trustee and the Holders.

“Combined EBITDA” means, for any period, any Annual RSEPL Injection Amount, plus Combined Net Income for such period plus, to the extent such amount was deducted in calculating such Combined Net Income:

(1)     any expenses in relation to Hedging Obligations;

(2)     Combined Interest Expense and finance costs;

(3)     income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(4)     depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Combined Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Combined Net Income (other than the accrual of revenues in the ordinary course of business);

(5)     any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and

(6)     any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same;

all as determined on a combined basis in conformity with Ind-AS.

“Combined Interest Expense” means, with respect to the Restricted Group for any period, the amount that would be included in gross interest expense on a combined income statement prepared in accordance with Ind-AS for such period of the Restricted Group, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by the Restricted Group, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, any redemption premium and original issue discount expense and non-cash interest payments in respect of any redemption premium, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is guaranteed by, or secured by a Lien on any asset of, the Restricted Group, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt).

“Combined Net Income” means, for any period, the aggregate of the net income plus any interest income of the Restricted Group for such period, on a combined basis, as determined in accordance with Ind-AS; provided that:

(1)     the net income (or loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Restricted Group;

(2)     the cumulative effect of a change in accounting principles will be excluded; and

(3)     any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Co-obligor Loan” means facility availed by Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited and Bhumi Prakash Private Limited along with four other subsidiaries of ReNew Solar Power Private Limited, as co-borrowers, from IDFC Bank, Tata Cleantech Capital Limited, Union Bank of India pursuant to a loan agreement dated October 28, 2016.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any NCD for any period of time (whether or not constituting an Accrual Period, the “Calculation Period”), the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction	=	[360 × (Y2 - Y1)] + [30 × (M2 - M1)] + (D2 - D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

“Debenture Trustee Agreement” means the debenture trustee agreement dated on or about the Original Issue Date between inter alia the Issuer and the Debenture Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of National Securities Depository Limited and Central Depository Services Limited.

“Discount Rate” means 1.1704%.

“Designated subordinated Working Capital Parent Loan” means any Subordinated Indebtedness Incurred by the Restricted Group owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor which, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) bears interest at a rate which is no more than the rate which is payable under any outstanding Senior Indebtedness (including related hedging costs), (iv) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding,

(v) is not secured by a Lien on any assets of the Restricted Group and is not guaranteed by the Restricted Group and (vi) has been designated by the Issuer or the Guarantor (as applicable) as a “Designated Subordinated Working Capital Parent Loan” under the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect); provided that upon any event or circumstance that results in such Indebtedness ceasing to qualify as “Designated Subordinated Working Capital Parent Loans”, such Indebtedness shall constitute either (x) Subordinated Funding Debt if it meets the conditions set forth in the definition thereof or (y) an Incurrence of such Indebtedness by the Issuer or the Guarantor (as applicable). The foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such Indebtedness if the Issuer or such Guarantor would be permitted to make such payment under the covenant described under Section 4.05.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)     matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)     is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)     is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the NCDs and the Other NCDs or (b) the date on which there are no NCDs and no Other NCDs outstanding; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or any Guarantor (as applicable) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.05.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Equity Interests” means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), Redeemable Preference Shares, Subordinated Indebtedness and CCDs.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Parent Guarantor by the Parent Guarantor (other than Disqualified Stock and other than to a Subsidiary of the Parent Guarantor) or (2) Equity Interests of the Issuer, any Guarantor or an affiliate of the Parent Guarantor (other than to the Parent Guarantor or a Subsidiary of the Parent Guarantor), in each case to the extent that the net proceeds therefrom are contributed in the form of Equity Interests in the Issuer or any Guarantor.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an executive of the Parent Guarantor (unless otherwise provided in the applicable Debenture Trust Deed), whose determination shall be conclusive if evidenced by a Board Resolution or an Officer’s Certificate.

“Fitch” means Fitch Inc. and its successors.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantees” means the guarantees issued in respect of the NCDs by each of the Guarantors and the Parent Guarantor.

“Guarantors” means all or any combination of ReNew Wind Energy (AP) Private Limited, Shruti Power Projects Private Limited, Zemira Renewable Energy Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, Bhumi Prakash Private Limited, Tarun Kiran Bhoomi Private Limited, ReNew Wind Energy (AP 3) Private Limited, Bidwal Renewable Private Limited and Pugalur Renewable Private Limited (but in any event excluding the Issuer), as the context may require, and “Guarantor” means any one of them.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name an NCD is registered in the NCD Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means (a) with respect to the Parent Guarantor, Indian Accounting Standards as in effect as of the Original Issue Date, and (b) with respect to the Restricted Group, Indian Accounting Standards as in effect as of the Original Issue Date, as modified by commonly used carve-out principles as in effect on the date of such report or financial statement; provided that for purposes of compliance with the covenant described under Section 4.03, Ind-AS shall mean Indian Accounting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)     all indebtedness of such Person for borrowed money;

(2)     all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)     all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)     all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any amendments to such leases)) and Attributable Indebtedness;

(5)     all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6)     all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7)     to the extent not otherwise included in this definition, Hedging Obligations; and

(8)     all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends.

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (8) above) would appear as a liability on the Person’s consolidated/combined balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)     the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2)     money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3)     the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

For the avoidance of doubt, Subordinated Funding Debt, Preferred Stock (including Redeemable Preference Shares) and CCDs will not constitute Indebtedness.

“Initial Investor” means India Green Energy Holdings and its successors.

“Initial Investor NCDs” means, at any time, the NCDs of any series held by the Initial Investor.

“Initial Parent Guarantor Loan” means a Parent Guarantor Loan in an amount of US$100,000,000 (or the Dollar Equivalent thereof).

“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Interest Service” means, for any period, the sum of (i) all interest payments (other than voluntary or optional payments) paid, payable, accrued or amortized in relation to such period in respect of Indebtedness of any member of the Restricted Group (other than any Indebtedness owed to any other member of the Restricted Group), (ii) all settlement payments net of receipts on account of gross settlement under Interest Rate Hedging Agreements and Currency Hedging Agreements (excluding (a) any payments for mark-to-market settlement and (b) any prepayment under Interest Rate Hedging Agreements and Currency Hedging Agreements made from non-operating cash flows of the Restricted Group) and (iii) all fees, expenses and other charges paid, payable, accrued or amortized (without double counting) in relation to such period in respect of all such Indebtedness of the Restricted Group (other than amortized expenses relating to the offering of the NCDs and the Other NCDs or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation. For avoidance of doubt, any redemption premium payable will not be included in calculation of Interest Service.

“Interest Service Coverage Ratio” means, for any period, the ratio of (x) Combined EBITDA for such period to (y) Interest Service for such period. In making the foregoing calculation:

(1)     pro forma effect will be given to any Indebtedness Incurred, repaid, repurchased, defeased or redeemed since the beginning of such period in each case as if such Indebtedness had been Incurred, repaid, repurchased, defeased or redeemed on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement);

(2)     interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of determination (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(3)     pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such period as if they had occurred and such proceeds had been applied on the first day of such period;

provided that to the extent that clause (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the then most recent two semi-annual periods immediately preceding the date of determination of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Inter-Trustee Letter” means the agency letter entered into or to be entered into between the Debenture Trustee and the debenture trustees for the Other NCDs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. The acquisition by the Issuer or any of the Guarantors of a Person that holds an Investment in a third

Person will be deemed to be an Investment by the Issuer or such Guarantor in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.05(c). The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with all of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor (including all of their respective assets) or all of the assets of the Issuer, the Guarantors, the Parent Guarantor or an Affiliate of the Parent Guarantor, forming all or a part of the assets of such infrastructure investment trust.

“Issue” means the issue of 5,15,92,33,274 unrated, unlisted, secured, redeemable non-convertible debentures by the Issuer of nominal value Re. 1 each for an aggregate amount not exceeding INR 5,15,92,33,274 in accordance with the terms of this Debenture Trust Deed, the Offering Memorandum, and the Offer Letter.

“Issuer Subscription Account” means the account in the name of the Issuer into which the Holders shall make payments to the Issuer for the subscription of the NCDs.

“Jumbo Certificate” means the debenture certificate, substantially in the form of Schedule 1 that will be issued in accordance with Section 2.01 in an initial amount equal to the principal amount of the NCDs.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means 29 October, 2027, or if such date is not a Business Day, the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“NCD Register” means the register of Holders maintained by the Depository in accordance with Section 11 of the Depositories Act, 1996, the regulations made under the Depositories Act, 1996 and the regulations made by the Securities and Exchange Board of India from time to time.

“NCDs” means 5,15,92,33,274 unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, aggregating to INR 5,15,92,33,274 issued by the Issuer pursuant to the Offer Letter and this Debenture Trust Deed.

“NCDs Subscription Agreement” means the subscription agreement dated on or about October 20, 2020 by and between the Issuer, the Guarantors, the Parent Guarantor and the Initial Investor.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1)     brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2)     provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the combined results of operations of the Restricted Group;

(3)     payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)     appropriate amounts to be provided by the Issuer or such Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Debenture Trustee.

“Nominal Value” means INR 1 being the nominal value of each NCD.

“Offer Letter” means the preliminary private placement offer letter dated 16 October, 2020 and the supplemental private placement offer letter dated 29 October, 2020 issued by the Issuer to the Initial Investor substantially in the form of PAS 4 as prescribed under the (Indian) Companies Act 2013, and rules made thereunder.

“Offering Memorandum” means the final offering memorandum dated 29 October, 2020 in connection with the offering of the NCDs and the Other NCDs by the Issuer and the Guarantors.

“Officer’s Certificate” means a certificate signed by one of the directors, officers or other duly authorized representatives of the Parent Guarantor, an Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from external legal counsel selected by the Parent Guarantor, the Issuer or any of the Guarantors.

“Original Issue Date” means 2 November, 2020.

“Original Issue Date Receivables” means all rights which exist as of the Original Issue Date by the Restricted Group to receive payment arising from generation based incentives, receivables from O&M contractors, EPC contractors, insurance companies, the sale or lease of goods or the performance of services by the Restricted Group pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay to the Restricted Group for goods and services under terms that permit the purchase of such goods and services on credit.

“Other Debenture Trust Deed” means each debenture trust deed dated on or about the date hereof by and between inter alia each Guarantor (as an issuer) and the debenture trustee appointed by such Guarantor.

“Other Guarantees” means the guarantees issued in respect of the Other NCDs by each member of the Restricted Group (other than the issuer of the Other NCDs).

“Other Initial Investor NCDs” means, at any time, the Other NCDs of any series held by the Initial Investor.

“Other NCDs” means unlisted, unrated, secured, redeemable non-convertible debentures of nominal value of Re. 1 each, issued by the Guarantors on or about the Original Issue Date pursuant to inter alia their respective Other Debenture Trust Deeds (or any combination thereof, as the context requires).

“Parent Guarantor Cross-Default” means, provided that no Parent Guarantor Release Event has occurred, with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of (i) on or prior to March 5, 2023, US$75.0 million (or the Dollar Equivalent thereof) or more and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and which Indebtedness remains outstanding for a period of 60 days after such declaration and/or (b) the failure to make a principal payment when due (after giving effect to any grace period).

“Parent Guarantor Loans” means any loan (which, for the avoidance of doubt, is non-convertible) made by the Issuer or any of the Guarantors to either (x) the Parent Guarantor or (y) any of the Parent Guarantor’s affiliates, provided that any such loan to any such affiliate is guaranteed by the Parent Guarantor; provided further that, (i) such loans bear interest at a rate of at least 8.0% per annum and such interest will be payable no less frequently than annually (subject to a five (5) Business Day cure period) and in cash, (ii) the Issuer or applicable Guarantor agrees that it shall not waive any right to any payment of such interest and (iii) such loans are made in accordance with the applicable Trust and Retention Account Agreement (to the extent that such agreement has been executed and is in effect).

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Guarantor on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities.

“Permitted Holders” means any or all of the following:

(1)     any shareholder of the Parent Guarantor as of the Original Issue Date;

(2)     any spouse or immediate family member of any of the Persons referred to in clause (1) above;

(3)     any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;

(4)     any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above; and

(5)     any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above.

“Permitted Investments” means:

(1)     any Investment in the Issuer or any of the Guarantors;

(2)     any Investment in Temporary Cash Equivalents;

(3)     any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(4)     any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor;

(5)     any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor, the Issuer or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6)     Investments represented by Hedging Obligations;

(7)     loans or advances to employees made in the ordinary course of business of the Restricted Group, in an aggregate principal amount not to exceed U.S.$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(8)     repurchases of NCDs and Other NCDs;

(9)     pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) otherwise made in connection with creating or granting Liens;

(10)     (x) receivables, trade credits or other current assets owing to the Issuer or any of the Guarantors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Guarantor considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(11)     Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Guarantor than the Investment being amended, extended, renewed, replaced or refinanced; and

(12)     Guarantees to the extent permitted under the covenant described under Section 4.08.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Extension Deed” means the deed issued by the pledgor in favour of the Debenture Trustee (or its agent) and confirmed by the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Asset Sale” means the simultaneous sale, conveyance, transfer, lease or other disposition by all members of the Restricted Group of all or substantially all of their properties and assets (computed on a combined basis) to the same Person (or any of such Person’s Affiliates) whereby (i) prior to the allocation of the proceeds from such Qualified Asset Sale in accordance with Section 4.07, the Initial Investor shall have provided its consent to such Qualified Asset Sale (taking into account the proposed use of the proceeds from such Qualified Asset Sale) and (ii) such Qualified Asset Sale is undertaken in compliance with Section 4.07.

“RBI” means the Reserve Bank of India.

“REC Loan” means each of the following:

(1)     the facility availed by Pugalur Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018; and

(2)     the facility availed by Bidwal Renewable Private Limited from REC Limited pursuant to the facility agreement dated March 29, 2018.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

“Record Date” means the date falling fifteen (15) calendar days immediately preceding an Interest Payment Date.

“Restricted Group” means collectively the Issuer and the Guarantors.

“Rooftop Assets” means the 55 projects adding up to 38.26 MW of cumulative rooftop capacity directly held by Renew Solar Energy Private Limited as further described under “Business Overview of our identified Rooftop Projects” in the Offering Memorandum.

“S&P” means S&P Global Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Guarantors transfers such property to another Person and the Issuer or any of the Guarantors leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date it was first Incurred in compliance with this Deed, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness that is subordinated in right of payment to the NCDs, the Guarantees, Other NCDs or Other Guarantees incurred by the Issuer or incurred by the Guarantors and owed to the Parent Guarantor or any entity majority owned, directly or indirectly, by the Parent Guarantor or owed to any of the Permitted Holders, which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs; and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of six (6) months after the final Stated Maturity of the NCDs and the Other NCDs and (y) six (6) months after the first date on which there are no NCDs and no Other NCDs outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or the Guarantors and is not guaranteed by of the Issuer or the Guarantors; provided, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an incurrence of Indebtedness by the Issuer or the relevant Guarantor (as applicable). Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer or such Guarantor (as applicable) would be permitted to make such payment under Section 4.05.

“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1)     any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)     any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surplus Account” means, in respect of the Issuer or any Guarantor, each account which is categorized as the “Surplus Account” under its Trust and Retention Account Agreement(s) and “Surplus Accounts” means all such accounts collectively.

“Temporary Cash Equivalents” means any of the following:

(1)     United States dollars, Indian rupees, euros or, in the case of the Issuer or any of the Guarantors, local currencies held by the Issuer or such Guarantor from time to time in the ordinary course of their Permitted Business;

(2)     direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one year;

(3)     demand or time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act) or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one nationally recognized statistical rating organization (as defined in section 3(a)(62) under the Exchange Act), or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4)     repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5)     commercial paper, maturing not more than six months after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

(6)     securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7)     any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(8)     any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition; and

(9)     demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., and YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in sub-clause (i) of this paragraph.

“Third Party Credit Facilities” means one or more debt or commercial paper facilities, indentures or trust deeds, in each case, with banks or other institutional lenders or other lenders providing for revolving credit loans, term loans, demand loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and in each case with a maturity of one year or less.

“Transaction Documents” means this Debenture Trust Deed, the Debenture Trustee Agreement, and (once executed) the Collateral Documents, the Inter-Trustee Letter, the Pledge Extension Deed and the Trust and Retention Account Agreement, and any other document designated as a Transaction Document by the Debenture Trustee.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such NCDs or other NCDs (as applicable) are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to 2 November, 2023; provided, that if the period from the redemption date to 2 November, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer or the relevant Guarantor (as applicable).

“Trust and Retention Account Agreements” means, collectively (i) the trust and retention account agreement entered into by the Issuer with inter alia the Debenture Trustee for establishing and maintaining certain accounts; and (ii) each trust and retention account agreement entered into by a Guarantor with inter alia the debenture trustee appointed by such Guarantor in respect of its Other NCDs, each as amended or restated from time to time, and “Trust and Retention Account Agreement” means any of them, as the context requires.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRR Investment Amount” means the amount allocated to the Initial Investor under the VRR Scheme (being the committed portfolio size) pursuant to which the Initial Investor has invested or proposes to invest in the NCDs and the Other NCDs.

“VRR Retention Period” means the committed retention period applicable to the Initial Investor or any other Holder or the holder of the Other NCDs in relation to the investment made by it in the NCDs and the Other NCDs under the VRR Scheme.

“VRR Scheme” means the ‘Voluntary Retention Route’ scheme introduced and regulated by the RBI from time to time.

Section 1.01 Other Definitions
Defined in Section
“Additional Amounts”	2.12
“Affiliate Transaction”	4.08
“Annual RSEPL Injection Amount”	4.17
“Change of Control Non-Coupon Step-Up Event Redemption”	4.11
“Change of Control Offer”	4.11
“Change of Control Payment Date”	4.11
“Change of Control Payment”	4.11
“Change of Control Redemption”	4.11
“Coupon Step-Up Event”	4.11
“Covenant Defeasance”	8.03
“Debenture Trustee Parties”	7.01
“Debenture Trustee”	8.05
“Drop Dead COC Consent Date”	4.11
“Equity Clawback Optional Redemption”	3.06
“Event of Default”	6.01
“Excess Proceeds Account”	4.07
“Excess Proceeds Repurchase Offer”	4.07
“Excess Proceeds”	4.07
“FATCA”	2.12
“Fixed Rate”	4.01
“Guaranteed Obligations”	11.01
“IBC”	11.01
“Initial Investor Put Right Date”	3.10
“Initial Investor Put Right Notice Long-Stop Date”	3.10
“Interest Payment Date”	4.01
“IPGL Infusion Undertaking”	4.16
“Legal Defeasance”	8.02
“Make-Whole Optional Redemption”	3.06
“Mandatory COC Redemption”	4.11
“No Redemption Election”	3.09
“Nominee Director”	7.06
“Optional Redemption”	3.09
“Parent Guarantor Loans Undertakings”	4.15
“Parent Guarantor Release Event”	11.07
“Permitted Indebtedness”	4.06

Section 1.01 Other Definitions
Defined in Section
“Permitted Refinancing Indebtedness”	4.06
“Pledge Collateral”	10.01
“Project Funding”	10.01
“Proposed Redemption Date”	3.09
“Proposed Redemption Price”	3.09
“RBI Approval”	3.09
“RBI Approved Amount”	3.09
“Redemption Date”	3.09
“Redemption Notice”	3.09
“Redemption Proportion”	3.09
“Redemption Request Fee”	3.09
“Redemption Request”	3.09
“Register”	2.02
“Registrar”	2.02
“Relevant Taxing Jurisdiction”	2.12
“Replacement Assets”	4.07
“Restricted Payments”	4.05
“RSEPL Subordinated Loans”	4.17
“Subordinated Indebtedness”	4.05
“Taxation Redemption”	3.08
“VRR Permitted Redemption Election”	3.09
“VRR Permitted Remittance Amount”	3.09
“VRR Restricted Proposed Redemption Amount	3.09

Section 1.02     Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(a)     a term has the meaning assigned to it;

(b)     an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(c)     “herein”, “hereof” and other words of similar import refer to in this Debenture Trust Deed as a whole and not to any particular Section, Article and other subdivision;

(d)     “or” is not exclusive;

(e)     words in the singular include the plural, and in the plural include the singular;

(f)     “will” shall be interpreted to express a command;

(g)     provisions apply to successive events and transactions;

(h)     all references to Sections or Articles or Exhibits or Schedules or Annexures refer to Sections or Articles or Exhibits or Schedules or Annexures of or to this Debenture Trust Deed unless otherwise indicated;

(i)     references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(j)     References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NCDs

Section 2.01     Form and Dating.

(1)     The Jumbo Certificate Generally. The Jumbo Certificate shall represent aggregate amount of the NCDs being issued by the Issuer as of the Original Issue Date.

(2)     Form of Jumbo Certificate. The Jumbo Certificate shall be issued substantially in the form set forth as Schedule 1.

(3)     Dematerialised Form. The NCDs will be issued in dematerialised form.

Section 2.02     Appointment of Debenture Trustee, Registrar, and Settlement of Trust.

(1)     Appointment of Debenture Trustee. Pursuant to the Debenture Trustee Agreement and the trust created under this Debenture Trust Deed, the Issuer appoints Axis Trustee Services Limited to act as the debenture trustee for and on behalf of the Holders of NCDs and Axis Trustee Services Limited agrees to act as debenture trustee for and on behalf of the Holders of NCDs in accordance with the terms and conditions contained in this Debenture Trust Deed.

(2)     Appointment of Registrar. The Issuer has appointed KFin Technologies Private Limited as the registrar and transfer agent (the “Registrar”) in relation to the issue of NCDs pursuant to an agreement dated on or about the Original Issue Date between the Issuer and the Registrar.

The Issuer may change the Registrar without prior notice to the Debenture Trustee and the Holders of the NCDs and their successors, transferees and assigns under the trust hereunder created pursuant to Section 2.02(3) below and in such trust capacity, the Debenture Trustee agrees and is authorized:

(a)     to execute and deliver this Deed, all other Transaction Documents and all other documents, deeds, instruments, certificates and agreements, contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Debenture Trustee or as the Debenture Trustee shall deem advisable and in the best interests of the Holders;

(b)     to take whatever action as shall be required to be taken by the Debenture Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, deeds, agreements, instruments and certificates referred to in Section 2.02(1)(a) above in such documents, agreements, instruments and certificates; and

(c)     subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Holder(s) may from time to time direct.

PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Debenture Trustee shall seek prior written instructions from the relevant Holder(s) in accordance with this Deed and only upon receipt of such instructions shall the Debenture Trustee initiate any action or exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in these presents.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of NCDs.

(3)     Settlement of Trust. The Issuer hereby settles upon trust the sum of Rs. 1,000 (the “Initial Contribution”) and the Debenture Trustee hereby confirms receipt of and accepts the Initial Contribution.

The Debenture Trustee hereby declares that it shall hold:

(a)     the Initial Contribution;

(b)     the benefit of all representations, covenants, undertakings made by, and all other terms agreed by, the Issuer under the Transaction Documents; and

(c)     all monies received by it under the Transaction Documents, including as a result of the exercise of rights and remedies under the Transaction Documents (save for any sums received solely for its own account), in trust for the Holders on the terms of the Transaction Documents for the due payment and discharge of the outstanding debt under the NCDs.

(4)     Non Revocable Trust. The Debenture Trustee declares that it shall not revoke the trusts hereby declared till the whole of the outstanding debt is irrevocably discharged and paid in full by the Issuer under the Transaction Documents.

(5)     Remuneration of the Debenture Trustee.

(a)	The Issuer shall pay to the Debenture Trustee remuneration as mentioned in the offer letter executed or to be executed with the Debenture Trustee, as may be amended or supplemented from time to time.

(b)

The Issuer shall, in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Debenture Trustee default/delayed interest at the rate as applicable under the Micro, Small and Medium Enterprises Development Act, 2006, as amended from time to time, until the actual date of payment.

(c)

The Issuer shall reimburse the Debenture Trustee for all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the security interest over the Collateral herein and the Issuer hereby agrees to indemnify the Debenture Trustee against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Collateral and the Transaction Documents.

Section 2.03     Issue amount

The aggregate Nominal Value of the NCDs is INR 5,15,92,33,274.

Section 2.04     Issue mechanics

(1)     The NCDs shall be issued in dematerialised form at a discounted price calculated at the Discount Rate.

(2)     The indicative dates for the opening and closing in relation to the Issue are set out in the Offer Letter.

(3)     The Issuer shall ensure that the NCDs are in the dematerialised form and are credited to the accounts of the Holders within 4 Business Days of the Original Issue Date. The Issuer shall comply with all its obligations under the (Indian) Depositories Act, 1996 and rules and regulations made thereunder, and its agreement with the relevant Depository in relation to the issue of dematerialised securities.

(4)     The Holders shall make payments to the Issuer for subscription of the NCDs in the Issuer Subscription Account.

(5)     The Issuer shall not utilise the funds in the Issuer Subscription Account until the issue and allotment of the NCDs to the Holders has been completed and the return of allotment for the NCDs has been filed with the relevant Registrar of Companies.

(6)     The key terms of the NCDs are annexed as Annexure A (Pricing Notice).

Section 2.05     Use of Proceeds.

The Issuer and the Guarantors will apply the net proceeds from the issue of the NCDs and the Other NCDs in the approximate amounts and for the purposes specified under the caption “—Use of Proceeds” in the Offering Memorandum and the offering memorandum issued in respect of the Other NCDs respectively. Pending the application of all of such proceeds in such manner, the Issuer and the Guarantors may invest the portion of such proceeds not yet so applied in Temporary Cash Equivalents.

Section 2.06     Holders to Be Treated as Owner.

The Issuer and the Debenture Trustee may deem and treat the Holder of an NCD as of the applicable record date, as the absolute owner of such NCD for the purpose of receiving payment of or on account of the principal, premium or interest on such NCD and for all other purposes; and neither the Issuer, nor the Debenture Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any NCD.

Section 2.07     Register of Holders.

The Issuer shall maintain a register of the Holders containing necessary particulars, including a list of names and addresses of all Holders, record of any subsequent transfers or change of ownership of the NCDs, in accordance with Section 88 of the Companies Act, 2013 (and the NCD Register shall be utilised for this purpose). The Issuer shall furnish to the Debenture Trustee, and at such times as they may request in writing, a list of such Holders in such form and as of such date as they may reasonably require. The Debenture Trustee shall have the right to inspect the NCD Register and to take copies and extract thereof.

The Issuer shall submit a quarterly report, certified by an authorized officer, a director or company secretary or, if required by applicable law, its statutory auditors, to the Debenture Trustee containing the following particulars:

(a)     updated list of names and addresses of all Holders;

(b)     details (if any) of any amount (including interest) due but unpaid in respect of any NCD and reasons for the same;

(c)     the number and nature of grievances received from the Holders and resolved by the Issuer together with details of grievances unresolved by the Issuer and reasons thereof; and

(d)     a statement that the assets of the Issuer which are available by way of Collateral are sufficient to discharge the claims of the Holders as and when they become due.

Section 2.08     Transfer of NCDs.

(a)     Transfer of NCDs.

The NCDs shall be freely transferrable by the Holders, subject to applicable law.

(b)     Cancellation of the Jumbo Certificate.

At such time as the NCDs have been redeemed, repurchased or cancelled in whole and not in part, the Jumbo Certificate will be returned to the Issuer or retained and cancelled by the Debenture Trustee.

(c)     General Provisions Relating to Transfers and Exchanges.

(1)     No service charge will be made by the Issuer or the Registrar to a Holder for any registration of transfer, exchange or redemption of the NCDs, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.02, 3.08, 4.10 and 4.15).

(2)     The Issuer and the Registrar will not be required to register the transfer or exchange of (A) any NCD selected for redemption and will not be required to transfer or exchange any NCD for a period of 15 days before a selection of such NCD to be redeemed; or (B) any NCDs which a Holder has tendered (and not withdrawn) for repurchase in connection with a Mandatory COC Redemption Event, Change of Control Non-Coupon Step-Up Event, Change of Control Offer or an Excess Proceeds Repurchase Offer.

(3)     The Debenture Trustee and the Issuer may deem and treat the Person in whose name any NCD is registered as the absolute owner of such NCD for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such NCD and for all other purposes, and none of the Debenture Trustee, or the Issuer shall be affected by notice to the contrary.

(4)     All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Debenture Trustee or the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Debenture Trustee.

(5)     The NCDs shall not be transferred to prospective investors who are not eligible to invest in the NCDs as per applicable Indian regulations.

Section 2.09     Outstanding NCDs.

The NCDs outstanding at any time exclude (i) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those NCDs to which such provisions apply; (ii) the NCDs in respect of which the Issuer been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (iii) those NCDs described in this Section 2.09 as not outstanding.

If the principal amount of any NCD is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If the Debenture Trustee holds, in its capacity as such, on the Maturity Date or on any Redemption Date, money sufficient to pay all principal, premium and accrued, and other amounts outstanding with respect to the outstanding NCDs payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Debenture Trust Deed, then on and after that date such NCDs cease to be outstanding and interest on them ceases to accrue.

Section 2.10     Treasury NCDs.

In determining whether the Holders of the required principal amount of NCDs have concurred in any direction, waiver or consent or any amendment, modification or other change of this Debenture Trust Deed, NCDs owned (if permitted under applicable law) by the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11     Defaulted Interest.

If the Issuer defaults on a payment of interest on the NCDs, it shall pay the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten Business Days prior to the payment date and shall notify the Debenture Trustee in writing of the amount of defaulted interest proposed to be paid on the NCDs and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Debenture Trustee. At least 15 days before such special record date, the Issuer shall mail by first-class mail to the Debenture Trustee and each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.12     Additional Amounts.

(a)     Additional Amounts Solely in Respect of Initial Investor NCDs. All payments of principal of, and premium (if any) and interest made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, on the Initial Investor NCDs or under the Guarantees issued under this Debenture Trust Deed, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within India or any other jurisdiction in which the Issuer, any of the Guarantors or the Parent Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor, or any political subdivision or taxing authority thereof or therein (the “Relevant Taxing Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor, will pay such additional amounts (the “Additional Amounts”) as will result in receipt by the Initial Investor of such amounts as would have been received by the Initial Investor had no such withholding or deduction been required.

The Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee as soon as reasonably practicable after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the Initial Investor NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantors or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Initial Investor NCDs, the Guarantees or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the Initial Investor NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b)     Additional Amounts Solely in Respect of non-Initial Investor NCDs. All payments of principal of, and premium (if any) and interest on the NCDs or under the Guarantees made by or on behalf of the Issuer, the Guarantors or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer, the Guarantors or the Parent Guarantor will pay Additional Amounts as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable for or on account of:

(1)     any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of such NCD and the Relevant Taxing Jurisdiction other than merely holding such NCD or the receipt of payments thereunder or under the Guarantees, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of such NCD (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such NCD became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such NCD for payment on any date within such 30 - day period;

(C)	the presentation of such NCD (in cases in which presentation is required) for payment in the Relevant Taxing Jurisdiction, unless such NCD could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer, any Guarantor or the Parent Guarantor, as the case may be, addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(2)     any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)     any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the NCDs or the Guarantees;

(4)     any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(5)     any combination of taxes, duties, assessments or governmental charges referred to in clauses (1) through (4) above;

(6)     to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership or other beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder of the NCD.

The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Taxing Jurisdiction. The Issuer, the Guarantors or the Parent Guarantor, as the case may be, will furnish to the Debenture Trustee within 60 days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the NCDs is due and payable (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case promptly thereafter), if the Issuer, any of the Guarantors or the Parent Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer, such Guarantor or the Parent Guarantor, as the case may be, will deliver to the Debenture Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

In addition, the Issuer, the Guarantors or the Parent Guarantor, as the case may be, will pay any stamp, issue, registration, documentary, value added or other similar taxes and other duties (including interest and penalties) payable in any Relevant Taxing Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the NCDs, the Guarantees or any documentation with respect thereto (other than on or in connection with a transfer of the NCDs that occurs after the initial sale by the initial purchaser thereof). Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the NCDs or under the Guarantees, such mention will be deemed to include payment of Additional Amounts provided for in this Debenture Trust Deed to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.13     Status and Ranking

The NCDs shall:

(a)     be general obligations of the Issuer;

(b)     rank senior in right of payment to any obligations of the Issuer that are subordinated in right of payment to the NCDs

(c)     rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the NCDs;

(d)     be unconditionally guaranteed by the Guarantors and the Parent Guarantor in accordance with Section 11;

(e)     be effectively subordinated to any other secured Indebtedness to the extent of the value of the assets of the Issuer securing such other Indebtedness; and

(f)     be secured by a Lien on the Collateral as further described under Section 10.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01     Notices to Debenture Trustee.

Unless the Issuer has delivered a certificate to the Debenture Trustee pursuant to Section 3.03, and other than any redemption required under Section 3.09, if the Issuer elects to redeem NCDs pursuant to the optional redemption provisions of Section 3.06, it must furnish to the Debenture Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)     the clause of this Debenture Trust Deed pursuant to which the redemption shall occur;

(b)     the redemption date;

(c)     the principal amount of the NCDs to be redeemed;

(d)     the redemption price; and

(e)     the aggregate principal amount of NCDs held by the Initial Investor.

Section 3.02     Selection of NCDs to be Redeemed or Purchased.

(a)     If less than all of the NCDs are to be redeemed at any time, the NCDs will be selected for redemption as follows:

(1)     if the NCDs are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the NCDs are listed and/or in compliance with the requirements of the clearing system; or

(2)     if the NCDs are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole and absolute discretion shall deem to be fair and appropriate unless otherwise required by law.

(b)     On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the NCDs or portions of the NCDs called for redemption.

The Debenture Trustee, the Initial Investor or any other Holder will promptly notify the Issuer in writing of the NCDs selected for redemption or purchase.

Section 3.03     Notice of Redemption.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the NCDs to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the NCDs or the satisfaction and discharge of this Debenture Trust Deed. In connection with any redemption of NCDs, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

To the extent that the provisions of Section 3.09 do not apply to such redemption, and unless otherwise specified in this Debenture Trust Deed, the notice will identify the NCDs to be redeemed and will state:

(a)     the redemption date;

(b)     the redemption price;

(c)     that, unless the Issuer defaults in making such redemption payment, interest on NCDs called for redemption ceases to accrue on and after the redemption date; and

(d)     the Section of this Debenture Trust Deed pursuant to which the NCDs called for redemption are being redeemed.

Section 3.04     [Reserved.]

Section 3.05     Accrual of Interest.

If an NCD is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such NCD was registered at the close of business on such Record Date. If any NCD called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the NCDs and in Section 4.01.

Section 3.06     Optional Redemptions.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the Initial Investor NCDs (the “Equity Clawback Optional Redemption”),at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering provided that:

(1)     at least 60.0% of the aggregate principal amount of the Initial Investor NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)     such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the Initial Investor NCDs issued under this Debenture Trust Deed, at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, on such Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date.

(b)	If no NCDs are Initial Investor NCDs and all Other NCDs are Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice, the Issuer may on any one or more occasions request to redeem up to 40.0% of the aggregate principal amount of the NCDs (the “Equity Clawback Optional Redemption”) at a redemption price equivalent to par plus the applicable amount of interest payable over 2 Accrual Periods, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from an Equity Offering; provided that:

(1)     at least 60.0% of the aggregate principal amount of the NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(2)     such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may on any one or more occasions request to redeem all or any portion of the aggregate principal amount of the NCDs, at a redemption price equal to 100.0% of the principal amount of such NCDs redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that no Applicable Premium will be payable if the NCDs are redeemed on or after 2 November, 2023.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

Upon not less than 30 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem up to 40.0% of the aggregate principal amount of the NCDs (any such redemption, an “Equity Clawback Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, plus accrued and unpaid interest, if any, in relation solely to Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, with the net cash proceeds from an Equity Offering; provided that:

(1)     the Issuer will have simultaneously exercised the Equity Clawback Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above;

(2)     at least 60.0% of the aggregate principal amount of NCDs remains outstanding immediately after the exercise of any such Equity Clawback Optional Redemption right; and

(3)     such Equity Clawback Optional Redemption occurs within 90 days of the date of the closing of the applicable Equity Offering.

Upon not less than 10 days nor more than 60 days’ prior notice to the Debenture Trustee, the Issuer may request to redeem all or any portion of the aggregate principal amount of the NCDs (any such redemption, a “Make-Whole Optional Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under 3.10, plus accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer will have simultaneously exercised the Make-Whole Optional Redemption on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.06(b) above.

Section 3.07     No Mandatory Redemption or Sinking Fund.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the NCDs.

Section 3.08     Redemption for Taxation Reasons.

(a)	If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (the “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10, together with accrued and unpaid interest (including any Additional Amounts), if any, to the applicable Redemption Date for redemption if, as a result of:

(1)     any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)     any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, any Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date, would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, any Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, any Guarantor, or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)     no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(2)     where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the particular Initial Investor NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the Initial Investor NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a Proposed Redemption Date:

(1)     an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)     an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor.

(b)	If no NCDs are Initial Investor NCDs and no Other NCDs are Initial Investor NCDs:

The NCDs may be redeemed, at the option of the Issuer, in whole or in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption if, as a result of:

(1)     any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)     any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)     no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the particular series of NCDs were then due; and

(2)     where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of the NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before a redemption date:

(1)     an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, taking reasonable measures; and

(2)     an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Issuer’s, the applicable Guarantor’s or the Parent Guarantor’s Relevant Taxing Jurisdiction stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

(c)	If some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs:

The NCDs may be redeemed at the option of the Issuer, in whole or in part, upon giving not less than 30 days nor more than 60 days’ notice to the Debenture Trustee (which notice will be irrevocable) (any such redemption, a “Taxation Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10(b) together with accrued and unpaid interest, if any, in relation solely to the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date (in each case, including any Additional Amounts), if, as a result of:

(1)     any change in, or amendment to, the statutes, treaties, protocols, regulations or official administrative guidance having the force of law, of a Relevant Taxing Jurisdiction affecting taxation; or

(2)     any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, protocols, regulations, rulings or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced, on or after the Original Issue Date, with respect to any payment due or to become due under the Initial Investor NCDs, the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be (provided that changing the jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor is not a reasonable measure for the purposes of this section); provided that:

(1)    the Issuer will have simultaneously exercised its Taxation Redemption right on a pro rata basis in relation to all NCDs held by Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 3.09(b);

(2)     no request will be given earlier than 90 days prior to the earliest date on which the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Initial Investor NCDs were then due; and

(3)     where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer will be permitted to redeem the NCDs in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

Prior to the mailing of any notice of redemption of NCDs pursuant to the foregoing, the Issuer will deliver to the Debenture Trustee at least 30 days but not more than 60 days before the applicable Redemption Date:

(1)     an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer taking reasonable measures; and

(2)     an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction of the Issuer, the applicable Guarantor or the Parent Guarantor, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Debenture Trustee will be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Initial Investor and the other Holders.

Section 3.09     Additional Redemption Procedures.

If the Issuer requests to redeem all or any portion (the “Redemption Proportion”) (expressed as a percentage, subject to a maximum of 100.0%) of the Initial Investor NCDs issued under this Debenture Trust Deed pursuant to and in accordance with any of Sections 3.06, 3.09 or 4.11, it must deliver an irrevocable notice to the Initial Investor (substantially in the form attached as Schedule 2, a “Redemption Notice”) and pay a redemption request fee to the Initial Investor (a “Redemption Request Fee”) in such amount as may be specified from time to time by the Initial Investor, (such delivery and payment, a “Redemption Request”).

The applicable Redemption Notice must specify (among other things): (i) the applicable Redemption Proportion in relation to the Initial Investor NCDs; (ii) the proposed redemption date (the “Proposed Redemption Date”) of the Initial Investor NCDs (which shall be no fewer than 30 days (other than where it is provided for the notice of redemption to be for no less than 10 days under “Optional Redemption”) after delivery of the applicable Redemption Notice); (iii) a request to the Initial Investor to notify the redemption price payable in relation to the Redemption Proportion in relation to the Initial Investor NCDs; and (iv) if RBI Approval is required in relation to the expatriation of the redemption receipts to outside of India as a result of the VRR Restricted Proposed Redemption Amount being greater than zero and such RBI Approval is not obtained for the full VRR Restricted Proposed Redemption Amount within 120 days of the date of the Redemption Notice, then (x) in relation to a Mandatory COC Redemption or a Change of Control Non-Coupon Step-Up Event Redemption, no redemption of the Initial Investor NCDs shall occur (a “No Redemption Election”); (y) in relation to a Taxation Redemption, the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice shall be redeemed; and (z) in relation to all other redemptions, only a VRR Permitted Redemption Proportion (and not the Redemption Proportion in relation to the Initial Investor NCDs originally specified in the applicable Redemption Notice) shall be redeemed (a “VRR Permitted Redemption Election”). A “VRR Permitted Redemption Proportion” means the proportion (expressed as a percentage, subject to a maximum of 100.0%) equal to (i) the sum of the VRR Permitted Remittance Amount and the RBI Approved Amount (if any) divided by (ii) the aggregate outstanding principal amount of the Initial Investor NCDs.

Following receipt of the applicable Redemption Notice or on occurrence of the exercise of the Initial Investor Put Right, the Initial Investor (or any agent acting on its behalf) will:

(i)     if the Redemption Date falls within the VRR Retention Period:

(A)

determine the amount of the VRR Investment Amount which can be remitted by the Issuer from India without obtaining regulatory approvals (as may be required on account of restrictions under the VRR Scheme) (such amount, the “VRR Permitted Remittance Amount”); and

(B)

calculate the amount (if any) (the “VRR Restricted Proposed Redemption Amount”) by which (x) the Redemption Proportion multiplied by the aggregate outstanding principal amount of the Initial Investor NCDs exceeds (y) the VRR Permitted Remittance Amount,

(ii)     if the Redemption Date falls within the VRR Retention Period and the VRR Restricted Proposed Redemption Amount is greater than zero, apply to the RBI for approval for the Issuer to repatriate funds in an amount equal to the VRR Restricted Proposed Redemption Amount to outside of India (any such approval, an “RBI Approval” and the amount (if any) so approved by the RBI for repatriation (which may be less than or equal to the VRR Restricted Proposed Redemption Amount), the “RBI Approved Amount”, such RBI Approval to be obtained within 120 days of the date of the Redemption Notice;

(iii)     if (A) the Redemption Date falls outside of the VRR Retention Period, (B) the VRR Restricted Proposed Redemption Amount is zero, (C) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is equal to the full VRR Restricted Proposed Redemption Amount, or (D) a Taxation Redemption is being undertaken, determine the redemption price (expressed as a percentage of par) (the “Proposed Redemption Price”) of the Redemption Proportion of the Initial Investor NCDs; and

(iv)     if (other than in relation to a Taxation Redemption) (A) the Redemption Date falls within the VRR Retention Period or (B) the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is zero or less than the full VRR Restricted Proposed Redemption Amount, and:

(A)	the Redemption Notice specifies a No Redemption Election, give notice thereof to the Issuer and no such redemption will occur; or

(B)	the Redemption Notice specifies a VRR Permitted Redemption Election, determine the Proposed Redemption Price of the VRR Permitted Redemption Proportion of the Initial Investor NCDs.

The Proposed Redemption Price will be determined as the price which the Initial Investor is willing to accept in respect of the Redemption Proportion (which shall be deemed as 100% in the case of exercise of Initial Investor Put Right) or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs to ensure that it will not suffer a funding shortfall as a result of agreeing to such Redemption Request; provided that, in relation to a Taxation Redemption, if the VRR Restricted Proposed Redemption Amount is greater than zero and the RBI Approved Amount is less than the full VRR Restricted Proposed Redemption Amount, then the Proposed Redemption Price will be determined as if the RBI Approved Amount were equal to the full VRR Restricted Proposed Redemption Amount.

The Initial Investor (or any agent acting on its behalf) will issue a notice to the Issuer with a copy to the applicable Debenture Trustee setting out the Proposed Redemption Price and the redemption date (which may be the Proposed Redemption Date, or if the Initial Investor has applied for RBI Approval, a date acceptable to the Issuer falling after receipt of the RBI Approval or any communication from the RBI in this regard, and which in case of the exercise of the Initial Investor Put Right, shall be the Initial Investor Put Right Date) (the “Redemption Date”).

The Issuer will redeem the Redemption Proportion or the VRR Permitted Redemption Proportion (as applicable) of the Initial Investor NCDs at the Proposed Redemption Price on the applicable Redemption Date. The Issuer may request the Initial Investors to notify the redemption premium accrued as of a particular date (including upon an Event of Default and on maturity of the NCDs) or on a periodic basis, and the Initial Investor (or an agent on its behalf) shall make such determination and notify the Issuer as soon as practicable. If the Issuer fails to make such request upon an Event of Default or on maturity of the NCD, the Initial Investors shall be entitled to (or an agent on its behalf) make a determination of the redemption premium payable and notify the Issuer as soon as practicable. The redemption premium in each case will be sufficient so as to ensure that the Initial Investors will not suffer a funding shortfall.

The Debenture Trustee shall not have any responsibility for determining, making or verifying the accuracy of the Proposed Redemption Price, the redemption premium or the accuracy of any calculations made hereunder in relation to any Initial Investor NCDs.

Section 3.10     Initial Investor Put Right

On one business day prior to April 29, 2024 (such date, the “Initial Investor Put Right Date”), the Initial Investor shall have the right to require that the Issuer redeem all (but not some only) of the Initial Investor NCDs at the Proposed Redemption Price, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be repurchased, to (but not including) the applicable date of repurchase (such right, the “Initial Investor Put Right”), provided that the Initial Investor shall have first notified the Debenture Trustee by no later than seven days prior to the Initial Investor Put Right Date (such date, the “Initial Investor Put Right Notice Long-Stop Date”) of its intention to irrevocably exercise its Initial Investor Put Right.

Section 3.11     Scheduled Redemption

The NCDs will mature on the Maturity Date, unless earlier redeemed pursuant to the terms thereof and this Debenture Trust Deed.

ARTICLE 4

COVENANTS

Section 4.01     Payment of NCDs.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the NCDs on the dates and in the manner provided herein.

Not later than 2:00 p.m. (India time) on each payment date, the Issuer shall confirm such payment, or procure confirmation by authenticated SWIFT message from the bank making such payment to the Holders.

Interest on the NCDs will accrue at the rate determined in accordance with the NCDs Subscription Agreement (the “Fixed Rate”), which shall not exceed the maximum interest rate of 11.72% per annum and will be payable semi-annually in arrears on each date falling 1 Business Day before April 29 and October 29 of each year, or if such date is not a Business Day, the immediately preceding Business Day (each, an “Interest Payment Date”), commencing on the Interest Payment Date scheduled to fall 1 Business Day before April 29, 2021. If the date of payment of principal of, or premium on, the NCDs is not a Business Day, then payment of principal or premium shall be made on the immediately succeeding Business Day in such place.

Interest on the NCDs issued by the Issuer will accrue during each Accrual Period. The amount of interest payable in respect of the principal amount of NCDs as of the applicable Interest Payment Date shall be calculated as the product of: (i) the Fixed Rate (which shall be adjusted to the extent applicable to take into account any Coupon Step-Up Event); (ii) such principal amount of NCDs; and (iii) the Day Count Fraction for the relevant Accrual Period. The Fixed Rate of the NCDs issued by the Issuer may be modified by mutual agreement between the Issuer and (i) the Debenture Trustee; and/or (ii) the Initial Investor.

The Issuer will make each interest payment to the Holders of record at the close of business on the date falling 15 calendar days immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancelation thereof after a Record Date and prior to the immediately following Interest Payment Date. If the date of the payment of interest on the series of NCDs is not a Business Day (as defined below), then payment of interest need not be made in such place on such date but may be made on the succeeding Business Day in such place. If the date of the payment of principal of, or premium, if any, on, the NCDs is not a Business Day, then payment of principal or premium, if any, need not be made in such place on such date but may be made on the immediately succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the series of NCDs will accrue for the period after such date.

Section 4.02     Maintenance of Office or Agency.

The Issuer will maintain an office or agency where NCDs where notices and demands to or upon the Issuer in respect of the NCDs and this Debenture Trust Deed may be served. The Issuer will give prompt written notice to the Debenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Debenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Debenture Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the NCDs may be presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any NCDs are payable. The Issuer will give prompt written notice to the Debenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Debenture Trustee, the Issuer may change the Registrar without prior notice to the Holders.

Section 4.03     Provision of Financial Statements and Reports.

(a)     Provided that no Parent Guarantor Release Event has occurred, the Parent Guarantor will provide to the Debenture Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided that if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange, the Parent Guarantor will file with the Debenture Trustee, in the English language (or accompanied by a certified English translation thereof),

(1)     within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2)     within 90 days after the end of the half-year period in each fiscal year of the Parent Guarantor beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing (a) an unaudited consolidated balance sheet as of the end of such half-yearly period and unaudited condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the unaudited financial statements.

(b)     The Issuer will provide to the Debenture Trustee the following reports, in the English language (or accompanied by a certified English translation):

(1)     within 120 days after the end of the Restricted Group’s fiscal year beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited combined balance sheets of the Restricted Group as of the end of the two most recent fiscal years and audited combined statements of income and cash flow of the Restricted Group for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited combined financial statements; and

(2)     within 90 days after the end of the half-year period in each fiscal year of the Restricted Group beginning with the half-year period ending after the Original Issue Date, a half-year report containing (a) a reviewed combined balance sheet of the Restricted Group as of the end of such half-year period and reviewed combined statements of income and cash flow of the Restricted Group for the most recent half-year period ending on the unaudited combined balance sheet date, and the comparable period in the prior year; and (b) an operating and financial review of the reviewed combined financial statements.

(c)     The Issuer will provide to the Debenture Trustee (i) within 120 days after the close of each fiscal year, an Officer’s Certificate stating the Interest Service Coverage Ratio at the end of such fiscal year and showing in reasonable detail the calculation of such ratio; and (b) as soon as possible and in any event within 10 Business Days after the Parent Guarantor or the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

(d)     The Parent Guarantor, the Issuer, or any Guarantor shall provide to the Debenture Trustee, within 180 days after the close of each fiscal year of the Restricted Group, an Officer’s Certificate stating the Annual RSEPL Injection Amount invested into the Issuer and one or more of the Guarantors in accordance with Section 4.17.

(e)     All financial statements of (i) the Parent Guarantor will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented and (ii) the Restricted Group will be prepared in accordance with Ind-AS as modified by commonly used carve-out principles as in effect on the date of such report or financial statements and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

Section 4.04     Compliance Certificate; Notice of Defaults etc.

The Issuer shall deliver to the Debenture Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review has been conducted of the activities of the Issuer and the Guarantors and the Issuer’s and the Guarantors’ performance under this Debenture Trust Deed, the NCDs and the relevant Collateral Documents in respect of the NCDs, and that the Issuer and each of the Guarantors have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Section 4.05     Restricted Payments.

(a)     The Issuer and each of the Guarantors will not, directly or indirectly:

(1)     declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in shares of any of its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Guarantors;

(2)     purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Guarantors, or any direct or indirect parent of the Issuer or any of the Guarantors, held by Persons other than the Issuer or any of the Guarantors;

(3)     make any voluntary or optional principal payment (prior to the Stated Maturity thereof), or any voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the NCDs, the Other NCDs, the Guarantees or the Other Guarantees (“Subordinated Indebtedness”) or of Subordinated Funding Debt (including, but not limited to, RSEPL Subordinated Loans), including any accrued interest on Subordinated Funding Debt, excluding any intercompany Indebtedness between or among the Issuer and the Guarantors; or

(4)     make any Investment, other than a Permitted Investment;

(the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	no Default, Event of Default, or Parent Guarantor Cross-Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B)	such Restricted Payment is (x) undertaken on or after the reviewed combined financial statements of the Restricted Group for the semi-annual period ending September 30, 2020 are available and (y) not being funded from (i) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (ii) cash interest payments in respect of any Parent Guarantor Loans or (iii) any RSEPL Subordinated Loans in each case pertaining to the period after 2 November, 2023;

(C)

(a) in case of any Restricted Payment to be made after 150 days from the Original Issue Date, the Trust and Retention Account Agreements are executed; or (b) in the case of any Restricted Payment made on or after the date falling 60 days after the execution of the Trust and Retention Account Agreements by the Issuer and the Guarantors, each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established and funded as per the terms of the Trust and Retention Account Agreements, or (c) if solely as a result of implementation by scheduled commercial banks and/or payments banks of circulars, notifications, rules or regulations of the RBI in respect of the opening and maintenance of current accounts by Indian companies or any requirements of the Debenture Trustee or the account bank with which the trust and retention accounts are being established, compliance with which is beyond the control of the Issuer and the Guarantors, the Trust and Retention Account Agreements cannot be executed within 150 days from the Original Issue Date or the accounts as per the Trust and Retention Account Agreements cannot be established within 60 days of the execution of the Trust and Retention Account Agreements, the Issuer and the Guarantors have created a charge by way of hypothecation over their existing accounts in favor of the Debenture Trustee and provided a notice of charge to the relevant banks where such accounts are maintained;

(D)

for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0; and

(E)

if funded from (x) cash flows from the Issuer’s or any of the Guarantor’s power generation business in the ordinary course of business, (y) cash interest payments in respect of on any Parent Guarantor Loan or (z) any RSEPL Subordinated Loans, in each case received after the Original Issue Date, then the Restricted Payment must be in the form of a Parent Guarantor Loan.

(b)     The foregoing provision will not be violated by reason of:

(1)     the payment of any dividend or the redemption of any Capital Stock within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.05(a);

(2)     the making of any Restricted Payment in an aggregate amount not to exceed the amount of net cash proceeds received by the Issuer and the Guarantors since the Original Issue Date (other than from any Annual RSEPL Injection Amount) from (i) any capital contribution or sale (other than to the Issuer or any of the Guarantors, as applicable) of shares of Capital Stock (other than Disqualified Stock) of the Issuer or the Guarantors (or options, warrants or other rights to acquire such Capital Stock) or Redeemable Preference Shares (other than Disqualified Stock), (ii) any sale (other than to the Issue or any Guarantor, as applicable) of Subordinated Funding Debt or Subordinated Indebtedness or (iii) any sale (other than to the Issuer or any Guarantor, as applicable) of CCDs of the Issuer or any of the Guarantors; provided that such proceeds have not otherwise been used to undertake any Restricted Payment under Section 4.05(b)(1);

(3)     dividends by the Issuer or any of the Guarantors, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any twelve-month period;

(4)     payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(5)     repayment of any outstanding amount of Designated Subordinated Working Capital Parent Loans (including any accrued interest) (i) in accordance with the terms of the Trust and Retention Account Agreements and/or (ii) with proceeds from Permitted Refinancing Indebtedness;

(6)     Restricted Payments of up to the aggregate amount of the Restricted Payments described under “Use of Proceeds” in the Offering Memorandum;

(7)     the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of the Issuer’s and the Guarantors’ cash and Temporary Cash Equivalents as of the Original Issue Date;

(8)     the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed the amount of Original Issue Date Receivables which have been settled after the Original Issue Date;

(9)     the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed an amount equal to the net reduction in, or returns on, any Investment (other than any Investment made in the form of a Parent Guarantor Loan) that was permitted to be made under this Debenture Trust Deed;

(10)     the making of any Parent Guarantor Loan in an aggregate amount, together with all other Parent Guarantor Loans made under this clause (10), not to exceed an amount equal to the net reduction in any Parent Guarantor Loan that was permitted to be made under this Debenture Trust Deed; and

(11)     the making of any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (11), not to exceed US$25.0 million (or the Dollar Equivalent thereof);

provided that, in the case of sub-clauses (2), (7), (8), (9), (10) and (11) above, no Event of Default or Parent Guarantor Cross-Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

(c)     The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or applicable Guarantor, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm if the Fair Market Value exceeds US$15.0 million (or the Dollar Equivalent thereof).

Section 4.06     Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)     The Issuer and each of the Guarantors will not Incur any Indebtedness; provided that the Issuer and the Guarantors may Incur each and all of the following (“Permitted Indebtedness”):

(1)     Indebtedness under the NCDs, the Other NCDs, the Guarantees and the Other Guarantees (as applicable);

(2)     Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (4) below);

(3)     Indebtedness in an aggregate principal amount at any one time outstanding (together with refinancings thereof) not to exceed INR24,000,000,000 (or the rupee equivalent thereof), including any indebtedness in the form of non-convertible debentures issued by the Issuer or any Guarantor to the Initial Investor after the Original Issue Date, less the amount of Indebtedness Incurred under clause (1) above;

(4)     Indebtedness of the Issuer or any Guarantor owed to (as applicable) the Issuer or a Guarantor; provided that any subsequent transfer of such Indebtedness to a Person other than to the Issuer or a Guarantor shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(a)(4), and such Indebtedness must be unsecured and expressly subordinated in right of payment to the NCDs or the Other NCDs (as applicable);

(5)     Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with but in any case before the incurrence of such Permitted Refinancing Indebtedness) Incurred under any of Section 4.06(a)(1), (2) or (3) above, this clause (5) or clause (11) below and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) provided that:

(A)     the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness;

(B)     Indebtedness the proceeds of which are used to refinance NCDs and/or Other NCDs (as applicable), or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, such NCDs and/or Other NCDs (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), will only be permitted under this clause (5) if (x) in case such NCDs and/or Other NCDs are refinanced in part, or the Indebtedness to be refinanced is pari passu with such NCDs and/or Other NCDs, such new

Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining NCDs and/or Other NCDs, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to such NCDs and/or Other NCDs, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such NCDs and/or Other NCDs, at least to the extent that the Indebtedness to be refinanced is subordinated to such NCDs and/or Other NCDs; and

(C)     such new Indebtedness (other than Indebtedness Incurred under Third Party Credit Facilities the proceeds of which are used to refinance Indebtedness Incurred under Designated Subordinated Working Capital Parent Loans), determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of the Stated Maturity of the Indebtedness to be refinanced and the Stated Maturity of the NCDs and the Other NCDs, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or the remaining Average Life of the NCDs and the Other NCDs;

(6)     Indebtedness Incurred pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Guarantors from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(7)     Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(8)     Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 60 days following receipt by the Issuer or such Guarantor, as the case may be, of a demand for reimbursement;

(9)     Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Guarantors, in any case, Incurred in connection with the acquisition or disposition of any business, assets (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Guarantor, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Guarantor, as the case may be, from the disposition of such business, assets;

(10)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within 5 Business Days of Incurrence;

(11)     Indebtedness Incurred under (x) Third Party Credit Facilities and/or (y) Designated Subordinated Working Capital Parent Loans, in either case for working capital purposes of the Issuer or any of the Guarantors; provided that the aggregate principal amount at any time outstanding (together with refinancings thereof) under Third Party Credit Facilities and Designated Subordinated Working Capital Parent Loans does not exceed US$20.0 million (or the Dollar Equivalent thereof);

(12)     guarantees by the Issuer or the Guarantors of Indebtedness of any other Guarantor or the Issuer, as applicable that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the NCDs, the Other NCDs, a Guarantee or an Other Guarantee, then the guarantee of such Indebtedness shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(13)     Indebtedness Incurred by the Issuer or any of the Guarantors to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Debenture Trustee (or another Person designated by the Debenture Trustee for such purpose) to defease or to satisfy and discharge the NCDs or the Other NCDs as described under Article 8 or Article 10 of this Debenture Trust Deed and the corresponding provisions of the Other Debenture Trust Deed(s).

(b)     For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, the Issuer and the Guarantors, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(c)     The accrual of interest, the accrual of any redemption premium, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d)     Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07     Asset Sales.

(a)     If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale unless:

(1)     the consideration received by the Issuer or any Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)     at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)     any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to Initial Investor NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)     any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing (clauses (C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day.

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 85 days thereof, the one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to redeem the Initial Investor NCDs and/or the Other Initial Investor NCDs issued by such Guarantor(s) (as applicable) and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, at a redemption price which is subject to, and determined in accordance with Section 3.10 and the corresponding provision of the relevant Other Debenture Trust Deed(s) respectively, as applicable, and then the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer must respectively pay the Proposed Redemption Price (with respect to the Initial Investor NCDs) or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), plus accrued and unpaid interest, if any, to the date of purchase, on such Initial Investor NCDs or (as applicable) such Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other NCDs, as the case may be, provided, that should the RBI Approval (if required at the time thereof) not be obtained, the Issuer and/or such Guarantor(s) (as applicable) shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Initial Investor (the “Excess Proceeds Account”) and the amount in the Excess Proceeds Account shall only be released upon the Initial Investor obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Initial Investor and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of the Initial Investor NCDs and/or the Other Initial Investor NCDs (as applicable) tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Initial Investor NCDs and/or Other Initial Investor NCDs will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed or the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Initial Investor NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(b)     If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)     the consideration received by the Issuer or applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)     at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)     any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other Initial Investor NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)     any securities, notes or other obligations received by the Issuer or applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds may be applied (A) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (B) to make capital expenditures for a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((C) and (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 365th day; and

Any Net Cash Proceeds from Asset Sales that are not applied or invested under clauses (A) through (E) above will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within 10 Business Days thereof, one or more members of the Restricted Group must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the NCDs and/or the Other NCDs issued by such Guarantor(s) (as applicable) at 100.0% of the principal amount of all such NCDs and/or Other NCDs and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest, if any, to the date of purchase. provided, that should the RBI Approval (if required at the time thereof) not be obtained, the member(s) of the Restricted Group which have made such Excess Proceeds Repurchase Offer shall instead deposit the amount of Excess Proceeds in an account to be secured for the benefit of the Holders (the “Excess Proceeds Account”) and the

amount in the Excess Proceeds Account shall only be released upon the Holders obtaining such RBI Approval or whereby no such RBI Approval is required to repatriate the proceeds to the Holders and upon such release, such funds shall be used to make an Excess Proceeds Repurchase Offer. If the aggregate principal amount of all of the NCDs and/or Other NCDs (as applicable) and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such NCDs and/or Other NCDs and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Debenture Trust Deed and the Other Debenture Trust Deeds. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer and the Guarantors will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of NCDs as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds, the Issuer and the Guarantors will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Debenture Trust Deed and the Other Debenture Trust Deeds by virtue of such compliance.

(c)     Where only some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer and each of the Guarantors will not, consummate any Asset Sale, unless:

(1)     the consideration received by the Issuer or the applicable Guarantor, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(2)     at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)     any liabilities, as shown on the most recent combined statement of financial position of the Restricted Group (other than contingent liabilities and liabilities that are by their terms subordinated to the NCDs or the Other NCDs) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that irrevocably and unconditionally releases one or more members of the Restricted Group from further liability; and

(2)     any securities, notes or other obligations received by the Issuer or the applicable Guarantor, as the case may be, from such transferee that are promptly, but in any event within 30 days of closing, converted by the Issuer or the applicable Guarantor, as the case may be, into cash, to the extent of the cash received in that conversion.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, such Net Cash Proceeds must be applied (i) to repay Senior Indebtedness (and if such Indebtedness is revolving credit Indebtedness, to permanently reduce such commitments) of the Issuer and/or any Guarantor(s), (ii) to make capital expenditures for a Permitted Business, (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (iv) to acquire all, or substantially all of the assets of a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) any combination of the foregoing (clauses (iii) and (iv), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent Guarantor that is executed or approved within such time will satisfy this requirement, so long as such reinvestment is consummated within 180 days after such 450th day.

Section 4.08     Transactions with Shareholders and Affiliates.

(a)     The Issuer and each of the Guarantors will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Guarantors, or (b) any Affiliate of the Issuer or any of the Guarantors(each, an “Affiliate Transaction”), unless:

(1)     the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be; and

(2)     the Issuer, the Guarantors or the Parent Guarantor delivers to the Debenture Trustee:

(A)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating that either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Guarantor, as the case may be, from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Guarantor, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Issuer or such Guarantor, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Guarantor, as the case may be.

(b)     The foregoing limitation does not limit, and will not apply to:

(1)     directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2)     transactions between or among any member of the Restricted Group;

(3)     any Restricted Payments permitted or not prohibited by Section 4.05 and any Permitted Investments;

(4)     any transaction undertaken by the Issuer or the applicable Guarantor, as the case may be, whereby pro forma for such transaction, (i) where each of the accounts which are subject to the Trust and Retention Account Agreements have been duly established, there is at least US$1.00 (or the Dollar Equivalent thereof) in each of the Surplus Accounts or (ii) where each of the accounts which are subject to the Trust and Retention Account Agreements have not been duly established, for the most recent two consecutive semi-annual periods (for which combined financial statements of the Restricted Group are available which, in the case of (a) any semi-annual period ending on September 30 in any year, shall be reviewed or audited, and (b) any annual period ending on March 31 in any year, shall be audited), taken as one annual period, the Interest Service Coverage Ratio is at least 1.3 to 1.0, and in each case, is otherwise permitted under the Debenture Trust Deeds and, to the extent executed, the Trust and Retention Account Agreements;

(5)     transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Guarantors, as the case may be, than the original agreement in effect on the Original Issue Date;

(6)     transactions with a Person that is an Affiliate solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Parent Guarantor (other than the Issuer or any of the Guarantors, as applicable) owns Capital Stock in such Person;

(7)     any payments or other transactions pursuant to tax sharing arrangements between the Issuer or any applicable Guarantor, as the case may be, and any other Person with which the Issuer or the applicable Guarantor, as the case may be, files a consolidated tax return or with which the Issuer or the applicable Guarantor, as the case may be, is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(8)     any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Guarantor; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(9)     any incurrence of, or amendment to, any Subordinated Funding Debt (so long as in the case of any amendment, such Subordinated Funding Debt continues to satisfy the requirements set forth under the definition “Subordinated Funding Debt” after giving effect thereto);

(10)     transactions with customers (including off-takers of power), clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s length as determined in good faith by the Board of Directors of the Issuer, the applicable Guarantor or the Parent Guarantor;

(11)     any issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any Guarantor; and

(12)     loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Guarantors, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding.

Section 4.09     Restricted Group’s Business Activities.

The Issuer and each of the Guarantors will not, engage in any business other than a Permitted Business.

Section 4.10     Corporate Existence.

The Issuer shall inform the Debenture Trustee of any significant changes in the composition of its Board of Directors.

Section 4.11     Offer to Repurchase Upon Change of Control.

(a)     If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Coupon Step-Up Event occurs, the Issuer or any Guarantor may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a proposed Change of Control Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favour of such proposed Change of Control Coupon Step-Up Event within 60 days of such written request (such 60th day, the “Drop Dead COC Consent Date”), then:

(A)     to the extent that the proposed Change of Control Coupon Step-Up Event has been completed, then as of the date of such Change of Control Coupon Step-Up Event, the Fixed Rate in relation to the Initial Investor NCDs and the Other Initial Investor NCDs shall increase by an amount as notified to the Issuer and the Guarantors by the Initial Investor (such increase, a “Coupon Step-Up Event”); and

(B)     within 10 days of the later of (x) the completion of such Change of Control Coupon Step-Up Event and (y) the Drop Dead COC Consent Date, the Issuer and each of the Guarantors must simultaneously: (i) redeem all (but not less than all) of the Initial Investor NCDs and the Other Initial Investor NCDs (such redemption, the “Mandatory COC Redemption”) at a redemption price which is subject to, and determined in accordance with, Section 3.10 and the corresponding provisions of the Other Debenture Trust Deed and (ii) pay the Proposed Redemption Price (with respect to the Initial Investor NCDs), or the ‘Proposed Redemption Price’ as defined in the applicable Other Debenture Trust Deed (with respect to the relevant Other Initial Investor NCDs), as applicable, plus accrued and unpaid interest, if any, to the date of purchase, on the Initial Investor NCDs or relevant Other Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date of the Initial Investor NCDs or the applicable ‘Redemption Date’ as defined in the relevant Other Debenture Trust Deed(s) in respect of the relevant Other Initial Investor NCDs; provided that should the RBI Approval (if required at the time thereof) not be obtained in relation to the repatriation of funds in connection with such Mandatory COC Redemption, then the Issuer and the Guarantors shall not be obligated to undertake the Mandatory COC Redemption.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Coupon Step-Up Event pursuant to this Section 4.11(a) has occurred and shall not be liable to any person for any failure to do so.

(b)     If all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, and a Change of Control Non-Coupon Step-Up Event occurs, the Issuer may on any one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control Non-Coupon Step-Up Event (which request shall include all information which would be necessary for the Initial Investor to determine whether or not to consent to such Change of Control Non-Coupon Step-Up Event) and, in the event that the Initial Investor declines to consent in favor of such Change of Control Non-Coupon Step-Up Event within 60 days of such written notice, then the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs issued under this Debenture Trust Deed (the “Change of Control Non-Coupon Step- Up Event Redemption”), at a redemption price which is subject to, and determined in accordance with, the provisions under Section 3.10 plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date, subject to the rights of Holders of such series of NCDs on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control Non-Coupon Step-Up Event has occurred and shall not be liable to any person for any failure to do so.

(c)     (i) If no NCDs are Initial Investor NCDs and no Other NCDs are Other Initial Investor NCDs and a Change of Control occurs, each Holder will have the right to require the Issuer to redeem all or any part of that Holder’s NCDs pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Debenture Trust Deed. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the NCDs (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the NCDs to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 10 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the NCDs on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Debenture Trust Deed and described in such notice.

(ii) The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the NCDs as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Debenture Trust Deed, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Debenture Trust Deed by virtue of such compliance.

(iii) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)     accept for payment all NCDs or portions of NCDs properly tendered pursuant to the Change of Control Offer; and

(2)     pay to the Holders an amount equal to the Change of Control Payment in respect of all NCDs or portions of NCDs properly tendered.

The Issuer will provide to the Debenture Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Debenture Trust Deed are applicable. Except as described above with respect to a Change of Control, the Debenture Trust Deed does not contain provisions that permit the Holders to require that the Issuer redeems the NCDs in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all of the NCDs properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the

Debenture Trust Deed as described above under Section 3.06, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

(d)     For so long as some, but not all, NCDs are Initial Investor NCDs or some, but not all, Other NCDs are Other Initial Investor NCDs, the Issuer may on one or more occasions send a written request to the Initial Investor requesting that the Initial Investor consent to a potential Change of Control and, if the Initial Investor does not provide its consent, to such Change of Control within 60 days of such written notice, the Issuer shall have the right to request to redeem in whole, but not in part, the Initial Investor NCDs (any such redemption, a “Change of Control Redemption”), subject to and in accordance with the provisions under Section 3.10, plus accrued and unpaid interest, if any, on the Initial Investor NCDs to be redeemed, to (but not including) the applicable Redemption Date; provided that the Issuer shall have simultaneously exercised the Change of Control Redemption in relation to all NCDs held by the Holders other than the Initial Investor in accordance with, and in the manner set forth under Section 4.11.

The Debenture Trustee shall not be required to take any steps to ascertain whether any Change of Control has occurred and shall not be liable to any person for any failure to do so.

Section 4.12     No Payments for Consent.

Neither the Issuer nor any of the Guarantors will directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Debenture Trust Deed or the NCDs in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, holders or beneficial owners of the NCDs that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, holders or beneficial owners of the NCDs in any jurisdiction where the inclusion of such holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.13     Conditions.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 3 prior to the Original Issue Date.

The Issuer shall deliver or cause to be delivered to the Debenture Trustee all the documents and evidence listed in Schedule 4 within the time specified in that Schedule.

Section 4.14     Sale and Leaseback Transactions.

The Issuer and each of the Guarantors will not enter into any Sale and Leaseback Transaction; provided that the Issuer and the Guarantors may enter into a Sale and Leaseback Transaction if:

(1)     the Restricted Group could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenant described under Section 4.06, in which case the corresponding Indebtedness will be deemed Incurred pursuant to those provisions;

(2)     the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(3)     the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer and the Guarantors, as applicable apply the proceeds of such Sale and Leaseback Transaction in compliance with, the covenant described under Section 4.09 above.

Section 4.15     Parent Guarantor Loans Undertaking.

The Parent Guarantor shall (i) ensure that all interest which is due and payable to the Issuer or any of the Guarantors (as applicable) on each interest payment date under any Parent Guarantor Loan is paid to the Issuer or such Guarantor, as the case may be, by a Person (other than by the Issuer or any of the other Guarantors) in full in cash on or prior to such interest payment date and (ii) deliver an Officer’s Certificate to the Debenture Trustee and the debenture trustee appointed by the Guarantors, within 15 Business Days of the applicable interest payment date under each of the Parent Guarantor Loans, confirming that interest which was due and payable to the Issuer or applicable Guarantor as of the immediately preceding interest payment date in relation to each Parent Guarantor Loan has been paid in full to the Issuer or applicable Guarantor in cash (such undertaking, the “Parent Guarantor Loans Undertakings”).

Section 4.16     IPGL Infusion Undertaking.

Should the Initial Investor deliver a notice to the Debenture Trustees by no later than the Initial Investor Put Right Notice Long-Stop Date of its intention to irrevocably exercise its Initial Investor Put Right, then the Parent Guarantor shall ensure that an amount equal to the amount of the Initial Parent Guarantor Loan has been invested in and/or repaid to the Issuer and/or any of the Guarantor(s) prior to the Initial Investor Put Right Date by way of (i) repayment of the Initial Parent Guarantor Loan, (ii) a capital contribution and/or (iii) the incurrence by one or more of the Issuers of Subordinated Funding Debt (such undertaking, the “IPGL Infusion Undertaking”).

Section 4.17     RSEPL Cashflow Undertaking.

The Parent Guarantor shall ensure that (i) an amount equal to (such amount, the “Annual RSEPL Injection Amount”) the greater of (x) US$2.0 million (or the Dollar Equivalent thereof) and (y) all free cash flows accruing after the Original Issue Date from the Rooftop Assets (to the extent that such assets were assets of Renew Solar Energy Private Limited as of March 31 of the relevant year) is invested into the Issuer and/or the Guarantor(s) no later than 180 days after March 31 of each year as Equity Interests (any such Equity Interests that are in the form of Subordinated Funding Debt, the “RSEPL Subordinated Loans”), provided that such Equity Interests must be invested by a Person other than the Issuer, the Guarantors and the Parent Guarantor and (ii) to the extent that the Rooftop Assets are assets of Renew Solar Energy Private Limited, Renew Solar Energy Private Limited shall not, directly or indirectly, incur, assume or permit to exist any Liens on any of the Rooftop Assets to secure Indebtedness (provided that the sale of any or all of the Rooftop Assets) shall not be a breach or default of this covenant.

Section 4.18     Repayment of REC Loan Undertaking.

The Parent Guarantor shall ensure that the REC Loan is repaid no later than 60 days after the Original Issue Date.

Section 4.19     Co-obligor Loan Undertaking.

The Parent Guarantor shall ensure that no later than 60 days after the Original Issue Date (i) the Co-obligor Loan is (x) repaid in full or (y) amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder or (ii) an amount equal to the principal amount outstanding as of the Original Issue Date under the Co-obligor Loan is invested into the Issuer and/or any of the Guarantor(s) as Equity Interests; provided that (A) such Equity Interests must be invested by a Person other than the Issuer and/or any of the Guarantor(s) and (B) such amount remains within the Restricted Group until such time as the Co-obligor Loan is either repaid in full or amended in such a manner that neither the Issuer nor any Guarantor remains liable thereunder.

Section 4.20     Limitation on Subsidiaries.

Neither the Issuer nor the Guarantors shall have any Subsidiaries.

Section 4.21     Amendments to Parent Guarantor Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the Parent Guarantor Loans.

Section 4.22     Amendments to RSEPL Subordinated Loans.

The Parent Guarantor, the Issuer and the Guarantors agree that no amendments that are adverse to the Issuer, the Guarantors and/or to any Holder shall be made to the terms of any of the RSEPL Subordinated Loans.

Section 4.23     Undertakings by the Issuer as required under Companies Act, 2013.

(a)     The Issuer shall not declare any dividend to its shareholders in any year until the Issuer has paid or made satisfactory provision for the payment of the installments of principal and interest due on the NCDs

(b)     The Issuer shall create the debenture redemption reserve as may be required in accordance with applicable law.

(c)     The Issuer shall comply with all directions/guidelines issued by any applicable regulatory authority, with regard to the issue of the NCDs.

(d)     The Issuer shall keep proper books of accounts open for inspection by the Debenture Trustee.

(e)     The Issuer shall permit the Debenture Trustee to enter the Issuer’s premises and inspect the state and condition of the Collateral, where applicable.

(f)     The Issuer shall inform the Debenture Trustee about any change in nature and conduct of business by the Issuer before such change.

(g)     The Issuer shall submit such information as required by the Debenture Trustee.

ARTICLE 5

SUCCESSORS

Section 5.01     Merger, Consolidation, and Sale of Assets.

(a)     The Issuer and the Guarantors will not merge or consolidate with or into another Person (other than with or into the Issuer or a Guarantor, as applicable).

(b)     The Parent Guarantor shall ensure that the Issuer and the Guarantors will not, and the Issuer and the Guarantors agree that they will not, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless it is in connection with, and constitutes, a Qualified Asset Sale.

Section 5.02     Successor Corporation Substituted.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the applicable Guarantor is merged or to which such sale, is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Debenture Trust Deed referring to the “Issuer” and the applicable “Guarantor” shall instead include a reference to the successor Person and not to the Issuer or the applicable Guarantor, as the case may be), and may exercise every right and power of the Issuer and the applicable Guarantor, as the case may be, under the Debenture Trust Deed with the same effect as if such successor Person had been named as the Issuer and the applicable Guarantor, as the case may be, in the Debenture Trust Deed and the Issuer and the applicable Guarantor, as the case may be, shall be released from all obligations under the Debenture Trust Deed and the NCDs.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01     Events of Default and Remedies.

Each of the following is an “Event of Default”:

(1)     default in the payment of principal on or premium, if any, on, the NCDs or any Other NCDs when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for 1 Business Day;

(2)     default in the payment of interest on the NCDs or the Other NCDs when the same becomes due and payable and the continuance of any such failure for 10 Business Days;

(3)     default (i) with the covenant described under Section 5.01, (ii) with the covenant described under Section 4.11(a), (iii) by the Parent Guarantor with respect to its obligation to comply with the IPGL Infusion Undertaking or the covenant described Section 4.16 or (iv) with the corresponding sections in the Other Debenture Trust Deeds;

(4)     any other defaults under the Debenture Trust Deed or the Other Debenture Trust Deeds (other than a default specified in (1), (2) or (3) above), or the Offer Letter or the offer letter issued by the Guarantors or the Offering Memorandum and the continuance of any such default for a period of 60 consecutive days after written notice by the Debenture Trustee or the Holders of 25.0% or more in aggregate principal amount of the NCDs is given to the Issuer;

(5)     with respect to any Indebtedness of the Issuer or any Guarantor having an outstanding principal amount of US$10.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (b) the failure to make a principal payment when due (after giving effect to any grace period);

(6)     the passage of 60 consecutive days following entry of a final judgment or order against the Issuer or any of the Guarantors that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed (once such amounts are due) to exceed US$10.0 million (or the Dollar Equivalent thereof) (exclusive of any amounts for which a solvent (to the Issuer’s or any Guarantor’s best knowledge) insurance company has acknowledged liability for);

(7)     an involuntary case or other proceeding commenced against the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for 60 consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(8)     the Issuer or any of the Guarantors (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor:

(A)	commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,

(B)	consents to the appointment of a receiver or trustee, or

(C)	effects any general assignment for the benefit of creditors;

(9)     any of the Guarantors or (provided that no Parent Guarantor Release Event has occurred) the Parent Guarantor denies its obligations under any of their respective Guarantees or any such Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(10)     any default by the Issuer, any of the Guarantors or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect;

(11)     the repudiation by the Issuer, any of the Guarantors or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Debenture Trustee ceases to have the prescribed priority of security interest in any of the Collateral;

(12)     the failure by the Issuer, any of the Guarantors or the Parent Guarantor or any other security provider, as the case may be to create and perfect a security interest over the applicable Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral (in each case as specified in Annexure B), for securing the NCDs or the Other NCDs and the performance of all other obligations of the Issuer and the Guarantors in the form and manner and within the time prescribed in Annexure B;

(13)     in the event that (a) only some, but not all, NCDs are Initial Investor NCDs or only some, but not all, Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of all Holders, or (b) all NCDs are Initial Investor NCDs and all Other NCDs are Other Initial Investor NCDs, upon a Change of Control Non-Coupon Step-Up Event effected without the consent of the Initial Investor;

(14)     the Issuer without the consent of the Holders ceases to carry on its business or gives notice of its intention to do so.

Section 6.02     Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing under the Debenture Trust Deed, the Debenture Trustee or the Holders of at least 25.0% in aggregate principal amount of the NCDs then outstanding, by written notice to the Issuer (and to the Debenture Trustee if such notice is given by the Holders), may, and the Debenture Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the NCDs to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the NCDs then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any Holder.

Section 6.03     Other Remedies.

If an Event of Default occurs and is continuing, the Debenture Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the NCDs or to enforce the performance of any provision of the NCDs or the Debenture Trust Deed, including, but not limited to, directing a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the relevant Collateral Documents. The Debenture Trustee may maintain a proceeding even if it does not possess any of the NCDs or does not produce any of them in the proceeding.

Section 6.04     Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding NCDs by written notice to the Issuer and to the Debenture Trustee, may on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1)     all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the NCDs that have become due solely by such declaration of acceleration, have been cured or waived; and

(2)     the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right, or consequence thereon, provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver, has under law applicable in relation to insolvency or recovery of debt.

Section 6.05     Control by Majority.

The Holders of at least a majority in aggregate principal amount of the outstanding NCDs may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee. However, the Debenture Trustee may refuse to follow any direction that conflicts with law or the Debenture Trust Deed, that may involve the Debenture Trustee in personal liability, or that the Debenture Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Debenture Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

Section 6.06     Limitation on Suits.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Debenture Trust Deed or the NCDs, or for the appointment of a receiver or Debenture Trustee, or for any other remedy under the Debenture Trust Deed or the NCDs, unless:

(1)     the Holder has previously given the Debenture Trustee written notice of a continuing Event of Default;

(2)     such Holder or Holders offer the Debenture Trustee indemnity and/or security and/or pre-funding satisfactory to the Debenture Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request; and

(3)     the Debenture Trustee does not comply with the request within sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (2). However, such limitations do not apply to the contractual right of any Holder of an NCD to receive payment of the principal of, premium, if any, or interest on, such NCD, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the NCD, which right will not be impaired or affected without the consent of the Holder.

Section 6.07     Rights of Holders of NCDs to Receive Payment.

Notwithstanding any other provision of this Debenture Trust Deed, the right of any Holder of the NCDs to receive payment of principal of, premium and Additional Amount, if any, and interest on the NCDs, on or after the respective due dates expressed in the NCDs (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08     Collection Suit by Debenture Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Debenture Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount if any, and interest remaining unpaid on, the NCDs and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel.

Section 6.09     Debenture Trustee May File Proofs of Claim.

The Debenture Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustee (including any claim for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel) and the Holders of the NCDs allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the NCDs), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Debenture Trustee, and in the event that the Debenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Debenture Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel, and any other amounts due the Debenture Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Debenture Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the NCDs or the rights of any Holder, or to authorize the Debenture Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10     Priorities.

If the Debenture Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of the Trust and Retention Account Agreement (if any) executed by the Issuer, pay out the money in the following order:

First:     to the Debenture Trustee, to the extent necessary to claim reimbursement for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in the administration of its duties under this Debenture Trust Deed and in relation to the NCDs, and all amounts owed to, or for which the Debenture Trustee are entitled to indemnification and/or security and/or prefunding under, this Debenture Trust Deed and in relation to the NCDs;

Second:     to Holders of NCDs for amounts due and unpaid on the NCDs for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the NCDs for principal, premium, if any and interest, respectively; and

Third:     to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Debenture Trustee may fix a record date and payment date for any payment to Holders of NCDs pursuant to this Section 6.10.

Section 6.11     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Debenture Trust Deed or in any suit against the Debenture Trustee for any action taken or omitted by it as a Debenture Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Debenture Trustee, a suit by a Holder of an NCD pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding NCDs.

Section 6.12     Meeting of Holders.

Subject to the provisions set forth under Section 6.01, the Issuer shall, at its own expense, on the written request of the Debenture Trustee or of the Holders of at least 10% in principal amount of the outstanding NCDs, summon a meeting of the Holders of such particular series for the purpose of such Holders giving directions to the Debenture Trustee in relation to the exercise of its powers. Every meeting summoned in accordance with this paragraph shall be summoned by sending a notice by first class mail to the Holders, specifying the time and place of the meeting, to the address of each Holder as shown in the applicable register not later than 45 days before the date of the proposed meeting. Any such meeting shall be held under the chairmanship of a person nominated by the Issuer or, if no nomination is made within 15 minutes after the time appointed for holding the meeting, the Holders at the meeting. If neither the Issuer nor the Holders appoint a chairman, the Debenture Trustee may appoint one.

The Debenture Trustee, the Issuer and the Holders shall at all times be entitled to call a meeting of Holders in accordance with Schedule 5.

Where the Debenture Trustee is required by the terms of this Deed to seek the instructions of the Holders, it may do so either by calling a meeting of Holders or by seeking written instructions from the Holders.

Section 6.13     Voting by Holders.

Each Rs. 1 amount of the NCDs will afford the Holder thereof one (1) vote in favor of or against any matter to be voted upon by such Holder from time to time. In addition, any Holder of the NCDs need not use all of its votes or cast all of the votes to which it is entitled in the same way.

ARTICLE 7

DEBENTURE TRUSTEE

Section 7.01     General.

The duties and responsibilities of the Debenture Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Debenture Trust Deed relating to the conduct or affecting the liability of or affording protection to the Debenture Trustee is subject to this Article.

(a)     Except during the continuance of an Event of Default, the Debenture Trustee need perform only those duties that are specifically set forth in this Debenture Trust Deed and no others, and no implied covenants or obligations will be read into this Debenture Trust Deed against the Debenture Trustee. In case an Event of Default has occurred and is continuing and the Debenture Trustee has received express written notice thereof, the Debenture Trustee shall exercise those rights and powers vested in it by this Debenture Trust Deed, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default, the Debenture Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the NCDs then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b)     Should the Debenture Trustee become a creditor of the Issuer, the Restricted Group Entities or any of the Guarantors, rights of the Debenture Trustee to obtain payment of claims in certain cases or to realize on certain property received by the Debenture Trustee in respect of any such claims as security or otherwise will be limited. The Debenture Trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

(c)     No provision of this Debenture Trust Deed shall be construed to relieve the Debenture Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d)     The Issuer hereby irrevocably waives, in favor of the Debenture Trustee, any conflict of interest which may arise by virtue of the Debenture Trustee acting in various capacities under this Debenture Trust Deed, or for other customers of the Debenture Trustee. The Issuer acknowledges that the Debenture Trustee, and its respective affiliates (together, the “Debenture Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Debenture Trustee acting as in various capacities under this Debenture Trust Deed, that the Debenture Trustee may not be entitled to share with the Issuer.

The Debenture Trustee will not disclose confidential information obtained from the Issuer (without its consent) to any of its other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Debenture Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Debenture Trust Deed.

(e)     The Debenture Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Debenture Trust Deed or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, whether or not any default or failure is or was known to the Debenture Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer and the Guarantors, and the Debenture Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Debenture Trustee in respect thereof.

(f)     The Issuer, the Guarantors and the Parent Guarantor hereby authorise the Debenture Trustee to provide such information to the debenture trustees appointed in relation to the Other NCDs as it may be required under the terms of the Transaction Documents, for enforcement of Collateral, and for exercising its rights under the Transaction Documents.

(g)

Section 7.02     Rights of Debenture Trustee.

Subject to Section 7.01:

(a)     In the absence of fraud, gross negligence or willful misconduct on its part, the Debenture Trustee may request and conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Debenture Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Debenture Trustee pursuant to any provision hereof, the Debenture Trustee shall examine the document to determine whether it conforms to the requirements of this Debenture Trust Deed (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Debenture Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b)     Before the Debenture Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Debenture Trustee in respect of any action taken, suffered or omitted by it hereunder and the Debenture Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)     The Debenture Trustee may delegate duties to, and may act through its attorneys and agents. The Debenture Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Debenture Trustee shall be entitled to require all agents to act in accordance with its directions.

(d)     The Debenture Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Debenture Trust Deed at the request or direction of any of the Holders, unless such Holders have instructed the Debenture Trustee in writing and offered to the Debenture Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

(e)     The Debenture Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred upon the Debenture Trustee, under this Debenture Trust Deed; provided, however, that the Debenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f)     The Debenture Trustee is entitled to assume without enquiry, that the Issuer and the Guarantors has performed in accordance with all of the provisions in this Debenture Trust Deed, unless notified to the contrary.

(g)     In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Debenture Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Debenture Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h)     The Debenture Trustee has no obligation to monitor the financial performance of the Issuer or the Guarantors.

(i)     The Debenture Trustee shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer, any Guarantor or the Parent Guarantor or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j)     The Debenture Trustee will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Debenture Trustee of any information relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Debenture Trustee and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Debenture Trustee and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section 7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Debenture Trustee any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Debenture Trustee in the future.

(k)     In no event shall the Debenture Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Debenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Debenture Trust Deed, repayment of the NCDs or the resignation or removal of the Debenture Trustee.

(l)     The Debenture Trustee shall not be obligated to supervise the performance of any parties to this Debenture Trust Deed, and the NCDs, of their respective obligations under such agreements.

(m)     If an Event of Default shall have occurred and is continuing or if the Debenture Trustee is requested by the Issuer to undertake duties which are outside the scope of the Debenture Trustee’s duties under this Debenture Trust Deed, the Issuer will pay such additional remuneration as the Issuer and the Debenture Trustee may agree.

(n)     Notwithstanding anything to the contrary in this Debenture Trust Deed, the Debenture Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Debenture Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown or any event where, in the reasonable opinion of the Debenture Trustee, performance of any duty or obligation under or pursuant to this Debenture Trust Deed would or may be illegal or would result in the Debenture Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Debenture Trustee is subject.

(o)     The Debenture Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion which may be based upon written advice of legal counsel of international repute in the relevant jurisdiction, be contrary to any law of that jurisdiction. Furthermore, the Debenture Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p)     Notwithstanding anything else herein contained, the Debenture Trustee may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

(q)     The Debenture Trustee may consult with counsel or other professional advisors of its selection, and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r)     No provision of this Debenture Trust Deed will require the Debenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

Section 7.03     Individual Rights of Debenture Trustee.

The Debenture Trustee, in its individual or any other capacity, may become the owner or pledgee of NCDs and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Debenture Trustee and nothing herein shall obligate the Debenture Trustee to account for any profits earned from any business or transactional relationship.

Section 7.04     Debenture Trustee’s Disclaimer.

The Debenture Trustee makes no representation as to the validity or adequacy of this Debenture Trust Deed, or the NCDs, is not accountable for the Issuer’s use or application of the proceeds from the NCDs, is not responsible for any statement in the NCDs other than its certificates of authentication and shall not have any responsibility for the Issuer or any Holder’s compliance with any state or U.S. federal securities law in connection with the NCDs.

Section 7.05     Notice of Defaults.

If any Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after it is the Debenture Trustee has been notified in writing unless the Default has been cured and notice to such effect is provided to the Debenture Trustee.

Section 7.06     Nominee Director

The Debenture Trustee acting on the instructions of the Holders in accordance with Schedule 5 shall have a right to appoint a nominee director in accordance with the SEBI (Debenture Trustees) Regulations, 1993, on the board of directors of the Issuer (hereinafter referred to as the “Nominee Director”) upon the occurrence of:

(a)     two consecutive defaults in payment of interest to the Holders; or

(b)     default in redemption of Debentures.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Issuer shall appoint the Nominee Director forthwith on receiving a nomination notice from the Debenture Trustee. The Nominee Director shall be appointed on all key committees of the board of directors of the Issuer.

Section 7.07     Compensation and Indemnity.

(a)     The Issuer agrees to be responsible for and will pay the Debenture Trustee compensation as agreed upon in writing for its services. The compensation of the Debenture Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Debenture Trustee upon request for all out-of-pocket expenses (including legal and travelling related expenses as pre-approved by the Issuer), disbursements and advances and other expenses (including costs of collection) properly incurred or made by the Debenture Trustee, including the compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other

Persons not regularly within its employ.

(b)     The Issuer agrees to be responsible for and will indemnify the Debenture Trustee or any predecessor Debenture Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Debenture Trust Deed and its duties under this Debenture Trust Deed, and the NCDs, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Debenture Trust Deed, and the NCDs, and (ii) the properly incurred compensation, expenses and disbursements of the Debenture Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Debenture Trustee’s employ. The Debenture Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Debenture Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Debenture Trustee will cooperate in the defense. The Debenture Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Debenture Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c)     To secure the Issuer’s payment obligations in this Section 7.07, the Debenture Trustee will have a claim prior to the NCDs on all money or property held or collected by the Debenture Trustee, in its capacity as Debenture Trustee, except money or property held in trust to pay principal of, and interest on particular NCDs.

(d)     All compensation and indemnity payments made by the Issuer to the Debenture Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Debenture Trustee after such withholding or deduction will not be less than the amount the Debenture Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment of the NCDs, the termination or expiry of this Debenture Trust Deed, and the resignation or removal of the Debenture Trustee.

Section 7.08     Replacement of the Debenture Trustee.

(a)     The Debenture Trustee may resign at any time by providing 60 days’ prior written notice to the Issuer.

(b)     The Holders of at least 75% in principal amount of the outstanding NCDs may remove the Debenture Trustee by providing 60 days’ prior written notice to the Debenture Trustee.

(c)     The Issuer may remove the Debenture Trustee if: (1) the Debenture Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Debenture Trustee (or holding company thereof) or its property; or (3) the Debenture Trustee (or holding company thereof) becomes incapable of acting.

(d)     A resignation or removal of the Debenture Trustee and appointment of a successor Debenture Trustee will become effective only upon the successor Debenture Trustee’s acceptance of appointment as provided in this Section 7.08.

(e)     If the Debenture Trustee has been removed by the Holders, Holders of a majority in principal amount of the NCDs may appoint a successor Debenture Trustee with the consent of the Issuer.

Otherwise, if the Debenture Trustee resigns or is removed, or if a vacancy exists in the office of Debenture Trustee for any reason, the Issuer will promptly appoint a successor Debenture Trustee. If the successor Debenture Trustee does not deliver its written acceptance within 30 days after the retiring Debenture Trustee resigns or is removed, the retiring Debenture Trustee may (at the expense of the Issuer) appoint a successor Debenture Trustee or the retiring Debenture Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding NCDs may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee.

(f)     Upon delivery by the successor Debenture Trustee of a written acceptance of its appointment to the retiring Debenture Trustee and to the Issuer, (i) the retiring Debenture Trustee will transfer all property held by it as Debenture Trustee to the successor Debenture Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Debenture Trustee will become effective, and (iii) the successor Debenture Trustee will have all the rights, powers and duties of the Debenture Trustee under this Debenture Trust Deed. Upon request of any successor Debenture Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Debenture Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Debenture Trustee and each appointment of a successor Debenture Trustee to all Holders, and include in the notice the name of the successor Debenture Trustee and the address of its registered office.

(g)     Notwithstanding replacement of the Debenture Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Debenture Trustee.

Section 7.09     Successor Debenture Trustee by Merger, etc.

If the Debenture Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Debenture Trust Deed) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Debenture Trustee with the same effect as if the successor Debenture Trustee had been named as the Debenture Trustee in this Debenture Trust Deed.

Section 7.10     Money Held in Trust.

The Debenture Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Debenture Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11     Redressal of Holders grievances

The Issuer shall furnish to the Debenture Trustee details of all grievances received from the Holders and the steps taken by the Issuer to redress the same. At the request of any Holder, the Debenture Trustee shall, by notice to the Issuer call upon the Issuer to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Holder call a meeting of the Holders.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding NCDs upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02     Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, Guarantors and the Parent Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04, respectively be deemed to have been discharged from their obligations with respect to all outstanding NCDs and all obligations with respect to the Guarantees in relation to the NCDs on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding NCDs and the Guarantors and the Parent Guarantor will be deemed to have discharged all obligations with respect to the Guarantees in relation to the NCDs, which (in respect of the NCDs) will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Debenture Trust Deed referred to in clauses (a) and (b) below, and the Issuer, the Guarantor and the Parent Guarantor will be deemed to have satisfied all their other obligations under such NCDs and Guarantees and this Debenture Trust Deed (and the Debenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)     the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, NCDs when such payments are due from the trust referred to below;

(b)     the Issuer’s obligations with respect to the NCDs and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)     the rights, powers, trusts, duties and immunities of the Debenture Trustee, and the Issuer’s obligations in connection therewith; and

(d)     the Legal Defeasance and Covenant Defeasance provisions of this Debenture Trust Deed.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03     Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05, 4.06 and 4.15 (solely with respect to the Issuer)), and clause (3) of Section 5.01(a) with respect to the outstanding NCDs on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the NCDs will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such NCDs will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding NCDs, the Issuer, the Guarantors and the Parent Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Debenture Trust Deed and such NCDs will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (m) will not constitute Events of Default.

Section 8.04     Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(a)     the Issuer must irrevocably deposit with the Debenture Trustee, in trust, for the benefit of the Holders, cash in Indian Rupees in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding NCDs on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the NCDs are being defeased to such stated date for payment or to a particular redemption date;

(b)     no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens securing such borrowing);

(c)     such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Debenture Trust Deed) to which the Issuer is a party or by which the Issuer is bound;

(d)     the Issuer must deliver to the Debenture Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(e)     the Issuer must deliver to the Debenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05     Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Debenture Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Debenture Trustee”) pursuant to Section 8.04 in respect of the outstanding NCDs will be held in trust and applied by the Debenture Trustee, in accordance with the provisions of such NCDs and this Debenture Trust Deed, to the payment, as the Debenture Trustee may determine, to the Holders of such NCDs of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Debenture Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding NCDs.

Notwithstanding anything in this Article 8 to the contrary, the Debenture Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Debenture Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06     Repayment to Issuer.

Any money deposited with the Debenture Trustee, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any NCDs and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such NCD will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Debenture Trustee with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07     Reinstatement.

If the Debenture Trustee is unable to apply any amounts in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Debenture Trust Deed will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Debenture Trustee is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any NCD following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of NCDs.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Parent Guarantor and the Debenture Trustee may amend or supplement this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents or the applicable Trust and Retention Account Agreement without the consent of any Holder of the NCDs:

(a)     to cure any ambiguity, defect, omission or inconsistency;

(b)     to provide for certificated NCDs in addition to or in place of uncertificated NCDs;

(c)     to provide for the assumption of the Issuer’s or the Guarantors’, obligations to Holders in the case of a merger or consolidation;

(d)     to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Debenture Trust Deed of any such Holder;

(e)     to conform the text of this Debenture Trust Deed, the NCDs, the Guarantees or the applicable Collateral Documents to any provision of the “Description of the NCDs” section of the Offering Memorandum to the extent that such provision in the “Description of the NCDs” was intended to be a verbatim recitation of a provision thereof;

(f)     to effect any changes to this Debenture Trust Deed in a manner necessary to comply with the procedures of the relevant clearing system;

(g)     to allow a Guarantor to execute a supplemental debenture trust deed to the Debenture Trust Deed and/or a Guarantee with respect to the NCDs or to release the Parent Guarantor and/or a Guarantor from its Guarantee in accordance with the terms of the Debenture Trust Deed;

(h)     to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Debenture Trust Deed or the Collateral Document in accordance with the terms of the Debenture Trust Deed or the Collateral Document;

(i)     to evidence and provide for the acceptance of appointment by a successor Debenture Trustee; or

(j)     to enter into any amendment or supplement to, or grant any waiver under, any Trust and Retention Account Agreement in order to account for the Incurrence of any Permitted Indebtedness or for any other action which is permitted under or not restricted by the Debenture Trust Deed.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer in the execution of such amended or supplemental agreement.

Section 9.02     With Consent of Holders of NCDs.

Except as provided in this Section 9.02, this Debenture Trust Deed (including the Guarantees hereunder), the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the NCDs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs), and any existing Default or Event of Default or compliance with any provision of this Debenture Trust Deed, the NCDs, the Collateral Documents and the Trust and Retention Account Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding NCDs (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the NCDs).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental agreement, and upon the filing with the Debenture Trustee of evidence satisfactory to the Debenture Trustee of the consent of the Holders of NCDs as aforesaid, and upon receipt by the Debenture Trustee of the documents described in Section 7.02, the Debenture Trustee will join with the Issuer and the Guarantors, in the execution of such amended or supplemental agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the NCDs affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental agreement or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the NCDs then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Debenture Trust Deed or the NCDs.

Without the consent of Holders holding at least 90.0% in principal amount of NCDs outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any NCDs held by a non-consenting Holder):

(a)     reduce the principal amount of NCDs whose Holders must consent to an amendment, supplement or waiver;

(b)     reduce the principal of or change the fixed maturity of the NCDs;

(c)     change the place, currency or time of payment of principal of, or premium, if any, or interest on, the NCDs;

(d)     reduce the rate of or change the currency or change the time for payment of interest, including default interest, on any NCDs;

(e)     waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the NCDs (except a rescission of acceleration of the NCDs by the Holders of a majority in aggregate principal amount of the then outstanding NCDs and a waiver of the payment default that resulted from such acceleration);

(f)     reduce the amount payable upon a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer or change the time or manner a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer may be made or by which the NCDs must be redeemed pursuant to a Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Mandatory COC Redemption, a Change of Control Non-Coupon Step-Up Event Redemption or Excess Proceeds Repurchase Offer has arisen;

(g)     make any change in the provisions of this Debenture Trust Deed relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the NCDs;

(h)     waive a redemption payment with respect to the NCDs;

(i)     release any Guarantor or the Parent Guarantor from any of their respective obligations under its Guarantee or the Debenture Trust Deed, except as set forth under Section 11;

(j)     release any Collateral from the Lien of the Debenture Trust Deed and the Collateral Document, except as set forth under Section 10 for which no consent of any Holders would be required;

(k)     amend, supplement or grant any waiver under the Trust and Retention Account Agreement (i) that would adversely impact the priority of payments with respect to the NCDs and/or the right to receive payments with respect to the NCDs (other than in relation to any Indebtedness, payments in respect of which are proposed to made on a pari passu basis with payments in respect to the NCDs); or (ii) relating to any action or change not permitted by the terms of the Debenture Trust Deed; or

(l)     make any change in the preceding amendment and waiver provisions.

Section 9.03     Supplemental Debenture Trust Deed.

Every amendment or supplement to this Debenture Trust Deed or the NCDs will be set forth in an amended or supplemental debenture trust deed.

Section 9.04     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an NCD is a continuing consent by the Holder of an NCD and every subsequent Holder of an NCD or portion of an NCD that evidences the same debt as the consenting Holder’s NCD, even if notation of the consent is not made on any NCD. However, any such Holder of an NCD or subsequent Holder of an NCD may revoke the consent as to its NCD if the Debenture Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Failure to make the appropriate notation or issue a new NCD will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05     Debenture Trustee to Sign Amendments, etc.

The Debenture Trustee will sign any amended or supplemental agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Debenture Trustee. The Issuer may not sign an amended or supplemental agreement until the Board of Directors of the Issuer approves it. In executing any amended or supplemental agreement, the Debenture Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental agreement is authorized or permitted by this Debenture Trust Deed, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Debenture Trust Deed.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01     Security.

(1)     The NCDs and the Guarantees and the respective obligations of the Issuer and the Guarantors thereunder will be secured by the following Indian law governed security:

(a)     a first ranking charge over the movable (tangible and intangible) assets and current assets of the Issuer and the Guarantors, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future;

(b)     a first ranking charge over the trust and retention accounts (if any) opened by the Issuer and the Guarantors and all other bank accounts of the Issuer and the Guarantors (whether currently in existence or acquired/opened thereafter), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future;

(c)     a first ranking charge over the rights, title, interest, benefits, claims and demands whatsoever of the Issuer and the Guarantors under their project documents (including, without limitation, the power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances), both present and future; and

(d)     a first ranking pledge over 51.0% of the equity shares the Issuer and the Guarantors, both present and future (the “Pledge Collateral”);

(2)     the NCDs issued by the Issuer and the obligations of the Issuer in relation to the NCDs will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of the Issuer (in connection with the project(s) of the Issuer), both present and future; and

(3)     the Guarantee issued by a Guarantor and the obligations of such Guarantor thereunder will also be secured by a first ranking mortgage over the immovable properties (including in the form of leasehold rights) of such Guarantor (in connection with the project(s) of such Guarantor), both present and future it being understood that in respect of the revenue land in Madhya Pradesh on which ReNew Wind Energy (AP 3) Private Limited is developing a project, a facilitation or step-in/substitution letter will instead be provided);

all as more specifically set out in such portion(s) of the table found in Annexure B which describe (in particular) the Lien to be created to secure the NCDs issued by the Issuer or the Guarantees provided by any of the Guarantors in respect of such NCDs, as applicable, and the time period within which the Lien shall be created. The terms and conditions for creation and preservation of the Collateral and the rights and obligations of the Debenture Trustee in this regard will be more specifically provided in the Collateral Documents.

Notwithstanding the above, the NCDs, the Guarantees and the obligations of the Issuer and the Guarantors thereunder will not be secured by:

(a)     such accounts referred to in Annexure B which are to be exclusively charged for the benefit of the providers of the relevant Indebtedness; and

(b)     the Project Funding and all rights, benefits, interests, demands, claims and proceeds from or in respect of the Project Funding (or any investment or re-investment (in any form) of the proceeds received from the prepayment, repayment or redemption of such amounts) (where “Project Funding” means the contributions by the Issuer or any Guarantor from the proceeds of the NCDs or the non-convertible debentures issued by the Guarantors on or about the Original Issue Date, cash and cash equivalents on the Original Issue Date and Original Issue Date Receivables, in the form of loans, advances, bonds, debentures, shares, securities, letters of credit or other investments in, or to, direct or indirect subsidiaries of the Parent Guarantor, excluding (for the avoidance of doubt) contributions made in the form of Parent Guarantor Loans.

Section 10.02     Release of Collateral.

The Liens over the applicable Collateral securing the NCDs and the Guarantees may be released under any one or more of the following circumstances without the consent of any Holder:

(a)     with respect to a Guarantor, upon the release of such Guarantor’s Guarantee pursuant to the terms of this Debenture Trust Deed, the release of the Liens over the property, assets and Capital Stock of such Guarantor;

(b)     in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (2) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(c)     in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (3) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(d)     in connection with a Change of Control Non-Coupon Step-Up Event as described under prong (4) of the definition thereof which is undertaken in compliance with Section 4.11 above, the release of the Liens over the applicable Pledge Collateral required to effect such Change of Control Non-Coupon Step-Up Event;

(e)     in connection with any transaction whereby the Parent Guarantor ceases to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or any of the Guarantors, whereby, in connection with such transaction, (a) one or more Permitted Holders owns, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer or such Guarantor or (b) immediately post the consummation of an INVIT Offering, the Parent Guarantor and the Permitted Holders collectively own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and each of the Guarantors, the release of the Liens over the applicable Pledge Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately recreated in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(f)     in connection with a Change of Control Coupon Step-Up Event as described under prong (1) of the definition thereof which is undertaken in compliance with the covenant described under Section 4.11 above, the release of the Liens over the applicable Collateral required to effect such Change of Control Coupon Step-Up Event;

(g)     in connection with the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and the Restricted Group, taken as a whole, to one or more Permitted Holders, the release of the Liens over the applicable Collateral required to effect such transaction, provided that the first ranking security interest over such Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Collateral by the Debenture Trustee;

(h)     in a transaction that complies with the provisions described under Section 5.01 above, the release of the Liens over the applicable Collateral required to effect such transaction;

(i)     upon the Legal Defeasance, Covenant Defeasance, satisfaction or discharge of the NCDs as provided under Section 8 above, in each case, in accordance with the terms and conditions of this Debenture Trust Deed;

(j)     in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets (including Capital Stock of the Issuer or any Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition is not prohibited by, or does not otherwise violate, section 4.09 above;

(k)     the release of the Lien over the applicable Pledge Collateral for the creation of any other Lien over such Pledge Collateral, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee;

(l)     the release of the Lien over the applicable Pledge Collateral solely in connection with an INVIT Offering, provided that the first ranking security interest over such Pledge Collateral is immediately re-created in favor of the Debenture Trustee for the benefit of the Holders, and for the purposes of the relevant other Lien immediately after the release of such Pledge Collateral by the Debenture Trustee; or

(m)     as described under Section 9 above.

ARTICLE 11

GUARANTEES

Section 11.01     Guarantee.

(1)     Each Guarantor and the Parent Guarantor hereby fully and unconditionally and jointly and severally guarantees to each Holder and to the Debenture Trustee (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all payment obligations of the Issuer under this Debenture Trust Deed (including obligations to the Debenture Trustee) and the NCDs, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the NCDs and all other monetary obligations of the Issuer under this Debenture Trust Deed and the NCDs within applicable grace periods; and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Debenture Trust Deed and the NCDs (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor and the Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor or the Parent Guarantor, and that such Guarantor and the Parent Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(2)     Each Guarantor and the Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor and the Parent Guarantor waives notice of any default under the NCDs or the Guaranteed Obligations. The obligations of each Guarantor and the Parent Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or the other Guarantors or any other Person under this Debenture Trust Deed, the NCDs or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Debenture Trust Deed, the NCDs or any other agreement; (4) the failure of any Holder or the Debenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (5) any change in the ownership of any Guarantor or the Parent Guarantor.

(3)     Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer and the other Guarantors first be used and depleted as payment of the Issuer’s hereunder prior to any amounts being claimed from or paid by such Guarantor or the Parent Guarantor hereunder. Each Guarantor and the Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers and the other Guarantors be sued prior to an action being initiated against it.

(4)     Each Guarantor and the Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Debenture Trustee to any security held for payment of the Guaranteed Obligations.

(5)     Without limiting the generality of the foregoing, the obligations of each Guarantor and the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Debenture Trustee to assert any claim or demand or to enforce any remedy under this Debenture Trust Deed, the NCDs or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or the Parent Guarantor or would otherwise operate as a discharge of such Guarantor or the Parent Guarantor as a matter of law or equity.

(6)     In furtherance of the foregoing and not in limitation of any other right which any Holder or the Debenture Trustee has at law or in equity against any Guarantor and the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Debenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Debenture Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Issuer to the Holders and the Debenture Trustee.

(7)     Each Guarantor and the Parent Guarantor also agree to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Debenture Trustee in enforcing any rights under this Section 11.01.

(8)     Upon request of the Debenture Trustee, each Guarantor and the Parent Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Debenture Trust Deed.

(9)     The obligations of the Guarantors and the Parent Guarantor will not be affected by an act, omission, matter or thing which, but for this sub-clause (9), would reduce, release or prejudice any of its obligations under this sub-clause (9) (without limitation and whether or not known to it or the Holder) including:

(a)     any insolvency, bankruptcy, liquidation, winding up or similar proceedings or any incapacity, disability or limitation or any change in the constitution status, control or ownership of the Issuer, any Guarantor, the Parent Guarantor or the obligations of the Issuer being avoided by any liquidator or any other person, as the case may be;

(b)     initiation of (including filing of an application for) an insolvency resolution process under the (Indian) Insolvency and Bankruptcy Code, 2016 in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(c)     any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer, any Guarantor, the Parent Guarantor or any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order; or

(d)     any time, waiver or consent granted to, or composition with, the Issuer, any Guarantor, the Parent Guarantor or any other person;

(e)     the discharge or release of the Issuer, any Guarantor, the Parent Guarantor or any other person under the terms of any composition or arrangement with any creditor of the Issuer, any Guarantor, the Parent Guarantor or any other person;

(f)     any dispute between the Issuer, any Guarantor, the Parent Guarantor and the Debenture Trustee or any Holder;

(g)     the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the

Issuer, any Guarantor, the Parent Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Collateral or guarantee;

(h)     any incapacity or lack of power, authority or any change in legal personality of or restructuring of the corporate structure or dissolution or change in the members or status of the Issuer, any Guarantor, the Parent Guarantor (as applicable) or any other person;

(i)     any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any Indebtedness or the addition of any new Indebtedness under any Transaction Document or other document or security;

(j)     any unenforceability, illegality, invalidity or impossibility of performance of any obligation of any person under any Transaction Document or any other document or security in relation to the NCDs;

(k)     any steps, reference, enquiry or proceedings in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person under any mechanism or framework of the Reserve Bank of India (RBI) for resolution of stressed or non-performing assets, or imposition of any moratorium, or any other arrangement entered into with the creditors of any person or any similar steps taken by any lender in respect of the Issuer, any Guarantor, the Parent Guarantor or any other person; or

(l)     any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which would or may, but for this clause have the effect of discharging/impairing or otherwise affecting the obligations of any Guarantor hereunder.

(10)

Without prejudice to the generality of the above, each Guarantor and the Parent Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Transaction Documents and/or any amount made available under any of the Transaction Documents (however fundamental) for or in connection with the purpose for which the funds borrowed pursuant to the Transaction Documents are to be utilised.

(11)

Any demand for payment made by the Debenture Trustee in accordance with this Deed shall, in the absence of manifest error, be conclusive proof of the amount due, without production of any calculation of evidence of such amounts outstanding and each Guarantor and the Parent Guarantor undertakes to pay the amount demanded by the Debenture Trustee notwithstanding any suit, arbitration or legal proceedings or any dispute or disputes between the Issuer, any Guarantor, and/or the Parent Guarantor and the Debenture Trustee and/or the Holder.

(12)

Without prejudice to the above, any calculation, certification or determination by the Debenture Trustee under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, and is final and binding on all Parties.

(13)

Each Guarantor and the Parent Guarantor hereby agrees and confirms that the liabilities of the Guarantors and the Parent Guarantor hereunder are joint and several, and each Guarantor and the Parent Guarantor shall be liable on a joint and several basis for the fulfilment of all the obligations hereunder.

(14)	Financial Debt

Each Guarantor and the Parent Guarantor acknowledges, undertakes, confirms and agrees that:

(a)     its obligation to pay the Guaranteed Obligations in accordance with this Deed constitutes financial debt (as defined under the Insolvency and Bankruptcy Code, 2016 (“IBC”); and

(b)     notwithstanding anything to the contrary contained in this Deed or in any other Transaction Document, subject to applicable law, its obligation to pay the Guaranteed Obligations shall be determined by reference to the amounts outstanding under the Transaction Documents without giving effect to any reductions or haircuts that may be imposed or sought to be imposed in respect of the obligations of the other Guarantors, or the Parent Guarantor whether pursuant to the IBC, under any other mechanism in respect of credit defaults, restructuring, stressed assets, non-performing assets and other similar mechanisms, or in any other manner whatsoever.

(15)	Each Guarantee provided by a Guarantor shall:

(a)     be a general obligation of such Guarantor;

(b)     rank senior in right of payment to any obligations of such Guarantor that are subordinated in right of payment to its Guarantee;

(c)     rank equally in right of payment with any obligations of such Guarantor that are not subordinated in right of payment to its Guarantee; and

(d)     be effectively subordinated to any secured Indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness; and

(e)     be secured by a Lien on the applicable Collateral as further described under Section 10 above.

(16)	The Guarantee provided by the Parent Guarantor shall:

(a)     be a general obligation of the Parent Guarantor;

(b)     be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to its Guarantee;

(c)     rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to its Guarantee;

(d)     be effectively subordinated to any existing and future secured Indebtedness of the Parent Guarantor to the extent of the value of the assets securing such Indebtedness; and

(e)     be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the NCDs.

Section 11.02     Limitation on Liability.

Any term or provision of this Debenture Trust Deed to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed by such Guarantor and the Parent Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance.

Section 11.03     Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Debenture Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Debenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Debenture Trust Deed.

Section 11.04     No Waiver.

Neither a failure nor a delay on the part of either the Debenture Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Debenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05     Subrogation.

Upon making any payment with respect to any obligation of the Issuer under this Article 11, the Guarantors and the Parent Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 11.06     Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor and the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Debenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or the Parent Guarantor in any case shall entitle such Guarantor and the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07     Releases.

(a)     The Guarantees of the Guarantors will automatically be released:

(1)     upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of THIS Debenture Trust Deed as provided under the Section 8 above; and

(2)     upon repayment in full of the NCDs.

(b)     The Guarantee by the Parent Guarantor will automatically be released (any such release, a “Parent Guarantor Release Event”) and the Parent Guarantor’s obligations under this Debenture Trust Deed shall automatically terminate (other than its obligations under any of the Collateral Documents except to the extent set forth under Section 10 above):

(1)     upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Debenture Trust Deed as provided under Section 8 above and Section 12 below;

(2)     upon repayment in full of the NCDs;

(3)     upon the Parent Guarantor (including any entity with or into which the Parent Guarantor is merged or consolidated or liquidated) ceasing to own, directly or indirectly, at least 50.1% of the total voting power of the Voting Stock of the Issuer and the Guarantors which constitutes a Change of Control Non-Coupon Step-Up Event; provided that such Change of Control Non-Coupon Step-Up Event shall have been undertaken in compliance with the covenant described under the Section 4.11 above; and

(4)     upon the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Group to any “person” (within the meaning of section 13(d) of the Exchange Act), other than to one or more Permitted Holders; provided that such Change of Control Non-Coupon Step-Up Event shall constitute a Qualified Asset Sale.

(c)     `No release of a Guarantor or the Parent Guarantor from its Guarantee will be effective against the Debenture Trustee or Holders until the Issuer shall have delivered to the Debenture Trustee an Officer’s Certificate stating that all requirements relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Debenture Trust Deed. The Debenture Trustee shall be entitled to rely on such Officer’s Certificate as conclusive evidence for release of such Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01     Satisfaction and Discharge.

This Debenture Trust Deed will be discharged and will cease to be of further effect as to all NCDs issued hereunder, when the Issuer has paid or caused to be paid all sums payable by it under this Debenture Trust Deed

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of Counsel to the Debenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02     Application of Trust Money.

Subject to the provisions of Section 8.06, all money received by the Debenture Trustee in relation to the NCDs with the provisions of this Debenture Trust Deed, to the payment to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Debenture Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Debenture Trustee is unable to apply any money in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, obligations under this Debenture Trust Deed and the NCDs shall be revived and reinstated as though no payment had occurred; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any NCDs because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such NCDs to receive such payment from the money held by the Debenture Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01     Notices.

Any notice or communication by the Issuer, or the Debenture Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Zemira Renewable Energy Limited

Block 1, Zone 6, DLF Building,

Phase V, Main sector road,

Commercial complex,

Golf Course Road,

Gurugram, Haryana, 122002

Attention: kailash@renewpower.in

Facsimile No.: (0124) 489-6670/80

If to the Debenture Trustee:

Axis Trustee Services Limited

The Ruby, 2nd Floor, SW,

29 Senapati Bapat Marg,

Dadar West, Mumbai – 400028

Attention: Head of Operation

Facsimile No.: 022-43253000

The Issuer or the Debenture Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown maintained with the Depository or if the Holder has provided any substitute address, fax number or e-mail address to the Debenture Trustee and/or the Issuer by not less than 5 Business Days’ notice, to such substitute address, fax number or e-mail address).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Debenture Trustee at the same time.

Section 13.02     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Debenture Trustee to take any action under this Debenture Trust Deed, the Issuer shall furnish to the Debenture Trustee:

(a)     an Officer’s Certificate in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Debenture Trust Deed relating to the proposed action have been satisfied; and

(b)     an Opinion of Counsel in form and substance reasonably satisfactory to the Debenture Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Debenture Trust Deed must include:

(a)     a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)     a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)     a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04     Rules by Debenture Trustee

The Debenture Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar may make reasonable rules and set reasonable requirements for its functions.

Section 13.05     No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, the Guarantors, and the Parent Guarantor as such, will have any liability for any obligations of the Issuer, the Guarantors and the Parent Guarantor under the NCDs, this Debenture Trust Deed, the Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of NCDs by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the NCDs. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.06     Governing Law.

The laws of the India will govern and be used to construe this Debenture Trust Deed, and the NCDs.

Section 13.07     Adverse Interpretation of Other Agreements.

This Debenture Trust Deed may not be used to interpret any other indenture, loan or debt agreement of the Issuer, or any Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Debenture Trust Deed.

Section 13.08     Successors.

All agreements of the Issuer in this Debenture Trust Deed and the NCDs will bind its respective successors. All agreements of the Debenture Trustee in this Debenture Trust Deed will bind its successors.

Section 13.09     Severability.

In case any provision in this Debenture Trust Deed or in the NCDs is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10     Counterpart Originals.

The parties may sign any number of copies of this Debenture Trust Deed. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Debenture Trust Deed by facsimile or PDF transmission shall constitute effective execution and delivery of this Debenture Trust Deed as to the parties hereto and may be used in lieu of the original executed Debenture Trust Deed for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.11     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Debenture Trust Deed have been inserted for convenience of reference only, are not to be considered a part of this Debenture Trust Deed and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12     Submission to Jurisdiction

The Issuer, the Guarantors and the Parent Guarantor hereby submit to the non-exclusive jurisdiction of the courts in Delhi in any suit or proceeding arising out of or relating to this Debenture Trust Deed or the transactions contemplated hereby. The Issuer, the Guarantors and the Parent Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Debenture Trust Deed, the NCDs and any of the transactions contemplated hereby or thereby in courts in Delhi and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Debenture Trustee or any Holder of the NCDs to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer, any Guarantor or the Parent Guarantor in any other jurisdiction.

To the extent that the Issuer, any Guarantor or the Parent Guarantor has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer, such Guarantor or the Parent Guarantor (as applicable) irrevocably waives such immunity in respect of its obligations hereunder or under any NCDs.

Dated as of 29 October, 2020

Zemira Renewable Energy Limited as Issuer

By:
Name:
Title:

Axis Trustee Services Limited
as Debenture Trustee

By:
Name:
Title:

ReNew Power Private Limited
as Guarantor

By:
Name:
Title:

ReNew Wind Energy (AP) Private Limited as Guarantor

By:
Name:
Title:

Shruti Power Projects Private Limited as Guarantor

By:
Name:
Title:

ReNew Wind Energy (MP Three) Private Limited as Guarantor

By:
Name:
Title:

ReNew Wind Energy (Rajasthan Four) Private Limited as Guarantor

By:
Name:
Title:

ReNew Wind Energy (Maharashtra) Private Limited as Guarantor

By:
Name:
Title:

Bhumi Prakash Private Limited as Guarantor

By:
Name:
Title:

Tarun Kiran Bhoomi Private Limited as Guarantor

By:
Name:
Title:

ReNew Wind Energy (AP 3) Private Limited as Guarantor

By:
Name:
Title:

Bidwal Renewable Private Limited as Guarantor

By:
Name:
Title:

Pugalur Renewable Private Limited as Guarantor

By:
Name:
Title:

SCHEDULE 1

JUMBO CERTIFICATE

[Face of the certificate]

Name of the Company	:	Zemira Renewable Energy Limited
Registered Office	:	[●]

AUTHORISED SHARE CAPITAL	:	Rs. [●]

ISSUED SUBSCRIBED AND PAID-UP	:	Rs. [●]

Issue of [●]% Unlisted Unrated Secured Redeemable Non- Convertible Debentures of Rs. [●] (Rupees [●] only) each of the aggregate nominal value of Re. 1 (Rupee 1 only) carrying interest at the rate of [●]% per annum [payable semi-annually], all ranking pari passu inter se and numbered 1 to [●] (both inclusive) made under the authority of the Memorandum and Articles of Association of the Company and Resolutions passed by the Board of Directors of the Company at their meetings held on [●] and the Company at its general meeting held on [●].

This Debenture is issued in terms of the Debenture Trust Deed dated the 29th day of October, 2020 (hereinafter referred to as “the Trust Deed”) entered into between the Company and Axis Trustee Services Limited having registered offcie at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025 as the debenture trustee (hereinafter referred to as “the Trustee”) (which expression includes its successors and assigns under the Trust Deed). The Trustee will act as the debenture trustee for the Holders of the NCDs (hereinafter referred to as “the Holders”) in accordance with the provisions of the Trust Deed whereby all remedies for the recovery of the principal amount and interest are vested in the Trustee on behalf of the Holders. The Holders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed.

Unlisted Unrated Secured Redeemable Non-Convertible Debentures of Rs. [●] (Rupees [●] only) each. Amount paid up per Debenture Rs. [●] (Rupees [●] only).

ISIN	:
Aggregate Amount	:
Name(s) of the Holder(s)	:	[insert name of the depository (NSDL/CDSL) as applicable]

No. of Debenture(s)	:	[●]

This Debenture is issued subject to and with the benefit of the Terms and Conditions of the Debenture Trust Deed endorsed hereon which shall be binding on the Company, the Trustee, the Holders and all persons claiming, by through or under any of them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions of the Debenture Trust Deed.

Given under the Common Seal of the Company this [●] 2020.

[Name]

Director

DIN: [●]

SCHEDULE 2

FORM OF REDEMPTION NOTICE

Date:	[●] (the “Redemption Request Date”)

To:	India Green Energy Holdings (the “Company”)

Attn:	The Directors

Fax No: [●]

From:	Zemira Renewable Energy Limited

Subject:	Rs. [●] [●]% Non Convertible Debentures due [●] (the “NCDs”)

IRREVOCABLE REDEMPTION NOTICE

Dear Sirs,

Pursuant to Section 3.10 of the debenture trust deed entered into by us on 29 October, 2020 (the “Debenture Trust Deed”), pursuant to which the NCDs were issued on [                    ], we hereby deliver to you this irrevocable notice (the “Redemption Notice”).

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debenture Trust Deed.

We hereby:

(i)	confirm that we have paid to the Company, in immediately available funds and free of any deductions and costs of any nature whatsoever, the Redemption Request Fee; and

(ii)	request that you provide a quote to redeem the Redemption Proportion of the NCDs on the terms set out below.

The terms related to this particular Redemption Request are as follows:

Redemption Proportion:	[●]

Proposed Redemption Date:	[●]

No Redemption Election or a VRR Permitted

Redemption Election or a Taxation Redemption	[No Redemption Election]/ [VRR Permitted
Redemption Election]

Permitted Redemption Election

By:
Zemira Renewable Energy Limited

SCHEDULE 3

CONDITIONS PRECEDENT

1	The Issuer

(a)	A certified true copy of the constitutional documents of the Issuer.

(b)	A certified true copy of a resolution of the board of directors of the Issuer:

(i)	approving the issue and allotment of the NCDs;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer approving the issuance of NCDs in accordance with the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(e)	A certified true copy of the special resolution of the shareholders of the Issuer as required under Section 180(1)(c) of the Companies Act, 2013.

(f)	A certified true copy of the special resolution of the shareholders of the Issuer as required under Section 180(1)(a) of the Companies Act, 2013.

(g)	A certificate from the Issuer, signed by an authorised signatory , confirming that:

(i)	borrowing the Debt would not cause any borrowing or similar limit binding on it to be exceeded;

(ii)

each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Debenture Trust Deed;

(iii)	no Default is continuing or would result from the allotment of NCDs under the proposed Issue;

(iv)	the Issuer is solvent;

(v)	the Issuer has not and is not carrying on the ‘business of a non-banking financial institution’, as defined under the Reserve Bank of India Act, 1934; and

(vi)	the Issuer is not registered nor is it required to be registered as a “core investment company” under any Applicable Law.

(h)	A certificate of an independent chartered accountant on behalf of the Issuer confirming the statements made in paragraphs (f)(i) and (f)(iv).

2	The Guarantors

(a)	A certified true copy of the constitutional documents of each Guarantor.

(b)	A certified true copy of a resolution of the board of directors of each Guarantor:

(i)	approving the issue of the Guarantee and provision of security;

(ii)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes the Transaction Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certified true copy of the special resolution of the shareholders of the Issuer as required under Section 180(1)(a) of the Companies Act, 2013.

(e)

A certificate from an authorised signatory of each Issuer confirming, among other things, that Section 185 and Section 186 of the Companies Act, 2013 are not applicable to the provision of the security and guarantees in respect of the NCDs.

3	The Parent Guarantor

(a)	A certified true copy of the constitutional documents of the Parent Guarantor.

(b)

A certified true copy of a resolution of the board of directors of the Parent Guarantor dated 5 April 2018 constituting the finance and investment support committee, and resolution passed at the meeting of the finance and investment support committee of the Parent Guarantor held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	Consents of the shareholders obtained by the Parent Guarantor in accordance with its constitutional documents.

(e)	A certificate from the authorized signatories’ of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

(f)	A certificate of an independent chartered accountant on behalf of the of the Parent Guarantor confirming, among other things, that providing the guarantee does not breach any applicable limits.

4	ReNew Solar Power Private Limited (“RSPPL”)

(a)	A certified true copy of the constitutional documents of RSPPL.

(b)	A certified true copy of a resolution of the board of directors of RSPPL passed at the meeting held on 8 October 2020.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate from the authorized signatories’ of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

(e)	A certificate of an independent chartered accountant on behalf of RSPPL confirming, among other things, that providing the security does not breach any applicable limits.

5	Transaction Documents

(a)	A copy of the Offering Memorandum.

(b)	The Offer Letter, duly executed by the Issuer.

(c)	The following Transaction Documents, duly executed by the parties to it:

(i)	this Deed; and

(ii)	the Debenture Trustee Agreement.

6	Other documents and evidence

(a)	A copy of the irrevocable prepayment notice(s) delivered to the existing lenders of the Issuer.

(b)	Confirmation that the Issuer Subscription Account has been opened and is operational.

(c)	Evidence satisfactory to the Debenture Trustee that all Taxes (including stamp duty) payable in connection with the execution of the Transaction Documents have been paid.

SCHEDULE 4

CONDITIONS SUBSEQUENT

(1)     Evidence of the depository accounts of the Holders with the Depository have been credited with the relevant NCDs within 4 Business Days from the Original Issue Date.

(2)     Evidence satisfactory to the Debenture Trustee that the Issuer has filed a return of allotment of securities pursuant to allotment of the relevant Debentures, with the relevant Registrar of Companies, by filing PAS-3 in pursuance of Rule 14(4) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 within the time period prescribed by applicable law.

(3)     Creation of security interest over the Collateral and due execution of the Collateral Documents (or, as applicable, taking commercially reasonable steps to do so) within the timelines prescribed under Annexure B.

(4)     Completion of all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

SCHEDULE 5

PROVISIONS FOR THE MEETINGS OF THE HOLDERS

The following provisions shall apply to any meeting of the Holders:

1	The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of:

(a)	the Holders representing not less than 10% (ten per cent) of the aggregate Nominal Value of the Debentures for the time being outstanding; or

(b)	a Holder with a grievance made in accordance with Section 7.12 (Redressal of Holders grievances) of the Deed,

may call a meeting of the Holders. Any meeting called by the Debenture Trustee or the Issuer under the Debenture Trust Deed shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

2	A meeting of the Holders may be called by giving not less than 10 Business Days’ notice in writing.

3

A meeting may be called after giving shorter notice than that specified in paragraph 2 above, if consent is accorded thereto by Holders representing not less than 95% (ninety five per cent) of the aggregate nominal value of the Debentures for the time being outstanding.

4	Every notice of a meeting of the Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted at the meeting.

5	Notice of every meeting shall be given to:

(a)	every Holder in accordance with Section 14.01 (Notices) of this Deed;

(b)

the persons entitled to a Debenture in consequence of the death or insolvency of a Holder, by sending it through post in a pre-paid letter addressed to them by name or by the title of ‘representatives of the deceased’, or ‘assignees of the insolvent’ or by any like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred;

(c)	the auditor or auditors for the time being of the Issuer in the manner detailed in Section 20 of the Companies Act, 2013 in respect of any members of the Issuer; and

(d)	the Debenture Trustee when the meeting is convened by the Issuer and to the Issuer when the meeting is convened by the Debenture Trustee.

6	The accidental omission to give notice to, or the non-receipt of notice by, any Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.

7

There shall be annexed to the notice of the meeting an explanatory statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer, provided that where any item of special business as aforesaid to be transacted at a meeting of the Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of every director, and the managing director, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than twenty per cent of the paid up share capital of that other company.

8	Where any item of business consists of according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

9

The Holders holding not less than 51% of the nominal value of the Debentures for the time being outstanding shall be the quorum for the meeting of the Holders and provisions of paragraph 10 below shall apply with respect thereto.

10

If, within half an hour from the time appointed for holding a meeting of the Holders, a quorum is not present, the meeting, if called upon the requisition of the Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Holders present shall be a quorum.

11

The nominee of the Debenture Trustee shall be the Chairman of the meeting and in his absence the Holders personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands.

12

If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions.

13	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

14	The Debenture Trustee and the directors of the Issuer and their respective legal advisers may attend any meeting but shall not be entitled as such to vote thereat.

15

At any meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

16

Before or on the declaration of the result on voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion, and shall be ordered to be taken by him on a demand made in that behalf by the Holders holding Debentures representing not less than 10% of the aggregate nominal value of the Debentures for the time being outstanding present in person or by proxy.

17	The demand of a poll may be withdrawn at any time by the person or persons who made the demand.

18	A poll demanded on a question of adjournment shall be taken forthwith.

19

A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made, as the Chairman may direct.

20

At every such meeting each Holder shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vote in respect of every Debenture of which he is a holder in respect of which he is entitled to vote.

21	Any Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Holder or not) as his proxy to attend and vote instead of himself.

22

In every notice calling the meeting there shall appear with reasonable prominence a statement that a Holder entitled to attend and vote is entitled to appoint one or more proxies, to attend and vote instead of himself, and that a proxy need not be a Holder.

23

The instrument appointing a proxy and either the original power of attorney (if any) under which it is signed or a notarially certified copy of such power of attorney shall be deposited at the registered office of the Issuer (with a copy to the Debenture Trustee) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall not be treated as valid.

24	The instrument appointing a proxy shall:

(a)	be in writing; and

(b)

be signed by the person appointing or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.

25

The instrument appointing a proxy shall be in a form prescribed under the Act and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the articles of association of the Issuer.

26

Every Holder entitled to vote at a meeting of the Holders of the Issuer on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than three days’ notice in writing of the intention so to inspect is given to the Issuer.

27

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer has been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

28	On a poll taken at any meeting a Holder entitled to more than one vote need not use all his votes or cast in the same way all the votes he uses.

29	When a poll is to be taken, the Chairman of the meeting shall appoint two scrutinisers to scrutinise the votes given on the poll and to report thereon to him.

30

The Chairman shall have power, at any time before the result of the poll is declared, to remove scrutinisers from office and to fill vacancies in the office of scrutinisers arising from such removal or from any other cause.

31

Of the two scrutinisers appointed under paragraph 29 above, one shall always be a Holder (not being an officer or employee of the Issuer) present at the meeting provided such Holder is available and willing to be appointed.

32	Subject to the provisions of the Companies Act, 2013, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

33	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

34	In the case of joint Holders, the vote of the first named Holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holders.

35

The Chairman of a meeting of the Holders may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36

In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a Holder.

37	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

38

The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

39	The percentage of Holders which require to approve a resolution will be as specified in the Debenture Trust Deed.

40

A resolution, passed at a general meeting of Holders duly convened and held in accordance with this Deed, shall be binding upon all the Holders whether present or not at such meeting and each of the Holders shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the Holders attending the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

41

Notwithstanding anything contained herein, it shall be competent for the Holders to exercise the rights, powers and authorities of the Holders in respect of the Debentures by way of written instructions from each Holder to the Debenture Trustee instead of by voting and passing resolutions at meetings.

ANNEXURE A

PRICING NOTICE

[ATTACHED]

ANNEXURE B

DESCRIPTION OF COLLATERAL

Sr. No.	Assets	Collateral Document	Time period for creation of security in respect of the NCDs	Time period for creation of security in respect of the relevant Guarantees
Tarun Kiran Bhoomi Private Limited (“Tarun Kiran”): 20 MW (“Alland Project”) – Liens will be created (i) over the assets of Tarun Kiran described in Sr. No. 1, to secure the NCDs and Guarantees issued by Tarun Kiran; and (ii) over the assets and shares of Tarun Kiran described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Tarun Kiran in connection with the Alland Project located at Alland, Gulbarga, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant NCDs.

Tarun Kiran will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Tarun Kiran, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Tarun Kiran in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Tarun Kiran, Including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Tarun Kiran will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Tarun Kiran and all other bank accounts of Tarun Kiran whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Tarun Kiran under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Alland Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Tarun Kiran will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Tarun Kiran which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (MP Three) Private Limited (“ReNew MP Three”): 20 MW (“Honnali Project”) – Liens will be created (i) over the assets of ReNew MP Three described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew MP Three; and (ii) over the assets and shares of ReNew MP Three described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew MP Three in connection with the Honnali Project located at Honnali, Davanagere, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant NCDs.

ReNew MP Three will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of ReNew MP Three, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew MP Three in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew MP Three, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew MP Three will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew MP Three and all other bank accounts of ReNew MP Three whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew MP Three under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Honnali Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew MP Three will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew MP Three which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Rajasthan Four) Private Limited (“ReNew Rajasthan Four”): 20 MW (“Turuvekere Project”) – Liens will be created (i) over the assets of ReNew Rajasthan Four described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Rajasthan Four; and (ii) over the assets and shares of ReNew Rajasthan Four described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Rajasthan Four in connection with the Turuvekere Project located at Turuvekere, Tumkur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant NCDs.

ReNew Rajasthan Four will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of ReNew Rajasthan Four, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Rajasthan Four in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Rajasthan Four, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Rajasthan Four will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Rajasthan Four and all other bank accounts of ReNew Rajasthan Four whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Rajasthan Four under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Turuvekere Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Rajasthan Four will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Rajasthan Four which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (Maharashtra) Private Limited (“ReNew Maharashtra”): 20 MW (“Yadgiri Project”) – Liens will be created (i) over the assets of ReNew Maharashtra described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew Maharashtra; and (ii) over the assets and shares of ReNew Maharashtra described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew Maharashtra in connection with the Yadgiri Project located at Yadgiri, Yadgir, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant NCDs.

ReNew Maharashtra will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of ReNew Maharashtra, receipt of approval for conversion of land use and the receipt of mortgage creation approval by ReNew Maharashtra in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew Maharashtra, including without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which ReNew Maharashtra will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew Maharashtra and all other bank accounts of ReNew Maharashtra whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew Maharashtra under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Yadgiri Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Maharashtra will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew Maharashtra which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Bhumi Prakash Private Limited (“Bhumi Prakash”): 20 MW (“Devdurga Project”) – Liens will be created (i) over the assets of Bhumi Prakash described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bhumi Prakash; and (ii) over the assets and shares of Bhumi Prakash described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bhumi Prakash in connection with the Devdurga Project located at Devdurga, Raichur, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant NCDs.

Bhumi Prakash will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Bhumi Prakash, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bhumi Prakash in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bhumi Prakash, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date except in relation to the solar power generation facility (including all units and auxiliaries such as water supply, treatment or storage facilities, bay(s) for transmission system in the switchyard and all the other assets, buildings/structures, equipments, plants and machinery, facilities and related assets), in respect of which Bhumi Prakash will take commercially reasonable steps to create such Lien within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bhumi Prakash and all other bank accounts of Bhumi Prakash whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bhumi Prakash under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Devdurga Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Bhumi Prakash will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bhumi Prakash which are held by ReNew Solar Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Solar Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

ReNew Wind Energy (AP 3) Private Limited (“ReNew AP 3”): 26 MW (“Lahori Project”) and 25.6 MW (“Rajgarh Project”) – Liens will be created (i) over the assets of ReNew AP 3 described in Sr. No. 1 and 2, to secure the NCDs and Guarantees issued by ReNew AP 3; and (ii) over the assets and shares of ReNew AP 3 described in Sr. Nos. 3 to 6, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.

Mortgage over immovable properties of ReNew AP 3 in relation to the:

•   Lahori Project: located at Shajapur district, Madhya Pradesh (other than any revenue land in respect of the Lahori Project); and

•   Rajgarh Project: located at Jaisalmer district Rajasthan.

Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

•   Lahori Project: Within 5 months from the Original Issue Date.

•   Rajgarh Project: Within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant NCDs.

•   Lahori Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

•   Rajgarh Project: ReNew AP 3 will take commercially reasonable steps to create such mortgage within 4 months of the receipt of the consent from the Government of Rajasthan and any sublessor for the creation of such Lien to secure the relevant Guarantees.

2.	Provision of a step- in/ substitution letter from the relevant government authority in Madhya Pradesh in relation to the revenue land at Shajapur, Madhya Pradesh in respect of the Lahori Project. No mortgage or charge over such land is being created or assignment of such land is being provided.	Step-in/substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee and provision of a step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh. The step-in/ substitution agreement to be executed by ReNew AP 3 in favour of the Debenture Trustee will be executed after issuance of the step-in/ substitution letter in favour of the Debenture Trustee by the relevant government authorities in Madhya Pradesh	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.	Within 5 months from the Original Issue Date on a commercially reasonable efforts basis.

3.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP 3, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date except in relation to (a) the wind power generation facility in respect of the Lahori Project (including all units and auxiliaries such as storage facilities, bay(s) for transmission system in the switchyard, dedicated transmission line upto the injection point and all the other assets, buildings/ structures, equipment, plant and machinery, facilities and related assets); and (b) the power purchase agreement for the Lahori Project (including related rights and benefits such as receivables, current assets and accounts), in respect of which ReNew AP 3 will take commercially reasonable steps to create such Lien within 9 months of the Original Issue Date.	ReNew AP 3 will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

4.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP 3 and all other bank accounts of ReNew AP 3, whether in existence at the time of execution of the applicable security document or acquired/opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee

5.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP 3 under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Lahori Project and the Rajgarh Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee

6.	Pledge of 51.0 per cent. of the equity shares of ReNew AP 3 which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Shruti Power Projects Private Limited (“Shruti Power”): 12 MW (“Vinjalpur Project”) – Liens will be created (i) over the assets of Shruti Power described in Sr. No. 1, to secure the NCDs and Guarantees issued by Shruti Power; and (ii) over the assets and shares of Shruti Power described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Shruti Power in connection with the Vinjalpur Project located at Jamnagar, Gujarat.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub- lessor for the creation of such Lien and the empanelment of the Holders of the relevant NCDs (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

Shruti Power will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the relevant Holders (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Debenture Trustee acting on behalf of such Holders) with the Government of Gujarat.

2.	Charge over all movable (tangible and intangible) assets and current assets of Shruti Power, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Shruti Power and all other bank accounts of Shruti Power, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Shruti Power under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Vinjalpur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Shruti Power will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Shruti Power which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Zemira Renewable Energy Limited (“Zemira Renewable”): 50 MW (“Borampalli Project”) – Liens will be created (i) over the assets of Zemira Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Zemira Renewable; and (ii) over the assets and shares of Zemira Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Zemira Renewable in connection with the Borampalli Project located at Anantpur district, Andhra Pradesh.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee	Within 5 months from the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such mortgage within 5 months from the Original Issue Date.

2.	Charge over all movable (tangible and intangible) assets and current assets of Zemira Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Zemira Renewable and all other bank accounts of Zemira Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Zemira Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Borampalli Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	Zemira Renewable will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Zemira Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

Pugalur Renewable Private Limited (“Pugalur Renewable”): 60 MW (“Nirlooti Project”) – Liens will be created (i) over the assets of Pugalur Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Pugalur Renewable; and (ii) over the assets and shares of Pugalur Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Pugalur Renewable in connection with the Nirlooti Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     9 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant NCDs.

Pugalur Renewable will take commercially reasonable steps to create such mortgage within the later of

(i)     9 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Pugalur Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Pugalur Renewable in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Pugalur Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Pugalur Renewable and all other bank accounts of Pugalur Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Pugalur Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Nirlooti Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Pugalur Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Pugalur Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

Bidwal Renewable Private Limited (“Bidwal Renewable”): 50 MW (“Bapuram Project”) – Liens will be created (i) over the assets of Bidwal Renewable described in Sr. No. 1, to secure the NCDs and Guarantees issued by Bidwal Renewable; and (ii) over the assets and shares of Bidwal Renewable described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of Bidwal Renewable in connection with the Bapuram Project located at Raichur district, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     9 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant NCDs.

Bidwal Renewable will take commercially reasonable steps to create such mortgage within the later of

(i)     9 months from the Original Issue Date; and

(ii)     4 months from the date of completion of final mutation of the entire land in the name of Bidwal Renewable, receipt of approval for conversion of land use and the receipt of mortgage creation approval by Bidwal Renewable in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of Bidwal Renewable, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by Bidwal Renewable and all other bank accounts of Bidwal Renewable, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and Securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of Bidwal Renewable under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Bapuram Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	Bidwal Renewable will take commercially reasonable steps to create such charge within 9 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of Bidwal Renewable which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 9 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 9 months of the Original Issue Date.

ReNew Wind Energy (AP) Private Limited (“ReNew AP”): 18 MW (“Chikodi Project”) and 40 MW (“Lingasugur Project”) – Liens will be created (i) over the assets of ReNew AP described in Sr. No. 1, to secure the NCDs and Guarantees issued by ReNew AP; and (ii) over the assets and shares of ReNew AP described in Sr. Nos. 2 to 5, to secure the NCDs issued by all Issuers and the Guarantees issued by all Guarantors.

1.	Mortgage over immovable properties of ReNew AP in connection with the: • Chikodi Project: located at Belgaum district, Karnataka; and • Lingasugur Project: located at Raichurdistrict, Karnataka.	Equitable mortgage, indenture of mortgage or such other form of mortgage as may be agreed with the Debenture Trustee

Within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant NCDs.

ReNew AP will take commercially reasonable steps to create such mortgage within the later of

(i)     5 months from the Original Issue Date; and

(ii)     4 months from the date of receipt of mortgage creation approval by ReNew AP in respect of the entire land to secure the relevant Guarantees.

2.	Charge over all movable (tangible and intangible) assets and current assets of ReNew AP, including (without limitation) its cash flows, receivables, book debts, revenues, goodwill, intellectual property rights and uncalled capital, both present and future (other than in respect of certain accounts described below).	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

3.	Charge over all accounts opened in accordance with the Trust and Retention Account Agreement entered into by ReNew AP and all other bank accounts of ReNew AP, whether in existence at the time of execution of the applicable security document or acquired/ opened thereafter (other than certain accounts described below), together with all cash flows, receivables and other assets and securities which represent all amounts in such accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts, both present and future.	Deed of hypothecation or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

4.	Charge over the rights, title, interest, benefits, claims and demands whatsoever of ReNew AP under its project documents (including, without limitation the power purchase agreements, EPC contracts, operation and maintenance contracts, insurance contracts (other than third party liability insurances), letters of credit, bonds, guarantees (including bank guarantees and corporate guarantees) and clearances) in respect of the Chikodi Project and the Lingasugur Project, both present and future.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew AP will take commercially reasonable steps to create such charge within 5 months of the Original Issue Date.

5.	Pledge of 51.0 per cent. of the equity shares of ReNew AP which are held by ReNew Power Private Limited, both present and future.	Share pledge agreement or such other security document as may be agreed with the Debenture Trustee	Within 5 months of the Original Issue Date.	ReNew Power Private Limited will take commercially reasonable steps to create such pledge within 5 months of the Original Issue Date.

A first ranking Lien will be created over the assets set out above (except for the accounts listed below) and in respect of ReNew Wind Energy

(AP 3) Private Limited, the Lien created over revenue land in Rajasthan will be subject to a first charge of the Government of Rajasthan. An exclusive Lien will be created over:

(a)

the debt service account(s) (from which interest, principal and certain other amounts in respect of the NCDs issued by any Co-Issuer will be made) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(b)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness described in paragraph (a) above will be deposited) for the benefit of the secured parties in respect of the NCDs issued by all Issuers and the Guarantees issued by all Guarantors, with such Lien ranking pari passu inter se such Persons;

(c)

the debt service account(s) (from which interest, principal and certain other amounts in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) will be made) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required;

(d)

the debt service reserve account(s) (in which an debt reserve will be maintained in respect of any Indebtedness of an Issuer (other than the Indebtedness described in paragraph (a) above) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Indebtedness, if required; and

(e)

the enforcement proceeds account(s) (into which the proceeds from enforcement of the Liens created solely in respect of the Indebtedness of an Issuer (other than the Indebtedness described in paragraph a above) will be deposited) for the benefit of the Persons extending such Indebtedness (and their trustees and agents) and with separate accounts being created for each such Person extending such Secured Indebtedness, if required.

Each Issuer and other security provider, as applicable, will take all actions required under applicable law to perfect the security interest over the Collateral for the benefit of the relevant Holders within 30 days from the creation of each such security interest.

For the purposes of this Annexure B only:

“NCDs” shall mean, collectively, the NCDs and the Other NCDs, each as defined in Section 1.01 of this Debenture Trust Deed.

“Guarantees” shall mean, collectively, the Guarantees and the Other Guarantees, each as defined in Section 1.01 of this Debenture Trust Deed.

“Issuers” shall mean, collectively, the Issuer and the Guarantors, each as defined in Section 1.01 of this Debenture Trust Deed.